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Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-149798

P R O S P E C T U S    S U P P L E M E N T

(To prospectus dated April 1, 2008)

$135,000,000

Globalstar, Inc.

5.75% Convertible Senior Notes due 2028

The Offering:

                  We are offering $135,000,000 aggregate principal amount of our 5.75% Convertible Senior Notes due 2028 (the "notes"). We will pay interest on the notes on April 1 and October 1 of each year, beginning on October 1, 2008. The notes will mature on April 1, 2028. The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our existing and future obligations that are unsecured and unsubordinated. The notes will be effectively subordinated to all of our existing and future secured debt and to the indebtedness and other liabilities of our subsidiaries. We have agreed to place a portion of the proceeds of the offering of the notes in an escrow account with the trustee under the indenture pursuant to which the notes will be issued. Funds in the escrow account will be invested in government securities and will be used to make the first six scheduled interest payments on the notes (or, at our option, we may elect to make the interest payments from our available funds), and these payments will be secured by a pledge of the funds in the escrow account. If you convert your notes at any time prior to April 1, 2011, you will receive, in addition to shares of our common stock, or cash in lieu of all or a portion of the shares, the cash proceeds from sale of the portion of the government securities in the escrow account that are remaining with respect to any of the first six interest payments that have not been made on the notes being converted.

Convertibility of Notes:

                  Holders may convert their notes at their option at any time prior to the close of business on the business day immediately preceding the maturity date of the notes. Upon conversion, a holder will receive, with respect to each note surrendered for conversion, a number of shares of our common stock determined in the manner set forth in this prospectus supplement, subject to our right to deliver cash in lieu of all or a portion of the shares.

                  The initial base conversion rate is 166.1820 shares of our common stock per $1,000 principal amount of the notes, equivalent to an initial base conversion price of approximately $6.02 per share. If, upon conversion of a note, the volume weighted average price of our common stock over a specified reference period is greater than the applicable base conversion price, then the base conversion rate used in determining the daily share amount with respect to such note will be increased pursuant to the formula set forth in this prospectus supplement. Additionally, if a holder elects to convert its notes in connection with certain transactions that occur on or prior to April 1, 2013, we will pay, to the extent described in this prospectus supplement, a make whole premium by increasing the base conversion rate.

                  We do not intend to apply for listing of the notes on any national securities exchange or for the inclusion of the notes on any automatic quotation system. Our common stock is listed on The NASDAQ Global Select Market under the symbol "GSAT." On April 9, 2008, the closing sale price of our common stock on The NASDAQ Global Select Market was $4.90 per share.

Redemption of Notes at Our Option:

                  We may redeem for cash all or a portion of the notes at any time on or after April 1, 2013 at a price of 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption.

Purchase of Notes by Us at the Option of the Holder:

                  On each of April 1, 2013, April 1, 2018 and April 1, 2023, holders have the right to require us to purchase for cash all or a portion of their notes at a price of 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the date of purchase. In addition, upon the occurrence of a fundamental change, holders may require us to purchase for cash all or any portion of their notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change purchase date.

Concurrent Transactions:

                  Concurrently with this offering of the notes, we are offering, in a transaction registered under the Securities Act of 1933, as amended (the "Securities Act"), and by means of a separate prospectus supplement, up to 36,144,570 shares of our common stock, all of which are being borrowed by an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, one of the underwriters in this offering. We will not receive any proceeds of that offering of common stock. See "Description of Share Lending Agreement" and "Underwriting" on pages S-63 and S-65, respectively, of this prospectus supplement. The delivery of the notes is contingent upon the delivery of the shares of our common stock pursuant to the share lending agreement. We expect to make delivery of those shares concurrently with the closing of this offering.

                  Investing in the notes involves risks that are described in the "Risk Factors" section beginning on page S-18 of this prospectus supplement and page 8 of the accompanying prospectus.

	Per Note	Total

Public offering price	100%	$135,000,000
Underwriting discount	3%	$4,050,000
Proceeds, before expenses, to us	97%	$130,950,000

                  We have granted the underwriters an option, exercisable within a 30-day period following the date of the original issuance of the notes, to purchase up to an additional $15,000,000 aggregate principal amount of the notes solely to cover overallotments, if any.

                  The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  The notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company on or about April 15, 2008.

Joint Book-Running Managers

Merrill Lynch & Co.	Deutsche Bank Securities

The date of this prospectus supplement is April 10, 2008.

Prospectus Supplement

Prospectus

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ABOUT THIS PROSPECTUS SUPPLEMENT

              This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part consists of the accompanying prospectus, which gives more general information, some of which may not apply to this offering.

              If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

              You should rely only on the information contained or incorporated by reference in this prospectus supplement and in the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer of the securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the dates of this prospectus supplement or the accompanying prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

              Certain statements contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus, our filings with the SEC and our public releases, other than purely historical information, including, but not limited to, estimates, projections, statements relating to our business plans, objectives and expected operating results, and the assumptions upon which those statements are based, are forward-looking statements within the meaning of Section 27A(i) of the Securities Act of 1933, or the Securities Act, and Section 21E(i) of the Securities Exchange Act of 1934, or the Exchange Act. These forward-looking statements generally are identified by the words "believe," "project," "expect," "anticipate," "estimate," "intend," "strategy," "plan," "may," "should," "will," "would," "will be," "will continue," "will likely result," and similar expressions, although not all forward-looking statements contain these identifying words. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Forward-looking statements, such as the statements regarding our ability to develop and expand our business, our ability to manage costs, our ability to exploit and respond to technological innovation, the effects of laws and regulations (including tax laws and regulations) and legal and regulatory changes, the opportunities for strategic business combinations and the effects of consolidation in our industry on us and our competitors, our anticipated future revenues, our anticipated capital spending (including for future satellite procurements and launches), our anticipated financial resources, our expectations about the future operational performance of our satellites (including their projected operational lives), the expected strength of and growth prospects for our existing customers and the markets that we serve, and other statements contained in this report regarding matters that are not historical facts, involve predictions. Risks and uncertainties that could cause or contribute to such differences include, without limitation, those discussed in the section entitled "Risk Factors" included in this prospectus supplement and the accompanying prospectus and elsewhere in or incorporated by reference into this prospectus supplement and the accompanying prospectus, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, our subsequent SEC filings and those factors summarized below.

              Although we believe that the forward-looking statements contained in this prospectus supplement and the accompanying prospectus are based upon reasonable assumptions, the forward-looking events and circumstances discussed in this prospectus supplement and the accompanying

S-i

prospectus may not occur, and actual results could differ materially from those anticipated or implied in the forward-looking statements. The following listing represents some, but not necessarily all, of the factors that may cause actual results to differ from those anticipated or predicted:

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  our ability to maintain our customer base for two-way communications service and reduce erosion of retail average revenue per unit, or ARPU, until the launch of our second-generation satellite constellation and thereafter;

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  our ability to generate increased revenues from our one-way data communications services, including our one-way data communication, or Simplex, and our new SPOT™ satellite messenger products and services;

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  the level and type of demand for our products and services, including the extent to which changes in demand and our competitive position, as a result of the degradation of our satellites' ability to maintain two-way communications service or otherwise, may result in changes to our future products and services and in pricing pressure in the markets in which we compete;

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  problems with respect to the construction, launch or in-orbit performance of our existing and future satellites, including possible future losses on the launch of satellites that are not fully covered by insurance, with the performance of the ground-based facilities operated by us or by the independent gateway operators, or with the performance of our system as a whole;

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  our ability to attract sufficient additional funding to meet our future capital requirements, in particular the funding of our second-generation satellite constellation;

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  competition and our competitiveness vis-à-vis other providers of satellite and ground-based products and services;

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  the pace and effects of industry consolidation;

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  the continued availability of launch insurance on commercially reasonable terms, and the effects of any insurance exclusions;

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  changes in technology;

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  changes in our business strategy or development plans;

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  our ability to attract and retain qualified personnel;

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  worldwide economic, geopolitical and business conditions and risks associated with doing business on a global basis;

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  control by our controlling stockholder; and

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  legal, regulatory and tax developments, including changes in domestic and international government regulation.

              New risk factors emerge from time to time, and it is not possible for us to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We undertake no obligation to update publicly or revise any forward-looking statements. You should not rely upon forward-looking statements as predictions of future events or performance. We cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

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PROSPECTUS SUPPLEMENT SUMMARY

              This summary highlights relevant information contained elsewhere in or incorporated by reference in this prospectus supplement and the accompanying prospectus and may not contain all of the information that you should consider before investing in the shares of our common stock. For a more complete understanding of this offering, you should read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. You should read the following summary together with the more detailed information and consolidated financial statements and the notes to those statements incorporated by reference in this prospectus supplement and the matters discussed under "Risk Factors" in this prospectus supplement and the accompanying prospectus. In this prospectus supplement, the "Company," "we," "our" and "us" refer to Globalstar, Inc. and its consolidated subsidiaries, unless otherwise indicated. References to "Globalstar" are to Globalstar, Inc. and not to any of its subsidiaries.

Our Company and Business

              We are a leading provider of mobile voice and data communications services via satellite. By providing wireless services in areas not served or underserved by terrestrial wireless and wireline networks, we seek to address our customers' increasing desire for connectivity. Using, at any given time, approximately 48 in-orbit satellites and 25 ground stations, which we refer to as gateways, we offer voice and data communications services in over 120 countries. Thirteen of these gateways are operated by unaffiliated companies, which we refer to as independent gateway operators and which purchase communications services from us on a wholesale basis for resale to their customers.

              We currently provide the following telecommunications services:

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  two-way voice communication between mobile or fixed handsets or user terminals and other mobile and fixed devices;

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  two-way data transmissions (which we call duplex) between mobile and fixed data modems; and

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  one-way data transmissions (which we call Simplex) between a mobile or fixed device that transmits its location or other telemetry information and a central monitoring station.

              In most of the world, we have authority to operate a wireless communications network via satellite over 27.85 MHz of radio spectrum, which is comprised of two blocks of contiguous global radio frequencies. In the United States, the U.S. Federal Communications Commission, or the FCC, has authorized us to use 25.225 MHz. We refer to our licensed radio frequencies as our "spectrum." We are also licensed by the FCC to use 11 MHz of our spectrum to provide an ancillary terrestrial component, known as ATC, in the United States in combination with our existing satellite communications service. On November 9, 2007, the FCC requested comment on whether we should be authorized to provide ATC service over an aggregate 19.275 MHz (an additional 8.275 MHz), of our licensed spectrum. ATC services enable the integration of a satellite-based service with terrestrial wireless service, resulting in a hybrid network designed to provide customers with advanced service and broad coverage.

              Our services are available only with equipment designed to work on our network. The equipment we offer to our customers consists principally of:

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  mobile telephones;

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  fixed telephones;

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  telephone accessories, such as car kits and chargers; and

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  data modems.

              At December 31, 2007, we served approximately 284,000 subscribers. We increased our net subscribers by approximately 8% from December 31, 2006 to December 31, 2007. We count "subscribers" based on the number of devices that are subject to agreements which entitle them to use our voice or data communications services rather than the number of persons or entities who own or lease those devices.

              Our satellite constellation was launched in the late 1990s. To supplement our existing satellite constellation, we launched eight spare satellites in 2007. We expect these newly-launched satellites to provide two-way communications service through the deployment of our second-generation constellation. A number of our satellites have experienced various anomalies over time, one of which is a degradation in the performance of the solid-state power amplifiers of the S-band communications antenna subsystem. The S-band antenna provides the downlink from the satellite to a subscriber's phone or data terminal. Degraded performance of an S-band antenna amplifier reduces the availability of two-way voice and data communication between the affected satellite and the subscriber. If the S-band antenna on a satellite ceases to function, two-way communication is impossible over that satellite, but not necessarily over the constellation as a whole. Subscriber service will continue to be available as long as some satellites are functional, but at certain times in any given location two-way service may be unavailable, it may take longer to establish calls and the average duration of calls may be reduced. We believe that if the degradation of the S-band antenna amplifiers continues at the current rate or further accelerates and if we are unsuccessful in developing additional technical solutions, interruptions of two-way communications services will increase, and by some time in 2008 substantially all of our in-orbit satellites launched prior to 2007 will cease to be able to support two-way communications services. See "Risk Factors—Our satellites have a limited life and some have failed, which causes our network to be compromised and which materially and adversely affects our business, prospects and profitability."

              This S-band antenna amplifier degradation does not adversely affect our one-way Simplex data transmission services, which use only the L-band uplink from a subscriber's Simplex terminal to our satellites. We intend to exploit our ability to provide uninterrupted Simplex services through the introduction of new products and services, including the introduction of a consumer-oriented, hand-held tracking and emergency messaging device, the SPOT™ satellite messenger, made commercially available in November 2007. The SPOT satellite messenger uses both the GPS satellite network to determine a customer's location and the SPOT network to transmit that information to friends, family or an emergency service center.

              On November 30, 2006, we and Thales Alenia Space entered into a contract for the construction of 48 low-earth-orbit satellites for our second-generation satellite constellation, which we expect to extend the life of our network until at least 2025. The contract requires Thales Alenia Space to commence delivery of the satellites in the third quarter of 2009. At our request, Thales Alenia Space has presented a four-part sequential plan for accelerating delivery of the initial 24 satellites by up to four months. We have accepted the first two portions of this plan. We cannot assure you that any or all of this acceleration will occur. On September 5, 2007, we entered into a contract with Arianespace, which we call our launch provider, for the launch of our second-generation satellites and certain pre- and post-launch services. Pursuant to the contract, our launch provider will make four launches of six satellites each, and we have the option to require our launch provider to make four additional launches of six satellites each. The total contract price for the construction of our second-generation satellite constellation and related launch services, is approximately $1.16 billion (the majority of which is denominated in Euros).

              Our revenue for the years ended December 31, 2007, 2006 and 2005 was $98.4 million, $136.7 million and $127.1 million, respectively. Our net income (loss) for the years ended December 31, 2007, 2006 and 2005 was $(27.9) million, $23.6 million and $18.7 million, respectively.

Our Industry

              We compete in the mobile satellite services sector of the global communications industry. Mobile satellite services operators provide voice and data services using a network of one or more satellites and associated ground facilities. Mobile satellite services are usually complementary to, and interconnected with, other forms of terrestrial communications services and infrastructure and are intended to respond to users' desires for connectivity at all times and locations. Customers typically use satellite voice and data communications in situations where existing terrestrial wireline and wireless communications networks are impaired or do not exist.

              Worldwide, government organizations, military and intelligence agencies, natural disaster aid associations, event-driven response agencies and corporate security teams depend on mobile and fixed voice and data communications services on a regular basis. Businesses with global operating scope require communications services when operating in remote locations around the world. Mobile satellite services users span the forestry, maritime, government, oil and gas, mining, leisure, emergency services, construction and transportation sectors, among others. We believe many existing customers increasingly view satellite communications services as critical to their daily operations.

              Over the past two decades, the global mobile satellite services market has experienced significant growth. Increasingly, better-tailored, improved-technology products and services are creating new channels of demand for mobile satellite services. Growth in demand for mobile satellite voice services is driven by the declining cost of these services, the diminishing size and lower costs of the handsets, as well as heightened demand by governments, businesses and individuals for ubiquitous global voice coverage. Growth in mobile satellite data services is driven by the rollout of new applications requiring higher bandwidth, as well as low cost data collection and asset tracking devices.

              Communications industry sectors that are relevant to our business include:

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  mobile satellite services, which provide customers with connectivity to mobile and fixed devices using a network of satellites and ground facilities;

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  fixed satellite services, which use geostationary satellites to provide customers with voice and broadband communications links between fixed points on the earth's surface; and

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  terrestrial services, which use a terrestrial network to provide wireless or wireline connectivity and are complementary to satellite services.

              Within the major satellite sectors, fixed satellite services and mobile satellite services operators differ significantly from each other. Fixed satellite services providers, such as Intelsat Ltd., Eutelsat Communications ("Eutelsat") and SES Global, and very small aperture terminals companies, such as Hughes Networks and Gilat Satellite Networks, are characterized by large, often stationary or "fixed," ground terminals that send and receive high-bandwidth signals to and from the satellite network for video and high speed data customers and international telephone markets. On the other hand, mobile satellite services providers, such as Globalstar, Inmarsat P.L.C. ("Inmarsat") and Iridium Satellite L.L.C. ("Iridium"), focus more on voice and data services (including data services which track the location of remote assets such as shipping containers), where mobility or small sized terminals are essential. As mobile satellite terminals begin to offer higher bandwidth to support a wider range of applications, we expect mobile satellite services operators will increasingly compete with fixed satellite services operators.

              Low earth orbit ("LEO") systems, such as the systems we and Iridium currently operate, reduce transmission delay compared to a geosynchronous system due to the shorter distance signals have to travel. In addition, LEO systems are less prone to signal blockage and, consequently, can provide a better overall quality of service.

              Currently, our principal mobile satellite services global competitors are Inmarsat and Iridium. United Kingdom-based Inmarsat owns and operates a geostationary satellite network and U.S.-based Iridium owns and operates a low earth orbit satellite network. Inmarsat provides communications services, such as telephony, fax, video, email and high-speed data services. Iridium offers narrow-band data, fax and voice communications services. We also compete with several regional mobile satellite services providers that operate geostationary satellites, such as Thuraya Satellite Communications Company, principally in the Middle East and Africa; Mobile Satellite Ventures and Mobile Satellite Ventures Canada in the Americas; and Asia Cellular Satellite in Asia.

Our Competitive Strengths

              We believe that our competitive strengths position us to enhance our growth and profitability:

              Existing Global Satellite Communications Network.    Our constellation of LEO satellites and terrestrial gateways has been in commercial operation since 2000 and serves as the backbone of our communications network. Although our two-way voice and data service is impacted by the S-band antenna amplifier degradation described above, our Simplex services are not affected. Our products and services are available in over 120 countries.

              Key Market with Diversified Customer Base.    We focus on selected underserved public and private sector markets. Our largest markets in the United States and Canada are government (including federal, state and local agencies), public safety and disaster relief; recreation, leisure and personal; and maritime and fishing.

              Service and Product Offerings.    We believe our products and services are superior to those offered by our competitors. We are able to retain our current customers and attract new customers because the pricing of our products and services is competitive and innovative.

              Distribution Network.    Our distribution network includes a large network of dealers, agents and resellers, who provide broad coverage to our diverse target subscriber base through direct or wholesale sales channels in over 60 countries. We believe that our established network is highly optimized to serve various regions and industries.

              Broad, Contiguous Spectrum Holdings.    We believe our broad contiguous spectrum holdings, which can support advanced wireless technologies, give us a competitive advantage for our existing services and will enable us to deploy an ATC network cost effectively.

              ATC Services Capability.    Our current satellites and gateways are capable of supporting ATC services and, therefore, in combination with a terrestrial network, we will be able to use a portion of our spectrum to provide services in the United States where satellite services generally do not function, such as urban areas and inside buildings. We believe this capability will allow us to be among the first to introduce these services.

              International Spectrum Licenses.    We have access to our spectrum globally, while most of our competitors only have access to spectrum frequencies regionally. We believe this will afford us economies of scale when introducing ATC, ATC-like and other new mobile communications services.

              Strategic Relationship with QUALCOMM.    We are the only satellite network operator currently using the patented Qualcomm Incorporated, or QUALCOMM, CDMA technology, which permits the dynamic selection of the strongest signal available and produces a higher audio quality than our principal competitor's technology.

              Experienced Management Team.    Our senior management team combines experts in wireless and wireline communications with pioneers in the fields of satellite engineering and satellite operations.

Our senior managers have an average of 24 years of experience in the telecommunications or satellite industry.

Our Strategy

              Our goal is to be the leading global provider of mobile voice and data communications solutions via satellite. We intend to achieve this objective by:

              Growing Our Subscriber Base.    We intend to continue to increase our penetration of the growing Simplex services market and maintain our subscriber base in the two-way voice and data communications service market by continuing to provide competitive service and product offerings utilizing our existing distribution and communications networks (including the eight spare satellites launched in 2007). We intend to grow our share of the mobile satellite two-way communications service market after the launch of our second-generation constellation, which we expect to be begin launching no later than the second half of 2009.

              Expanding Our Coverage and Upgrading Our Service Offerings.    We intend to continue to increase the availability of our services by selectively adding gateways and new data-based services to our network. We are constructing a new gateway in Singapore, to be owned by us and operated by Singapore Telecommunications, that is expected to be completed in mid-2008. We have entered into an agreement to construct a gateway in Kaduna, Nigeria, to be owned and operated by Globaltouch (West Africa) Limited and to acquire 30% of the ordinary shares of Globaltouch. After the launch of our second-generation satellite constellation, we also plan to enhance our network to handle broadband data, faster transmission speeds and new applications.

              Developing Satellite-Based Consumer Products and Next-Generation Devices.    In November 2007, we launched our SPOT satellite messenger product, which provides consumers with the capability to trace or map the location of individuals geographically. Our objective is to capture 2-3% of what we believe to be a 50 million unit market by the end of 2010, although there can be no assurance we will be able to do so. Additionally, in early 2007, we introduced a broad range of more technologically advanced satellite phones and data products that are significantly smaller in size, lighter in weight and less expensive than existing mobile satellite services equipment and are designed to meet our customers' evolving service needs, which we believe will stimulate additional demand for our services.

              Improving Our Profitability by Consolidating Our International Distribution Chain.    Over the past four years, we have acquired six independent gateway operators in strategic geographic regions. We now own and operate 12 gateways, including all of those in the United States and Canada. We also are in discussions with a number of other independent gateway operators in strategic geographic regions to acquire additional gateway operations. We believe that consolidating our independent gateway operators will better position us to market our services directly to multinational customers requiring a global communications provider and will increase our overall profitability by allowing us to sell most of our services directly to subscribers at retail prices rather than to the independent gateway operators at wholesale prices.

              Exploring Opportunities to Maximize the Value of Our Spectrum.    We expect the market for wireless applications to continue to grow, and we are exploring relationships with a range of communications and media companies to enable us to be among the first in our industry to utilize our spectrum and ATC license for wireless voice, data and video applications. We have entered into an agreement with Open Range Communications, Inc., or Open Range, that, subject to certain conditions, permits Open Range to deploy communication services in certain rural geographic markets in the United States under our ATC authority.

              Exploiting Our International Spectrum.    Regulatory authorities outside of the United States have issued or are reviewing ATC-like rulings. We believe we are well positioned to advocate for the adoption of rules and regulations that would allow us to use our spectrum for ATC-like services around the world.

Company History

              Our network, originally owned by Globalstar, L.P., or Old Globalstar, was designed, built and launched in the late 1990s by a technology partnership led by Loral Space and Communications and QUALCOMM. On February 15, 2002, Old Globalstar and three of its subsidiaries filed voluntary petitions under Chapter 11 of the United States Bankruptcy Code. In 2004, Thermo Capital Partners, LLC, which owns and operates companies in diverse business sectors and is referred to in this prospectus supplement, together with its affiliates, as Thermo, became our principal owner, and we completed the acquisition of the business and assets of Old Globalstar. We refer to this transaction as the "Reorganization."

              On November 7, 2006, we completed our initial public offering of our common stock, receiving net proceeds of approximately $116.6 million. Our common stock is listed on The NASDAQ Global Select Market under the symbol "GSAT."

              We were formed as a Delaware limited liability company in November 2003, and were converted into a Delaware corporation on March 17, 2006. Unless we specifically state otherwise, all information in this prospectus supplement is presented as if we were a corporation throughout the relevant periods.

              In anticipation of our initial public offering, which was completed on November 7, 2006, our certificate of incorporation was amended on October 25, 2006 to combine our three series of common stock into one class and our board of directors approved a six-for-one stock split. Unless we specifically state otherwise, all information in this prospectus supplement is presented as if these corporate events had occurred at the beginning of the relevant periods.

Our Offices

              Our executive offices are located at 461 South Milpitas Boulevard, Milpitas, California 95035, and our telephone number is (408) 933-4000. We maintain a website at www.globalstar.com. Information contained on, or referred to in, our website is not a part of and is not incorporated by reference in this prospectus supplement.

Recent Developments

              On March 25, 2008, we completed the purchase of the independent gateway operator that owns and operates our three gateways in Manaus, Presidente Prudente and Petrolina, Brazil for approximately $6.5 million, payable primarily in shares of our common stock. The acquisition will permit us to supply directly mobile satellite voice and data services to all of Brazil and areas off the country's east coast.

              On March 25, 2008, USDA Rural Development announced that Open Range has been approved to receive a $267 million loan from USDA Rural Development to provide broadband service to 518 rural communities in 17 states. As described above, we have entered into an agreement with Open Range that, subject to certain conditions, permits Open Range to deploy communication services in certain rural geographic markets in the United States under our ATC authority. Receipt of financing satisfies one of these conditions.

Concurrent Transaction

              Concurrently with this offering of the notes, we are offering up to 36,144,570 shares of our common stock by means of a separate prospectus supplement in an offering registered under the Securities Act. Merrill Lynch, Pierce, Fenner & Smith Incorporated, one of the underwriters of the notes offered hereby, will act as the underwriter for that offering. The shares of our common stock to be sold in that offering will be lent to an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated by us pursuant to a share lending agreement among us, Merrill Lynch, Pierce, Fenner & Smith Incorporated and that affiliate. Merrill Lynch International, which we refer to as MLI, will receive all of the proceeds from all those common stock offerings and lending transactions. See "Description of Share Lending Agreement." We will not receive any of the proceeds from that common stock offering. The delivery of shares of our common stock under the share lending agreement is contingent upon the closing of this offering, and the closing of this offering is contingent upon the delivery of the borrowed shares pursuant to the share lending agreement. We expect that delivery of our common stock will be made on or about the closing date of the notes offered hereby.

THE OFFERING

              The following summary contains basic information about the notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the notes, please refer to the section of this prospectus supplement entitled "Description of the Notes." As used in this section of the prospectus supplement and the section of this prospectus supplement entitled "Description of the Notes," references to "the company," "issuer," "GSAT," "us," "we" and "our" refer only to Globalstar, Inc. and do not include any of our current or future subsidiaries.

Notes Offered
$135,000,000 aggregate principal amount ($150,000,000 aggregate principal amount if the underwriters exercise their overallotment option in full) of 5.75% Convertible Senior Notes due 2028 (the "notes").
Maturity	April 1, 2028.
Regular Interest	5.75% per annum on the principal amount, payable semi-annually in arrears on April 1 and October 1 of each year, beginning October 1, 2008.
Interest Escrow
We will place approximately $23.0 million (or approximately $25.5 million if the underwriters exercise their overallotment option in full) of the proceeds of this offering in an escrow account with the trustee under the indenture pursuant to which the notes are issued. Funds in the escrow account will be invested in government securities and will be used to make the first six scheduled interest payments on the notes (or, at our option, we may elect to make the interest payments from our available funds), and these payments will be secured by a pledge of our interest in the escrow account. The notes will not otherwise be secured. See "Description of the Notes—Interest Escrow." Holders who convert their notes prior to April 1, 2011 will receive the cash proceeds from sale by the escrow agent of the portion of the government securities in the escrow account that are remaining with respect to any of the first six interest payments that have not been made on the notes being converted, as described in "Description of the Notes—Interest Make Whole Upon Conversion."
Conversion Rights	Holders may convert their notes at their option at any time prior to the close of business on the business day immediately preceding the maturity date.

Upon conversion, a holder will receive, in respect of each $1,000 principal amount of notes surrendered for conversion, a number of shares of our common stock equal to the sum of the "daily share amounts" (as defined below) for each of the 40 consecutive trading days in the applicable "conversion reference period" (as defined below), subject to our right to deliver cash in lieu of all or a portion of the shares, as described in "Description of the Notes—Conversion Rights—General."
The "conversion reference period" means:

•
for notes that are converted during the period beginning on, and including, March 1, 2028, and ending on the close of business on the business day immediately preceding the maturity date of the notes, the 40 consecutive trading days beginning on, and including, the third trading day immediately following the maturity date;
•
for notes that are converted after we have specified a redemption date, the 40 consecutive trading days beginning on, and including, the third trading day immediately following the redemption date; and
•	in all other instances, the 40 consecutive trading days beginning on, and including, the third trading day immediately following the conversion date.
The "daily conversion rate" means:
•
if the volume weighted average price of our common stock is less than or equal to the base conversion price (as described below), then the daily conversion rate will be the base conversion rate (as described below), or
•
if the volume weighted average price of our common stock is greater than the base conversion price (as described below), then the daily conversion rate will be determined in accordance with the following formula:

base conversion rate +	(volume weighted average price — the base conversion price) the volume weighted average price	× the incremental share factor

Notwithstanding the foregoing, in no event will the daily conversion rate exceed 240.9638 shares of our common stock per $1,000 principal amount of the notes, subject to the same proportional adjustment as the base conversion rate in the manner set forth in paragraphs (i) through (v) under "Description of the Notes—Conversion Rights—Base Conversion Rate Adjustments," which we refer to as the "maximum conversion rate."
The "daily share amount" means, for each trading day of the applicable conversion reference period, a number of shares equal to one-fortieth of the applicable daily conversion rate.

The "volume weighted average price" of our common stock on any trading day means such price per share as displayed on Bloomberg (or any successor service) page "GSAT<equity>VAP" (or any equivalent successor page) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day; or, if that price is not available, the volume weighted average price means the market value per share of our common stock on that day as determined by a nationally recognized independent investment banking firm retained for this purpose by us.

The "base conversion rate" is 166.1820 shares of our common stock per $1,000 principal amount of the notes, subject to adjustment as described under "Description of the Notes—Conversion Rights—Base Conversion Rate Adjustments."
The "base conversion price" is a dollar amount (initially approximately $6.02) derived by dividing $1,000 principal amount by the base conversion rate, rounded to the nearest cent.

The "incremental share factor" is 74.7818 shares of our common stock per $1,000 principal amount of the notes, subject to the same proportional adjustment as the base conversion rate as described under "Description of the Notes—Conversion Rights—Base Conversion Rate Adjustments."
Interest Make Whole Upon Conversion
Holders who convert their notes prior to April 1, 2011 will receive, in addition to a number of shares of our common stock calculated at the applicable base conversion rate for principal amount of notes, or cash in lieu of all or a portion of the shares, the cash proceeds from sale by the escrow agent of the portion of the government securities in the escrow account that are remaining with respect to any of the first six interest payments that have not been made on the notes being converted, which we refer to as the early conversion make whole amount. The percentage of the remaining government securities in the escrow account to be sold will be determined based on the aggregate principal amount of notes being converted as a percentage of the total principal amount of notes then outstanding. The escrow agent will liquidate the government securities to be sold, rounded down to the nearest whole multiple of the minimum denomination of such government securities, and deliver the cash value thereof to the relevant converting holder.
Make Whole Premium
If a holder elects to convert its notes in connection with certain transactions occurring on or prior to April 1, 2013 that constitute a make whole fundamental change, as defined under "Description of the Notes—Determination of Make Whole Premium," we will pay, as and to the extent described in this prospectus supplement, a make whole premium on the notes converted in connection with such transactions by increasing the base conversion rate.

The amount of the increase in the base conversion rate, if any, will be based on the price of our common stock paid, or deemed paid, in the transaction and the effective date of the make whole fundamental change. A description of how the increase in the base conversion rate will be determined and a table showing the increase that would apply at various common stock prices and make whole fundamental change effective dates are set forth under "Description of the Notes—Determination of Make Whole Premium."
Redemption of Notes at our Option
We may redeem for cash all or a portion of the notes at any time on or after April 1, 2013 at a price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. See "Description of the Notes—Redemption of Notes at Our Option." We must make at least 10 semi-annual interest payments (including the interest payments on October 1, 2008 and April 1, 2013) in the full amount required by the indenture before redeeming any notes at our option.
Purchase of Notes by Us at the Option of Holder
Holders may require us to purchase all or any portion of their notes on each of April 1, 2013, April 1, 2018 and April 1, 2023 for cash at a price equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest, if any, to, but excluding, the purchase date. See "Description of the Notes—Purchase of Notes by Us at the Option of the Holder."
Purchase of Notes by Us for Cash at the Option of Holders Upon a Fundamental Change
Upon specified fundamental change events, holders will have the option to require us to purchase for cash all or a portion of their notes at a price equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change purchase date. See "Description of the Notes—Purchase of Notes by Us for Cash at the Option of Holders Upon a Fundamental Change."
Ranking
Except as described above under "Interest Escrow," the notes will be our senior, unsecured obligations and will rank equal in right of payment to all of our other unsecured and unsubordinated indebtedness. The notes will be effectively subordinated to all of our existing and future secured debt to the extent of the value of the assets securing that indebtedness. The notes will not be guaranteed by any of our subsidiaries, and accordingly the notes will be effectively subordinated to the indebtedness and other liabilities of our subsidiaries, including trade payables. The indenture governing the notes does not limit the amount of debt that we or our subsidiaries may incur or the liabilities that our subsidiaries may assume.

Our term loan facility and revolving credit facility are guaranteed by our principal domestic subsidiaries and are secured by a first lien on our and the domestic subsidiaries' property (subject to limitations on the grant of security interests on FCC licenses under applicable law). The notes, therefore, will be effectively subordinated to the term loan facility and the revolving credit facility, and structurally subordinated to all liabilities of our subsidiaries, including the guarantees that our principal domestic subsidiaries have provided to our secured lenders. As of December 31, 2007, on a pro forma basis after giving effect to the offering, we would have had $185.0 million of consolidated indebtedness outstanding. As of December 31, 2007, our subsidiaries had an aggregate of $35.7 million of liabilities, which would effectively have ranked senior to the notes.
Sinking Fund	None.
Use of Proceeds
We estimate that the net proceeds from the offering of the notes will be approximately $130.65 million, after deducting the underwriters' discount and estimated offering expenses payable by us (approximately $145.2 million if the underwriters exercise their overallotment option in full). We expect to use the net proceeds from this offering as follows: (i) approximately $23.0 million (or approximately $25.5 million if the underwriters exercise their overallotment option in full) to acquire the government securities that will be pledged for the exclusive benefit of the holders of the notes, as described above under "Interest Escrow;" and (ii) the remainder to pay a portion of the costs of procuring and launching our second-generation satellite constellation and related ground facilities and for other general corporate purposes. See "Use of Proceeds."
DTC Eligibility
The notes will be issued in fully registered book-entry form and will be represented by one or more permanent global notes without coupons. Global notes will be deposited with a custodian for, and registered in the name of a nominee of, The Depository Trust Company ("DTC") in New York, New York. Beneficial interests in global notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants, and your interest in the global notes may not be exchanged for certificated notes except in limited circumstances described in this prospectus supplement. See "Description of the Notes—Book-Entry System."
Form and Denomination	The notes will be issued in minimum denominations of $1,000 and in any integral multiple of $1,000.
Trading	The notes will not be listed on any securities exchange or quoted through any automated quotation system.

NASDAQ Trading Symbol for Common Stock	Our common stock is listed on The NASDAQ Global Select Market under the symbol "GSAT."
Concurrent Transaction
Concurrently with this offering of the notes, we are offering up to 36,144,570 shares of our common stock by means of a separate prospectus supplement in an offering registered under the Securities Act. Merrill Lynch, Pierce, Fenner & Smith Incorporated, one of the underwriters of the notes offered hereby, will act as the underwriter for that offering. The shares of our common stock to be sold in that offering will be lent to an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated by us pursuant to a share lending agreement among us, Merrill Lynch, Pierce, Fenner & Smith Incorporated and such affiliate. Merrill Lynch International, which we refer to as MLI, will receive all of the proceeds from all those common stock offerings and lending transactions. See "Description of Share Lending Agreement." We will not receive any of the proceeds from that common stock offering. The delivery of shares of our common stock under the share lending agreement is contingent upon the closing of this offering, and the closing of this offering is contingent upon the delivery of the borrowed shares pursuant to the share lending agreement. We expect that delivery of our common stock will be made on or about the closing date of the notes offered hereby.

21,936,020 shares of our common stock will be sold at $4.15 per share in a fixed price offering and the remaining shares will be subsequently offered and sold from time to time in at the market offerings at market or negotiated prices. The exact number of shares of our common stock to be offered will depend on the terms of the notes and the hedging to be conducted by investors in the notes.
Material U.S. Federal Tax Considerations
For the material U.S. federal tax consequences of the holding, disposition and conversion of the notes, and the holding and disposition of shares of our common stock, see "Material U.S. Federal Tax Considerations."
Risk Factors
You should carefully consider the information set forth in the sections of this prospectus supplement and the accompanying prospectus entitled "Risk Factors" as well as other information included in or incorporated by reference in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference before deciding whether to invest in the notes or our common stock.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

              The following table presents our selected historical consolidated financial information and other data for the years ended December 31, 2005, 2006 and 2007, and as of December 31, 2005, 2006 and 2007. Balance sheet data as of December 31, 2007 is also presented as adjusted to give effect to the offering of $135 million aggregate principal amount of our 5.75% senior convertible notes due 2028 (assuming no exercise of the underwriters' option to purchase additional notes).

              You should read the selected historical consolidated financial data set forth below together with our consolidated financial statements and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations," all of which are incorporated by reference in this prospectus supplement. The selected historical consolidated financial data set forth below are not necessarily indicative of the results of future operations.

	2007	2006	2005
	(In thousands)
Statement of Operations Data:
Revenue:
Service revenue	$78,313	$92,037	$81,472
Subscriber equipment sales(1)	20,085	44,634	45,675

Total revenue	98,398	136,671	127,147

Operating Expenses:
Cost of services (exclusive of depreciation and amortization shown separately below)	27,775	28,091	25,432
Cost of subscriber equipment sales(2)	13,863	40,396	38,742
Marketing, general and administrative	49,146	43,899	37,945
Depreciation and amortization	13,137	6,679	3,044
Impairment of assets	19,109	1,943	114

Total operating expenses	123,030	121,008	105,277

Operating Income (Loss)	(24,632)	15,663	21,870
Interest income	3,170	1,172	242
Interest expense(3)	(9,023)	(587)	(269)
Interest rate derivative loss	(3,232)	(2,716)	—
Other	8,656	(3,980)	(622)

Total other income (expense)	(429)	(6,111)	(649)

Income (loss) before income taxes	(25,061)	9,552	21,221
Income tax expense (benefit)	2,864	(14,071)	2,502

Net Income (Loss)	$(27,925)	$23,623	$18,719

	Year Ended December 31,
	2007	2006	2005
	(Dollars in thousands, except per share data, weighted average shares, average monthly revenue per unit, number of subscribers and average monthly churn)
Earnings (loss) Per Share Data(4):
Earnings (loss) per common share—basic	$(0.36)	$0.37	$0.30
Earnings (loss) per common share—diluted	$(0.36)	$0.37	$0.30
Weighted average shares—basic	77,169,138	63,709,763	61,855,668
Weighted average shares—diluted	77,169,138	64,076,182	61,955,874
Pro Forma C Corporation Data(5) (unaudited):
Historical income before income taxes	N/A	N/A	$21,221
Pro forma income tax expense	N/A	N/A	6,931

Pro forma net earnings	N/A	N/A	$14,290

Pro forma net earnings per share—basic	N/A	N/A	$0.23
Pro forma net earnings per share—diluted	N/A	N/A	$0.23
Weighted average shares—basic	N/A	N/A	61,855,668
Weighted average shares—diluted	N/A	N/A	61,955,874
Other Data (for the period) (unaudited):
Average monthly revenue per unit(6)
Retail	$46.26	$58.91	$68.10
Number of subscribers	284,126	262,802	195,968
Average monthly churn rate(7)	1.75%	1.09%	1.27%
EBITDA(8)	$(2,839)	$18,362	$24,292
Capital expenditures	$169,989	$107,544	$9,885

	As of December 31,
Balance Sheet Data:	2007	2006	2005	2007, as adjusted(9)
				(unaudited)
	(In thousands)
Cash and cash equivalents	$37,554	$43,698	$20,270	$145,208
Restricted cash(10)	$80,871	$52,581	$—	$103,871
Total assets	$512,975	$331,701	$113,545	$647,979
Long-term debt	$50,000	$417	$631	$185,000
Redeemable common stock	$—	$4,949	$—	$—
Ownership equity	$405,544	$260,697	$71,430	$405,548

(1)
Includes related party sales of $59, $3,423 and $440 for the years ended December 31, 2007, 2006 and 2005, respectively.

(2)
Includes costs of related party sales of $46, $3,041 and $314 for the years ended December 31, 2007, 2006 and 2005, respectively.

(3)
Includes related party amounts of $0 (year ended December 31, 2007), $0 (year ended December 31, 2006) and $176 (year ended December 31, 2005).

(4)
Basic and diluted earnings (loss) per share have been calculated in accordance with SEC rules that require that the weighted average share calculation give retroactive effect to any changes in our capital structure. Therefore, weighted average shares for purposes of the basic and diluted earnings per share calculation has been adjusted to reflect the six-for-one stock split that occurred on October 25, 2006. Based upon current accounting principles, we believe that the shares of our common stock to be loaned to MLI will not be considered to be outstanding for the purpose of computing basic and diluted earnings per share. See "Description of Share Lending Agreement."

(5)
Prior to January 1, 2006, we were treated as a partnership for federal income tax purposes. A partnership passes through essentially all taxable income and losses to its partners or members and does not pay federal income taxes at the partnership level. Historical income tax expense consists mainly of foreign, state and local income taxes. On January 1, 2006, we elected to be taxed as a C corporation. For comparative purposes, we have included a pro forma provision for income taxes assuming we had been taxed as a C corporation for the year ended December 31, 2005. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Income Taxes" and Note 9 to our consolidated financial statements incorporated by reference in this prospectus supplement.

(6)
Average monthly revenue per unit, or ARPU, measures service revenues per month divided by the average number of subscribers during that month. Average monthly revenue per unit as so defined may not be similar to average monthly revenue per unit as defined by other companies in our industry, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in our statement of operations. We believe that average monthly revenue per unit provides useful information concerning the appeal of our rate plans and service offerings and our performance in attracting and retaining high value customers.

(7)
We define churn rate as the aggregate number of our retail subscribers (excluding Simplex customers and customers of the independent gateway operators) who cancel service during a month, divided by the average number of retail subscribers during the month. Others in our industry may calculate churn rate differently. Churn rate is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in our statement of operations. We believe that churn rate provides useful information concerning customer satisfaction with our services and products.

(8)
EBITDA represents earnings before interest, income taxes, depreciation and amortization. EBITDA does not represent and should not be considered as an alternative to GAAP measurements, such as net income, and our calculations thereof may not be comparable to similarly entitled measures reported by other companies.

We use EBITDA as the primary measurement of our operating performance because, by eliminating interest, taxes and the non-cash items of depreciation and amortization, we believe it best reflects changes across time in our performance, including the effects of pricing, cost control and other operational decisions. Our management uses EBITDA for planning purposes, including the preparation of our annual operating budget. We believe that EBITDA also is useful to investors because it is frequently used by securities analysts, investors and other interested parties in their evaluation of companies in industries similar to ours. As indicated, EBITDA does not include interest expense on borrowed money or depreciation expense on our capital assets or the payment of taxes, which are necessary elements of our operations. Because EBITDA does not account for these expenses, its utility as a measure of our operating performance has material limitations. Because of these limitations, management does not view EBITDA in isolation and also uses other measures, such as net income, revenues and operating profit, to measure operating performance.

The following is a reconciliation of EBITDA to net income (loss):

	Year Ended December 31,
	2007	2006	2005
	(In thousands)
Net income (loss)	$(27,925)	$23,623	$18,719
Interest expense, net(a)	9,085	2,131	27
Income tax expense (benefit)(b)	2,864	(14,071)	2,502
Depreciation and amortization	13,137	6,679	3,044

EBITDA	$(2,839)	$18,362	$24,292

  (a)
  Includes interest expense, interest income and interest rate derivative loss.

  (b)
  See Note 5 above.

    The following table provides supplemental information as to unusual and other items that are reflected in EBITDA:

	Year Ended December 31,
	2007	2006	2005
	(In thousands)
Satellite failures(a)	$—	$—	$114
ELSACOM settlements(b)	$278	$396	$—
Inventory write-down(c)	$19,109	$1,943	$—

  (a)
  Represents a write-off for failed satellites.

  (b)
  Represents a write-off for settlement of an overdue gateway receivable from an independent gateway operator and for a settlement over territorial coverage.

  (c)
  Represents a write-down of certain first generation product inventory for excess inventory.

(9)
As adjusted to reflect issuance of $135 million principal amount of convertible senior notes due 2028, net of underwriting discounts and estimated expenses of the offering.

(10)
Restricted cash is comprised of funds held in escrow by a financial institution to secure our payment obligations related to our contract for the construction of our second-generation satellite constellation and cash or government securities pledged for the exclusive benefit of the holders of the notes.

RISK FACTORS

              Any investment in our notes or our common stock involves a high degree of risk. You should carefully consider, in addition to the other information contained in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus, the risks described below before purchasing our notes or converting the notes into cash, common stock or a combination of cash and common stock. The risks incorporated by reference in this prospectus supplement or described in the accompanying prospectus or below are the material risks of which we are currently aware; however, they may not be the only risks we face. Additional risks and uncertainties that are not yet identified or that we currently deem immaterial may also materially harm our business, operating results and financial condition. If any of these risks develops into an actual event, it could materially and adversely affect our business, financial condition, results of operations and cash flows, the trading prices of our shares and notes could decline, and you may lose all or part of your investment in our notes or common stock.

Risks Related to the Notes and the Offering

The notes will be effectively subordinated to any existing and future secured indebtedness and structurally subordinated to existing and future liabilities and other indebtedness of our subsidiaries.

              The notes will be our general, unsecured obligations and will effectively rank junior in right of payment to our existing and future secured debt to the extent of the value of the assets securing such debt. The notes will rank equally in right of payment with all of our existing and future unsubordinated, unsecured indebtedness and senior in right of payment to any future debt that is subordinated in right of payment to the notes. In any liquidation, dissolution, bankruptcy or other similar proceeding, the holders of our secured indebtedness will be entitled to be paid in full from our assets that secure their debt before such assets may be used to pay the holders of the notes.

              In addition, the notes will not be guaranteed by any of our existing or future subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due with respect to the notes or to make any funds available therefor, whether by dividends, loans or other payments. As a result, the notes will be effectively subordinated to all existing and future liabilities of our subsidiaries and any of our indebtedness that is guaranteed by our subsidiaries. These liabilities may include indebtedness, trade payables, guarantees, lease obligations and letter of credit obligations. Our rights and the rights of our creditors, including the holders of the notes, to participate in the assets of any subsidiary upon that subsidiary's liquidation or reorganization are subject to the prior claims of the subsidiary's creditors and of the holders of any indebtedness or other obligations guaranteed by that subsidiary, except to the extent that we may ourselves be a creditor with recognized claims against the subsidiary. However, even if we are a creditor of one of our subsidiaries, our claims would still be effectively subordinated to any security interests in, or mortgages or other liens on, the assets of that subsidiary and would be subordinate to any indebtedness of the subsidiary senior to that held by us.

              Our term loan facility and revolving credit facility are guaranteed by our principal domestic subsidiaries and are secured by a first lien on our and our domestic subsidiaries' property (subject to limitations on the grant of security interests on FCC licenses under applicable law). The notes, therefore, will be effectively subordinated to the term loan facility and the revolving credit facility (under which $150 million in indebtedness was outstanding on the date of this prospectus supplement), and structurally subordinated to all liabilities of our subsidiaries, including the guarantees that our principal domestic subsidiaries have provided to our secured lenders and to any secured obligations we may incur, or obligations our subsidiaries may incur, in the future. As of December 31, 2007, our subsidiaries had liabilities of $35.7 million, excluding intercompany liabilities and guarantees of term loan facility and revolving credit facility.

The notes are obligations of Globalstar only and our operations are conducted through, and substantially all of our consolidated assets are held by, our subsidiaries.

              The notes are obligations exclusively of Globalstar and are not guaranteed by any of our operating subsidiaries. Substantially all of our consolidated assets are held by our subsidiaries. Accordingly, our ability to service our debt, including the notes, depends on the results of operations of our subsidiaries and upon the ability of such subsidiaries to provide us with cash, whether in the form of dividends, loans or otherwise, to pay amounts due on our obligations, including the notes. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make payments on the notes or to make any funds available for that purpose. In addition, dividends, loans or other distributions to us from such subsidiaries may be subject to contractual and other restrictions and are subject to other business considerations.

Future issuances of common stock and hedging activities may depress the trading price of our common stock and the notes.

              Any issuance of equity securities after this offering, including any issuance of shares upon conversion of the notes, could dilute the interests of our existing stockholders, including holders who have received shares upon conversion of their notes, and could substantially decrease the trading price of our common stock and the notes. We may issue equity securities in the future for a number of reasons, including to finance our operations and business strategy (including in connection with acquisitions, strategic collaborations or other transactions), to adjust our ratio of debt to equity, to satisfy our obligations upon the exercise of outstanding warrants or options or for other reasons.

              In addition, the price of our common stock could also be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in Globalstar and by hedging or arbitrage trading activity that we expect to develop involving our common stock. The hedging or arbitrage could, in turn, affect the trading price of the notes, or any common stock that holders receive upon conversion of the notes.

Although a pledge of our interest in the escrow account will secure the initial six interest payments on the notes, the ability of holders of notes to enforce their security will be delayed if we become the subject of a case under the U.S. Bankruptcy Code.

              The pledge of our interest in the escrow account is intended to secure the first six installments of interest on the notes. If we become the subject of a case under the U.S. Bankruptcy Code, however, the ability of holders of the notes to enforce their security interest in the escrow account and receive payment in respect of the government securities would be delayed by the imposition of the automatic stay under Section 362 of the Bankruptcy Code. Any resulting delay could be for a substantial period of time.

There are no restrictive covenants in the indenture for the notes relating to our ability to incur future indebtedness or complete other transactions.

              The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payment of dividends, the incurrence of indebtedness, transactions with affiliates, incurrence of liens or the issuance or repurchase of securities by us or any of our subsidiaries. We may, therefore, incur additional debt, including secured indebtedness that would be effectively senior to the notes to the extent of the value of the assets securing such debt, or indebtedness at the subsidiary level to which the notes would be structurally subordinated. We cannot assure you that we will be able to generate sufficient cash flow to pay the interest on our debt, including the notes offered hereby, or that future working capital, borrowings or equity financing will be available to pay or refinance any such debt.

Fluctuations in the price of our common stock may impact the price of the notes and make them more difficult to resell.

              Because the notes are convertible into shares of our common stock (or, if we elect to settle all or any portion of our conversion obligation in cash, the conversion value that you will receive upon conversion of your notes is determined based on the volume weighted average price per share of our common stock over a specified 40 consecutive trading-day period), volatility or depressed prices for our common stock could have a similar effect on the trading of the notes. Holders who receive common stock upon conversion of the notes will also be subject to the risk of volatility and depressed prices of our common stock.

The accounting method for convertible debt securities with net share settlement, like the notes, may be subject to change.

              In August 2007, the Financial Accounting Standards Board ("FASB") issued an exposure draft of a proposed FASB Staff Position (the "Proposed FSP") reflecting new rules that would change the accounting treatment for certain convertible debt instruments, including the notes. Under the proposed new rules for convertible debt instruments that may be settled entirely or partially in cash upon conversion, an entity should separately account for the liability and equity components of the instrument in a manner that reflects the issuer's economic interest cost. The effect of the proposed new rules for the notes is that the equity component would be included in the paid-in-capital section of stockholders' equity on our balance sheet and the value of the equity component would be treated as original issue discount for purposes of accounting for the debt component of the notes. Higher interest expense would result by recognizing accretion of the discounted carrying value of the notes to their face amount as interest expense over the term of the notes. FASB initially planned to issue final guidance in November 2007, but now plans to continue deliberations in 2008. Due to these recent events, it is unclear when the Proposed FSP will be issued and for what period it would be effective.

              We are currently evaluating the proposed new rules and have not quantified their impact at this time. However, if the Proposed FSP is adopted, we expect to have higher interest expense due to the interest expense accretion, and prior period interest expense associated with the notes offered hereby would also reflect higher than previously reported interest expense due to retrospective application.

The make whole premium that may be payable upon conversion in connection with certain make whole fundamental changes may not adequately compensate you for the lost option time value of your notes as a result of such transaction.

              If you convert notes in connection with a make whole fundamental change, we may be required to pay a make whole premium by increasing the base conversion rate. While the increase in the base conversion rate is designed to compensate you for the lost option value of your notes as a result of these types of transactions, this increase is only an approximation of the lost value and may not adequately compensate you for your loss. If the stock price on the effective date of such make whole fundamental change is less than $4.15 or greater than $100.00, the base conversion rate will not be increased. Our obligation to increase the conversion rate upon the occurrence of a make whole fundamental change could be considered a penalty, in which case the its enforceability would be subject to general principles of reasonableness of economic remedies.

We could enter into various transactions, such as acquisitions, refinancings, recapitalizations or other highly leveraged transactions, which would not constitute a fundamental change under the terms of the notes, but which could nevertheless increase the amount of our outstanding debt at such time, or adversely affect our capital structure, or otherwise adversely affect holders of the notes.

              Under the terms of the notes, a variety of acquisition, refinancing, recapitalization or other highly leveraged transactions would not be considered fundamental change transactions. The term "fundamental change" is limited to certain specified transactions and may not include other events that might harm our financial condition. In addition, the term "fundamental change" does not apply to certain transactions in which 90% or more of the consideration paid for our common stock in a merger or similar transaction is publicly traded common stock. As a result, we could enter into any of these transactions without being required to make an offer to repurchase the notes even though the transaction could increase the total amount of our outstanding debt, adversely affect our capital structure or otherwise materially adversely affect the holders of the notes. In addition, if a transaction is not considered a fundamental change under the terms of the notes, holders may not be able to convert their notes or may not be eligible to receive a make whole premium adjustment in connection with a conversion. Accordingly, our obligation to offer to purchase the notes upon a fundamental change would not necessarily afford you protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

We may not have the ability to purchase the notes when required under the terms of the notes.

              Holders of notes may require us to purchase for cash all or a portion of their notes upon the occurrence of a fundamental change. In addition, holders of the notes may require us to purchase for cash all or a portion of their outstanding notes on each of April 1, 2013, April 1, 2018 and April 1, 2023. We cannot assure you that we will have sufficient financial resources to pay the purchase price of the notes on any date that we would be required to do so under the terms of the notes. If we do not have sufficient financial resources, we may have to raise funds through debt or equity financing. Our ability to raise this financing will depend on prevailing market conditions. Further, we may not be able to raise this financing within the period required to satisfy our obligation to make timely payment under the terms of the notes.

              The source of funds for any purchase of notes will be our available cash or cash generated from our subsidiaries' operations or other sources, including borrowings, sales of assets or sales of equity. Sufficient funds may not be available at such time to make any required repurchases of notes tendered. See "Description of the Notes—Purchases of Notes by Us for Cash at the Option of Holders Upon a Fundamental Change."

An active trading market for the notes may not develop, and the absence of an active trading market and other factors may adversely impact the price of the notes.

              The notes are a new issue of securities for which there is currently no public market, and no active trading market may ever develop. To the extent that an active trading market does not develop, the liquidity and trading prices for the notes may be adversely affected. If the notes are traded after their initial issuance, they may trade at a discount from the initial offering price, depending on prevailing interest rates, the market for similar securities, the price, and volatility in the price, of our shares of our common stock, our performance and other factors.

              We have no plans to list the notes on a securities exchange. We have been advised by the underwriters that they presently intend to make a market in the notes. However, the underwriters are not obligated to do so. Any market-making activity, if initiated, may be discontinued at any time, for any reason or for no reason, without notice. If the underwriters cease to act as market maker for the notes, we cannot assure you that another firm or person will make a market in the notes.

If you hold notes, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

              If you hold notes, you will not be entitled to any rights with respect to our common stock, including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock, but you will be subject to all changes affecting the common stock. You will have rights with respect to our common stock only if and when we deliver shares of our common stock to you upon conversion of your notes and, in limited cases, under the base conversion rate adjustments applicable to the notes. For example, if an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the date on which you become the record holder of any shares of our common stock issued upon conversion of the notes, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

The base conversion rate may not be adjusted for all dilutive events that may occur.

              The base conversion rate is subject to adjustment for certain events including, but not limited to, the issuance of stock dividends, the issuance of certain rights or warrants, subdivisions or combinations of our common stock, certain distributions of assets, debt securities, capital stock or cash to holders of our common stock and certain issuer tender or exchange offers as described under "Description of the Notes—Conversion Rights—Base Conversion Rate Adjustments." The base conversion rate will not be adjusted for other events, such as an issuance of common stock for cash or a third party tender offer (including third party cash tender offers), that may adversely affect the trading price of the notes or the common stock. There can be no assurance that an event that adversely affects the value of the notes, but does not result in an adjustment to the base conversion rate, will not occur.

Upon conversion of the notes, you may receive less proceeds than expected because the value of our common stock may decline between the day that you exercise your conversion right and the day the value of your shares is determined.

              Under the notes, if we elect to settle all or any portion of our conversion obligation in cash, the conversion value that you will receive upon conversion of your notes is determined based on the volume weighted average price per share of our common stock over a specified 40 consecutive trading-day period beginning after the date on which a notice of conversion in respect of the notes is delivered to the conversion agent. Accordingly, if the price of our common stock decreases after you give notice of conversion, the value of the consideration that you receive may be adversely affected and you may receive, per $1,000 principal amount of notes convert, cash or a combination of cash and shares of our common stock with a value that is less than $1,000.

The issuance of common stock, if any, upon conversion of the notes will dilute the ownership interest of existing stockholders.

              If we are required to or elect to issue common stock upon conversion of the notes, the issuance will dilute the ownership interests of existing stockholders. Any sales in the public market of newly issued common stock could adversely affect prevailing market prices of our common stock. In addition, the existence of the notes may encourage short selling by market participants because the conversion of the notes could depress the price of our common stock.

Provisions of the notes could discourage an acquisition of us by a third party.

              Certain provisions of the notes could make it more difficult or more expensive for a third party to acquire us. Upon the occurrence of certain transactions constituting a fundamental change, holders of the notes will have the right, at their option, to require us to repurchase all or any portion of their notes for cash at a price equal to 100% of the principal amount of notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the repurchase date. In addition, pursuant to the terms of the notes, we may not enter into certain mergers unless, among other things, the surviving entity assumes all of our obligations under the notes and the indenture relating to the notes.

Our certificate of incorporation and bylaw provisions, and several other factors, could limit another party's ability to acquire us and could deprive you of the opportunity to obtain a make whole premium for your shares of our common stock.

              Provisions in our certificate of incorporation, bylaws, Delaware law and our credit agreement may make it difficult for another company to acquire us and for you to receive any related make whole premium for our common stock. See "—Risks Related to the Common Stock—Provisions in our charter documents and credit agreement and provisions of Delaware law may discourage takeovers, which could affect the rights of holders of our common stock," "Description of Capital Stock—Preferred Stock" and "—Anti-Takeover Effects of Certain Provisions of Our Amended and Restated Certificate of Incorporation and Bylaws and of Delaware General Corporation Law" in the accompanying prospectus.

Adjustments to the conversion rate could give rise to constructive dividends.

              The base conversion rate of the notes is subject to adjustment in certain circumstances, including the payment of certain cash dividends. If the base conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, you may be deemed to have received a dividend subject to U.S. federal income tax without the receipt of any cash. In addition, a failure to adjust (or to adjust adequately) the base conversion rate after an event that increases your proportionate interest in us could be treated as a deemed taxable dividend to you. If a make whole fundamental change occurs on or prior to April 1, 2013, under some circumstances, we will increase the base conversion rate for notes converted in connection with the make whole fundamental change. Such increase may also be treated as a distribution subject to U.S. federal income tax as a dividend. See "Material U.S. Federal Tax Considerations." If you are a non-U.S. holder (as defined in "Material U.S. Federal Tax Considerations—Tax Consequences to Non-U.S. Holders"), any deemed dividend would be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable treaty. Any withholding on such a deemed dividend may be withheld from interest, shares of our common stock or sales proceeds subsequently paid or credited to you. See "Material U.S. Federal Tax Considerations."

              A discussion of the U.S. federal income tax consequences of ownership of the notes and our common stock is contained in this prospectus supplement under the heading "Material U.S. Federal Tax Considerations." You are urged to consult your tax advisors as to the federal, state, local or other tax consequences of acquiring, owning, and disposing of the notes.

Failure to comply with covenants in our existing or future financing agreements could result in cross defaults under some of our financing agreements, which cross defaults could jeopardize our ability to satisfy our obligations under the notes.

              Various risks, uncertainties and events beyond our control could affect our ability to comply with the covenants, financial tests and ratios required by the instruments governing our financing arrangements. Failure to comply with any of the covenants in our existing or future financing agreements could result in a default under those agreements and under other agreements containing cross default provisions, including the indenture governing the notes. A default would permit lenders to cease to make further extensions of credit, accelerate the maturity of the debt under these agreements and foreclose upon any collateral securing that debt. Under these circumstances, we might not have sufficient funds or other resources to satisfy all of our obligations, including our obligations under the notes. In addition, the limitations imposed by financing agreements on our ability to incur additional debt and to take other actions might significantly impair our ability to obtain other financing. We may also amend the provisions and limitations of our credit facilities from time to time without the consent of the holders of the notes.

We may not be able to make our required payments of interest and principal under the notes offered hereby or our outstanding indebtedness when due, and therefore we may face liquidity problems.

              Although our first six scheduled interest payments on the notes will be secured by a pledge of our interest in the escrow account described under "Description of the Notes—Interest Escrow," the remaining interest payments on the notes will not be secured. Interest will accrue on the notes offered hereby at the rate of 5.75% per annum. This will amount to interest payments of approximately $3.9 million ($4.3 million if the underwriters exercise in full their overallotment option to acquire additional notes) due and payable semi-annually on April 1 and October 1 of each year on the notes. In addition, the holders of the notes will have the right to require us to purchase all of the notes, or a portion thereof, for cash on each of April 1, 2013, April 1, 2018 and April 1, 2023. See "Description of the Notes—Purchase of Notes by Us at the Option of the Holder."

              In 2007, we did not generate sufficient net cash flow in excess of our operating budget to satisfy our anticipated annual interest payments accruing on or after April 1, 2011 on the notes offered hereby, and there can be no assurance that we will be able to do so in the future. If we are unable to make our annual interest payments accruing on or after April 1, 2011 or repay when due the notes offered hereby, we will default on the notes offered hereby.

              Our debt also may make it more difficult for us to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes and make us more vulnerable in the event of a downturn in our business.

The effect of the issuance of our shares of common stock pursuant to the share lending agreement, which issuance is being made to facilitate transactions by which investors in the notes may hedge their investments in the notes, may be to lower the market price of our common stock.

              Concurrently with this offering of the notes, we are offering, in a transaction registered under the Securities Act and by means of a separate prospectus supplement, up to 36,144,570 shares of our common stock. These shares are being borrowed by MLI, an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, one of the underwriters in this offering, under a share lending agreement. We will not receive any proceeds of that offering of common stock, but we will receive a nominal lending fee from MLI for the use of those shares. All borrowed shares (or identical shares or, in certain circumstances, the cash value thereof) must be returned to us on or about April 1, 2028, or earlier upon demand when the notes are no longer outstanding, or in certain other circumstances. MLI has informed us that it, or its affiliates, intend to use the short position created by the share loan and the concurrent sale of the borrowed shares in the common stock offering to facilitate transactions by which investors in the notes may hedge their investments in the notes through short sales or privately negotiated transactions. See "Description of Share Lending Agreement."

              21,936,020 of the up to 36,144,570 shares will be initially offered at $4.15 per share in a fixed price offering and the remaining shares will be subsequently offered and sold from time to time at prevailing market prices at the time of sale or at negotiated prices in transactions including block sales, in the over-the-counter market, in negotiated transactions, or otherwise. During such time, MLI, or its affiliates, are also likely to purchase a corresponding number of shares of our common stock in secondary market transactions.

              The existence of the share lending agreement and the sales of our common stock effected in connection with the sale of the notes could cause the market price of our common stock to be lower over the term of the share lending agreement than it would have been had we not entered into that agreement. In addition, the market price of our common stock could be further negatively affected by the sales or purchase of our common stock by MLI or its affiliates as described above, or other short sales of our common stock.

USE OF PROCEEDS

              The net proceeds we receive from the sale of the $135.0 million principal amount of the 5.75% convertible senior notes due 2028 offered by this prospectus supplement will be approximately $130.65 million, after deducting estimated underwriting discounts and commissions and estimated offering expenses aggregating approximately $4.35 million that are payable by us.

              Other than the approximately $23.0 million of net proceeds (or approximately $25.5 million if the underwriters exercise their overallotment option in full) which will be used to acquire the government securities that will be pledged for the exclusive benefit of the holders of the notes, we intend to use the entire net proceeds from this offering to fund a portion of the costs of procuring and launching our second-generation satellite constellation and related ground facilities and for other general corporate purposes. We estimate that approximately $633.4 million (excluding costs of ground infrastructure upgrades and initial payments related to the second batch of 24 satellites) will be incurred from January 1, 2008 through the third quarter of 2010, when we anticipate the launching of 24 second-generation satellites will be complete. We plan to fund approximately $107.7 million of this amount from the proceeds of this offering, $118.4 million from cash on hand (including our restricted funds held in escrow), $100.0 million from funds drawn on our credit facility in 2008, and approximately $307.3 million with cash from operations. If our cash flow is insufficient, we will require additional funding, which may be different or expensive to obtain, or we will have to modify our plan.

              We intend to use the net proceeds from any notes sold pursuant to the underwriters' overallotment option for the same purpose.

              We intend to invest the net proceeds from this offering in short-term, interest bearing marketable securities until they are required for the purpose described above.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

              Our common stock has been quoted on The NASDAQ Global Select Market under the symbol "GSAT" since November 2, 2006. Prior to that time, there was no public market for our stock. The following table sets forth the closing high and low prices of the common stock as reported by The NASDAQ Global Select Market for the period indicated:

	High	Low
2006
Fourth Quarter	$17.52	$12.80
2007
First Quarter	$14.68	$9.75
Second Quarter	$11.20	$9.05
Third Quarter	$12.10	$7.33
Fourth Quarter	$9.84	$6.39
2008
First Quarter	$9.05	$6.50
Second Quarter (through April 9, 2008)	$7.59	$4.90

              As of March 4, 2008, there were 294 holders of record of our common stock. On April 9, 2008, the last sale price for our common stock reported on The NASDAQ Global Select Market was $4.90.

              We have not declared or paid dividends on our common stock in the past, and we do not currently anticipate doing so in the future. Any future determination as to the declaration and payment of dividends will be at the discretion of our board of directors and will depend on then-existing conditions, including our financial condition, results of operations, contractual restrictions, capital requirements, business prospects and any other factors our board of directors may deem relevant. Our senior secured credit facility prohibits the payment of cash dividends on our common stock.

CAPITALIZATION

              The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2007:

  •
  on an actual basis; and

  •
  as adjusted giving effect to the offering of $135 million aggregate principal amount of our 5.75% senior convertible notes due 2028 (assuming no exercise of the underwriters' over-allotment option to purchase additional notes) and the issuance of up to 36,144,570 shares of our common stock pursuant to the share lending agreement with MLI.

              You should read this table in conjunction with our financial statements and the notes to our financial statements included elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of December 31, 2007
	Actual	As Adjusted
	(Unaudited) (In thousands)
Cash and cash equivalents	$37,554	$145,208	(1)

Long-term debt, including current maturities:
Senior secured credit facility	$50,000	$50,000
% Convertible senior notes due 2028	—	135,000

Total long-term debt	50,000	185,000
Stockholders' equity:
Preferred stock, $0.0001 par value, 100,000,000 authorized, no shares issued and outstanding	—	—
Common stock, $0.0001 par value, 800,000,000 shares authorized, 83,692,904 shares issued and outstanding, actual; 119,837,474 shares issued and outstanding, as adjusted(2)(3)	8	12
Additional paid-in capital	407,743	407,743
Accumulated other comprehensive income	3,411	3,411
Retained earnings (deficit)	(5,618)	(5,618)

Total stockholders' equity	405,544	405,548

Total capitalization	$455,544	$590,548

(1)
Excludes approximately $103,871,000 in restricted cash comprised of funds held in escrow by a financial institution to secure our payment obligations related to our contract for the construction of our second-generation satellite constellation and cash or government securities pledged for the exclusive benefit of the holders of the notes.

(2)
Excludes the following at December 31, 2007: (i) 61,038 shares reserved for issuance under our equity incentive plan and 120,000 shares of our common stock reserved for issuance upon the exercise of an option previously granted to one of our directors (having an exercise price of $2.67 per share), and (ii) shares issuable upon conversion of the senior convertible notes offered in our concurrent notes offering. The number of shares offered hereby and outstanding after the offering may be reduced depending on the final conversion terms of the convertible notes offered in our concurrent note offering.

(3)
The shares that we have agreed to loan to MLI will be reflected as issued and outstanding in stockholders' equity. Based upon current accounting principles, we believe that the shares will not be considered outstanding for the purpose of computing earnings per share.

DESCRIPTION OF THE NOTES

              We will issue 5.75% convertible senior notes due 2028 (the "notes") under an indenture, dated as of April 15, 2008 and a first supplemental indenture dated as of April 15, 2008, which together we refer to as the "indenture," between us and U.S. Bank, National Association, as trustee (the "trustee"). The terms of the notes include those expressly set forth in the indenture and those made part of such indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

              You may request from us a copy of the indenture, the form of note and the pledge and escrow agreement.

              The following description of the notes should be read in conjunction with the section titled "Description of Debt Securities" in the accompanying prospectus. If any provision in this description of the notes conflicts with the description of debt securities in the accompanying prospectus, this description of the notes will govern. The following description is only a summary of the material provisions of the notes, the indenture and the pledge and escrow agreement and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes, the indenture and the pledge and escrow agreement, including the definitions of certain terms used in the indenture. We urge you to read these documents because they, and not this description, define your rights as a holder of the notes.

              As used in this "Description of the Notes," the words "the company," "we," "us," "our," "Globalstar," and "GSAT" refer only to Globalstar, Inc. and do not include any of our current or future subsidiaries. As used in this "Description of the Notes," all references to our common stock are to the common stock, par value $.0001 per share, of Globalstar, Inc. See "Description of Capital Stock."

              For purposes of this prospectus supplement, references to the payment of interest include the payment of special interest, if any, accrued pursuant to the terms of the indenture, unless otherwise specified.

General

              The notes will be limited to $135,000,000 aggregate principal amount (plus up to $15,000,000 aggregate principal amount issuable upon exercise of the underwriters' option to purchase additional notes solely to cover overallotments, if any).

              The notes will be issued in fully registered form, without interest coupons and only in denominations of $1,000 principal amount and any integral multiple of $1,000 above that amount. See "—Book-Entry System." The notes will mature on April 1, 2028.

              The notes will bear regular interest at an annual rate equal to 5.75%. Interest on the notes will accrue from the most recent date to which regular interest has been paid or provided for, or if no interest has been paid, the date the notes are originally issued. Regular interest will be payable semi-annually in arrears on April 1 and October 1 of each year, beginning October 1, 2008, to the person in whose name a note is registered at the close of business on the March 15 or September 15 immediately preceding the relevant interest payment date; provided, however, that accrued and unpaid interest payable upon redemption or a purchase of the notes by us at the option of the holder will be paid to the person to whom principal is payable, unless the redemption date, fundamental change purchase date or purchase date is after a record date and on or prior to the related interest payment date, in which case accrued and unpaid interest to, but excluding, the redemption date, fundamental change purchase date or purchase date shall be paid on such interest payment date to the record holder as of the record date (and the redemption price payable on the relevant redemption date, fundamental change purchase price payable on the relevant fundamental change purchase date or purchase price payable on the relevant purchase date, as the case may be, will be equal to the principal amount of the notes to be redeemed or purchased, as applicable). Each payment of regular interest will include interest accrued for the period, which we refer to as an interest period, commencing on and including the immediately preceding interest payment date (or, if no interest has been paid, the date the notes are originally issued) to, but excluding, the applicable interest payment date. Regular interest on the notes will be computed using a 360-day year composed of twelve 30-day months.

              If any interest payment date (other than an interest payment date coinciding with the maturity date or earlier redemption date, fundamental change purchase date or purchase date) of a note falls on a day that is not a business day, such interest payment date will be postponed to the next succeeding business day. If the maturity date, redemption date, fundamental change purchase date or purchase date of a note would fall on a day that is not a business day, the required payment of interest, if any, and principal will be made on the next succeeding business day and no interest on such payment will accrue for the period from and after the maturity date, redemption date, fundamental change purchase date or purchase date to such next succeeding business day. The term "business day" means, with respect to any note, any day other than a Saturday, a Sunday or a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close.

              The notes are redeemable prior to maturity only on or after April 1, 2013, as described below under "—Redemption of Notes at Our Option," and do not have the benefit of a sinking fund. Principal of and interest on the notes will be payable at the office of the paying agent, which initially will be an office or agency of the trustee, or an office or agency maintained for such purpose, in the Borough of Manhattan, The City of New York. The notes may be presented for conversion at the office of the conversion agent (provided that the relevant conditions described below are satisfied), and for registration of transfer or exchange at the office of the registrar as described under "Description of Debt Securities—Form, Exchange and Transfer" in the accompanying prospectus, each such agent initially being the trustee. No service charge will be made for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

              Maturity, conversion, purchase by us at the option of a holder (on specified dates or upon the occurrence of a fundamental change) or redemption of a note will cause interest to cease to accrue on the note. We may not reissue a note that has matured or been converted, purchased by us at the option of a holder, redeemed or otherwise cancelled, except for registration of transfer, exchange or replacement of such note.

              Except as described below under "—Interest Escrow," the notes will be our senior, unsecured obligations and will rank equal in right of payment to all of our other unsecured and unsubordinated indebtedness. The notes will be effectively subordinated to all of our future secured indebtedness to the extent of the value of the assets securing such indebtedness. The notes will not be guaranteed by any of our subsidiaries, and accordingly, the notes will be effectively subordinated to the indebtedness and other liabilities of our subsidiaries, including trade payables.

              The indenture does not limit the amount of additional indebtedness, including secured indebtedness, which we can create, incur, assume or guarantee, nor does the indenture limit the amount of indebtedness or other liabilities that our subsidiaries can create, incur, assume or guarantee. See "Risk Factors—Risks Related to the Notes and the Offering—There are no restrictive covenants in the indenture for the notes relating to our ability to incur future indebtedness or complete other transactions." Our term loan facility and revolving credit facility are guaranteed by our principal domestic subsidiaries and are secured by a first lien on our and our domestic subsidiaries' property (subject to limitations on the grant of security interests on FCC licenses under applicable law). The notes, therefore, will be effectively subordinated to the term loan facility and the revolving credit facility, and structurally subordinated to all liabilities of our subsidiaries, including the guarantees that our principal domestic subsidiaries have provided to our secured lenders. As of December 31, 2007, on a pro forma basis after giving effect to the offering, we would have had $185.0 million of consolidated indebtedness outstanding. As of December 31, 2007, our subsidiaries had an aggregate of $35.7 million of liabilities, which would effectively have ranked senior to the notes.

              For a discussion of the U.S. federal income tax consequences of ownership and disposition of the notes, see "Material U.S. Federal Tax Considerations."

Interest Escrow

              Our obligations under the notes will be secured in part for three years pending disbursement pursuant to a pledge and escrow agreement by a pledge of the escrow account. Approximately $23.0 million (plus an additional approximately $2.5 million if the underwriters' overallotment option is exercised in full) will be deposited in the escrow account and be used to purchase a portfolio of government securities that will be pledged as security on the notes and the indenture. The pledge and escrow agreement defines government securities as:

  •
  noncallable direct obligations of, or noncallable obligations, the payment of principal of and interest on which are unconditionally guaranteed by, the United States of America; and

  •
  holdings in any mutual fund or similar investment vehicle that holds only cash and securities of the types set forth in the bullet point above.

              The pledge and escrow agreement provides for the grant by us to the trustee of security interests in the escrow account for the equal benefit of the holders of the notes. The security interests will secure the payment and performance when due of our obligations under the notes and the indenture, as provided in the pledge and escrow agreement. The ability of holders of the notes to realize upon the funds or securities in the escrow account may be subject to certain bankruptcy law limitations in the event of our bankruptcy.

              The escrow account will contain an amount of government securities with a value equal to the total aggregate amount of the first six scheduled interest payments on the notes at the time the interest payments are due. Funds will be disbursed from the escrow account to pay interest on the notes or, at our option, we may elect to make the interest payments from our available funds. If at any time the escrow account contains government securities and/or cash having an aggregate value in excess of the remaining interest payments on the notes scheduled to occur on or prior to April 1, 2011, such excess government securities or funds may be released to us. All cash contained in the escrow account will be invested in government securities pending release. Upon any conversion of notes prior to April 1, 2011, the trustee will liquidate a portion of the government securities and release from the escrow account proceeds sufficient to pay the early conversion make whole amount described under "—Interest Make Whole Upon Conversion." Upon the acceleration of the maturity of the notes or our failure to pay principal at maturity or upon repurchases of the notes, the pledge and escrow agreement will provide for the foreclosure by the trustee upon the net proceeds of the escrow account. In the event of such a foreclosure, the proceeds of the escrow account will be applied

  •
  first, to amounts owing to the trustee in respect of fees and expenses of the trustee, and

  •
  second, to the obligations under the notes, on a pro rata basis, based upon the aggregate principal amount of the notes then outstanding.

              Our failure to pay interest on the notes within five business days of an interest payment date through April 1, 2011 will constitute an immediate event of default.

Conversion Rights

    General

              You may convert your notes at any time prior to the close of business on the business day immediately preceding the maturity date. If you surrender your notes for conversion, you will receive, in respect of each $1,000 principal amount of notes surrendered for conversion, a number of shares of our common stock, which we refer to as the "conversion shares," equal to the sum of the "daily share amounts" (as defined below) for each of the 40 consecutive trading days in the applicable "conversion reference period" (as defined below), subject to our right to deliver cash in lieu of all or a portion of such conversion shares as described below. We refer to the foregoing amount deliverable upon conversion of any of the notes as our "conversion obligation."

              The "conversion reference period" means:

  •
  for notes that are converted during the period beginning on, and including, March 1, 2028, and ending on the close of business on the business day immediately preceding the maturity date of the notes, the 40 consecutive trading days beginning on, and including, the third trading day immediately following the maturity date;

  •
  for notes that are converted after we have specified a redemption date, the 40 consecutive trading days beginning on, and including, the third trading day immediately following the redemption date; and

  •
  in all other instances, the 40 consecutive trading days beginning on, and including, the third trading day immediately following the conversion date.

              The "daily conversion rate" with respect to any note means:

  •
  if the volume weighted average price of our common stock is less than or equal to the base conversion price (as defined below), then the daily conversion rate will be the base conversion rate (as defined below), or

  •
  if the volume weighted average price of our common stock is greater than the base conversion price (as defined below), then the daily conversion rate will be determined in accordance with the following formula:

base conversion rate +	(volume weighted average price — the base conversion price) the volume weighted average price	× the incremental share factor

              Notwithstanding the foregoing, in no event will the daily conversion rate exceed 240.9638 shares of our common stock per $1,000 principal amount of the notes, subject to the same proportional adjustment as the base conversion rate in the manner set forth in paragraphs (i) through (v) under "—Base Conversion Rate Adjustments," which we refer to as the "maximum conversion rate."

              The "daily share amount" means, for each trading day of the applicable conversion reference period, a number of shares (but in no event less than zero) equal to one-fortieth (1/40th) of the applicable daily conversion rate.

              The "volume weighted average price" of our common stock on any trading day means such price per share as displayed on Bloomberg (or any successor service) page "GSAT<equity>VAP" (or any equivalent successor page) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day; or, if such price is not available, the volume weighted average price means the market value per share of our common stock on that day as determined by a nationally recognized independent investment banking firm retained for this purpose by us.

              The "base conversion rate" is 166.1820 shares of our common stock per $1,000 principal amount of the notes, subject to adjustment as described under "—Base Conversion Rate Adjustments."

              The "base conversion price" is a dollar amount (initially approximately $6.02) derived by dividing $1,000 principal amount by the base conversion rate, rounded to the nearest cent.

              The "incremental share factor" is 74.7818 shares of our common stock per $1,000 principal amount of the notes, subject to the same proportional adjustment as the base conversion rate as described under "—Base Conversion Rate Adjustments."

              A "trading day" is any day on which (i) there is no market disruption event (as defined below) and (ii) The NASDAQ Global Select Market is open for trading, or, if our common stock is not listed on The NASDAQ Global Select Market, any day on which the principal national securities exchange on which our common stock is listed is open for trading, or, if the common stock is not listed on a national securities exchange, any business day. A "trading day" only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant exchange or trading system.

              "Scheduled trading day" means any day that is scheduled to be a trading day.

              A "market disruption event" means the occurrence or existence for more than one half hour period in the aggregate on any scheduled trading day for our common stock of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by The NASDAQ Global Select Market or otherwise) in our common stock or in any options, contracts or futures contracts relating to our common stock, and the suspension or limitation occurs or exists at any time before 1:00 p.m. (New York City time) on such day.

              On any day prior to the first trading day of the applicable conversion reference period, we may specify a percentage of the daily share amount that will be settled in cash (the "cash percentage"). If we elect to specify a cash percentage, the amount of cash that we will deliver in respect of the daily share amount for each trading day in the applicable conversion reference period will equal the product of: (1) the cash percentage, (2) the daily share amount for the trading day and (3) the volume weighted average price of our common stock for the trading day. The number of shares deliverable in respect of each trading day in the applicable conversion reference period will be the daily share amount multiplied by a percentage calculated as 100% minus the cash percentage. If we do not specify a cash percentage by the start of the applicable conversion reference period, we must settle 100% of the daily share amount for each trading day in the applicable conversion reference period with shares of our common stock; provided, however, that we will pay cash in lieu of fractional shares otherwise issuable upon conversion of a note.

              The daily conversion rates for each trading day in the relevant conversion reference period, daily share amounts for each trading day in the relevant conversion reference period and the number of shares of our common stock or the amount of cash in lieu of all or a portion thereof to be delivered upon conversion of the notes in respect of each trading day in the relevant conversion reference period will be determined by us at the end of each trading day in the relevant conversion reference period. Upon conversion of a note, we will deliver the daily share amount (or cash in lieu of all or a portion thereof) for each trading day in the relevant conversion reference period on the third business day immediately following the trading day and we will deliver the cash with respect to any early conversion make whole amount as described under "—Interest Make Whole Upon Conversion" below on the third business day following the last trading day of the relevant conversion reference period. Accordingly, converting holders will receive 40 separate deliveries and/or payments in respect of our conversion obligation corresponding to a specific conversion date.

              Notwithstanding the foregoing, if a holder converts its notes "in connection with" a make whole fundamental change in which the consideration for our common stock is comprised entirely of cash, the conversion obligation will be calculated based on the stock price (as that term is defined under "—Determination of Make Whole Premium") with respect to the transaction and will be deemed to be an amount equal to the daily conversion rate (determined as described above taking into account any adjustment to the base conversion rate described under "—Determination of Make Whole Premium" and substituting that stock price for the volume weighted average price) multiplied by the stock price. In that event, the conversion obligation will be determined and paid to holders in cash as promptly as practicable but in any event not later than the third trading day following the surrender of the notes for conversion.

              Each conversion will be deemed to have been effected as to any notes surrendered for conversion on the date the requirements set forth in the indenture have been satisfied as to those notes; provided, however, that the person in whose name any shares of our common stock comprising the daily share amount in respect of any trading day in the conversion reference period will become the holder of record of the shares as of the close of business on each trading day of that conversion reference period.

              A holder of a note otherwise entitled to a fractional share in settlement of daily share amount comprising a portion of our conversion obligation will receive cash equal to such fraction multiplied by the volume weighted average price of our common stock on the relevant trading day of the conversion reference period corresponding to the daily share amount, rounded to the nearest whole cent.

    Conversion Procedures

    To convert a note, a holder must:

  •
  complete and manually sign a conversion notice, a form of which is on the back of the note, and deliver the conversion notice to the conversion agent;

  •
  surrender the note to the conversion agent;

  •
  if required by the conversion agent, furnish appropriate endorsements and transfer documents;

  •
  if required, pay funds equal to interest payable on the next interest payment date to which a holder is not entitled; and

  •
  if required, pay any applicable transfer or similar taxes.

              Pursuant to the indenture, the date on which all of the foregoing requirements have been satisfied is the conversion date.

              The conversion agent will, on your behalf, convert the notes into the right to receive shares of our common stock or cash in lieu of all or a portion thereof. You may obtain additional copies of the required form of the conversion notice from the conversion agent.

              Upon conversion of a note, a holder will receive the payment described under "—Conversion Rights—General" above. Upon conversion of a note, a holder will not receive any cash payment representing any accrued and unpaid interest, subject to our obligations described under "—Interest Make Whole Upon Conversion" below. Instead, accrued and unpaid interest will be deemed paid by the consideration paid upon conversion. Our delivery to the holder of the shares of our common stock into which the holder's notes are convertible or cash in lieu of all or a portion thereof, together with any cash payment for fractional shares, will be deemed to satisfy, subject to our obligations described under "—Interest Make Whole Upon Conversion" below:

  •
  our obligation to pay the principal amount of the notes; and

  •
  our obligation to pay accrued but unpaid interest attributable to the period from the most recent interest payment date through the conversion date.

As a result, accrued and unpaid interest through the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.

              Notwithstanding the above, if notes are converted after a regular record date but prior to the next succeeding interest payment date, holders of the notes at the close of business on the record date will receive the interest payable on the notes on the corresponding interest payment date notwithstanding the conversion. These notes, upon surrender for conversion, must be accompanied by funds equal to the amount of interest payable on the notes so converted; provided that no payment need be made:

  •
  if the conversion date is prior to April 1, 2011;

  •
  if we have called the notes for redemption on a redemption date that falls after a record date for an interest payment date and on or prior to the related interest payment date;

  •
  in connection with a conversion following the record date preceding the maturity date;

  •
  if we have specified a fundamental change purchase date that is after a record date and on or prior to the corresponding interest payment date; or

  •
  to the extent of any overdue interest, if any such interest exists at the time of conversion with respect to the note.

We will not be required to convert any notes that are surrendered for conversion without payment of interest as required by this paragraph.

              The base conversion rate will not be adjusted for accrued and unpaid interest. For a discussion of the U.S. federal income tax consequences of the receipt of shares of our common stock and/or cash upon conversion of the notes, see "Material U.S. Federal Tax Considerations."

    Base Conversion Rate Adjustments

              The base conversion rate for the notes shall be adjusted from time to time as follows:

  (i)
  If we issue shares of our common stock as a dividend or distribution on shares of our common stock to all or substantially all holders of our common stock, or if we effect a share split or share combination, the base conversion rate will be adjusted based on the following formula:

              CR1 = CR0 × OS1/OS0
where

              CR0 = the base conversion rate in effect immediately prior to the opening of business on the ex-dividend date of the dividend or distribution, or the opening of business on the effective date of the share split or share combination, as applicable;

              CR1 = the new base conversion rate in effect immediately after the opening of business on the ex-dividend date or the effective date, as applicable;

              OS0 = the number of shares of our common stock outstanding immediately prior to the opening of business on the ex-dividend date or the effective date, as applicable; and

              OS1 = the number of shares of our common stock that would be outstanding immediately after, and solely as a result of, the dividend, distribution, share split or share combination, as applicable.

              Any adjustment made pursuant to this clause (i) will become effective immediately following the opening of business on the ex-dividend date for the distribution or dividend or immediately following the opening of business on the effective date of the share split or share combination, as the case may be. The "ex-dividend date" is the first date upon which a sale of the common stock does not automatically transfer the right to receive the relevant distribution from the seller of the common stock to its buyer.

              If any dividend or distribution described in this paragraph (i) is declared but not so paid or made, the new base conversion rate shall be readjusted to the base conversion rate that would then be in effect if the dividend or distribution had not been declared.

  (ii)
  If we distribute to all or substantially all holders of our common stock any rights, options or warrants entitling them to purchase for a period expiring within 45 days of distribution shares of our common stock at a price per share less than the closing sale price of our common stock on the business day immediately preceding the declaration date for the distribution, the base conversion rate will be adjusted based on the following formula:

              CR1 = CR0 × (OS0 + X)/(OS0 + Y)

    where

              CR0 = the base conversion rate in effect immediately prior to the opening of business on the ex-dividend date for the distribution;

              CR1 = the new base conversion rate in effect immediately after the opening of business on the ex-dividend date for the distribution;

              OS0 = the number of shares of our common stock outstanding immediately prior to the opening of business on the ex-dividend date for the distribution;

              X = the total number of shares of our common stock issuable pursuant to the rights, options or warrants; and

              Y = the number of shares of our common stock equal to the quotient of (A) the aggregate price payable to exercise the rights, options or warrants and (B) the average of the closing sale prices of our common stock for the 10 consecutive trading days ending on the trading day immediately preceding the date of announcement for the issuance of the rights, options or warrants.

              The "closing sale price" of our common stock on any date means the last reported sale price per share (or, if no last reported sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal United States national or regional securities exchange on which our common stock is listed for trading. If our common stock is not listed for trading on a United States national or regional securities exchange on the relevant date, the "closing sale price" will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by Pink Sheets LLC or similar organization. If our common stock is not so quoted, the "closing sale price" will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of three nationally recognized independent investment banking firms selected by us for this purpose.

              For purposes of this paragraph (ii), in determining whether any rights, options or warrants entitle the holders to purchase shares of our common stock at less than the applicable closing sale price of our common stock, and in determining the aggregate exercise price payable for the common stock, there shall be taken into account any consideration we receive for the rights, options or warrants and any amount payable on exercise thereof, with the value of the consideration, if other than cash, to be determined by our board of directors.

              Any adjustment made pursuant to this paragraph (ii) will become effective immediately following the opening of business on the ex-dividend date for the distribution of rights, options or warrants, as applicable.

              If any right, option or warrant described in this paragraph (ii) is not exercised or converted prior to the expiration of the exercisability or convertibility thereof, the new base conversion rate shall be readjusted to the base conversion rate that would then be in effect if the right, option or warrant had not been issued.

  (iii)
  If we distribute shares of our capital stock, evidences of indebtedness or other assets or property of ours or rights or warrants to acquire our capital stock to all or substantially all holders of our common stock, excluding:

  (A)
  dividends, distributions, rights, options or warrants referred to in paragraph (i) or (ii) above,

  (B)
  dividends or distributions paid exclusively in cash, and

  (C)
  Spin-Offs described below in this paragraph (iii),

then the base conversion rate will be adjusted based on the following formula:

              CR1 = CR0 × SP0/(SP0—FMV)

    where

              CR0 = the base conversion rate in effect immediately prior to the opening of business on the ex-dividend date for the distribution;

              CR1 = the new base conversion rate immediately after the opening of business on the ex-dividend date for the distribution;

              SP0 = the average of the closing sale prices of our common stock over the 10 consecutive trading days ending on the business day immediately preceding the ex-dividend date for the distribution; and

              FMV = the fair market value (as determined in good faith by our board of directors) of the shares of capital stock, evidences of indebtedness, assets, property, rights or warrants distributed with respect to each outstanding share of our common stock at the opening of business on the ex-dividend date for the distribution.

              Any adjustment made pursuant to the first sub-paragraph above of this clause (iii) will become effective immediately following the opening of business on the ex-dividend date for the distribution of the capital stock, evidences of indebtedness or other assets or property of ours or rights or warrants to acquire our capital stock.

              If we distribute to all holders of our common stock capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit of ours (a "Spin-Off"), the base conversion rate will be adjusted based on the following formula:

    CR1 = CR0 × (FMV0 + MP0)/MP0

              where

              CR0 = the base conversion rate in effect immediately prior to the close of business on the last trading day of the valuation period (as defined below);

              CR1 = the new base conversion rate in effect immediately after the close of business on the last trading day of the valuation period;

              FMV0 = the average of the closing sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock (determined for the purposes of the definition of closing sale price as if the capital stock or similar equity interest were our common stock) over the 10 consecutive trading-day period beginning on, and including, the effective date of the Spin-Off (the "valuation period"); and

              MP0 = the average of the closing sale prices of our common stock over the valuation period.

              An adjustment to the base conversion rate made pursuant to this sub-paragraph will occur immediately after the close of business on the last trading day of the valuation period; provided that in respect of any conversion during the valuation period, references to 10 trading days in this sub-paragraph shall be deemed replaced with the lesser number of trading days as have elapsed between the effective date of such Spin-Off and the relevant conversion date in determining the adjustment to the applicable base conversion rate.

              If any such dividend or distribution described in this paragraph (iii) is declared but not paid or made, the new base conversion rate shall be readjusted to be the base conversion rate that would then be in effect if the dividend or distribution had not been declared.

  (iv)
  If we pay or make any dividend or distribution consisting exclusively of cash to all or substantially all holders of our common stock, the base conversion rate will be adjusted based on the following formula:

              CR1 = CR0 × SP0/(SP0—C)

    where

              CR0 = the base conversion rate in effect immediately prior to the opening of business on the ex-dividend date for the dividend or distribution, as applicable;

              CR1 = the new base conversion rate in effect immediately after the opening of business on the ex-dividend date for the dividend or distribution, as applicable;

              SP0 = the average of the closing sale prices of our common stock over the 10 consecutive trading days ending on the business day immediately preceding the ex-dividend date for the dividend or distribution, as applicable; and

              C = the amount in cash per share of our common stock that we distribute to holders of our common stock.

              Any adjustment made pursuant to this clause (iv) will become effective immediately following the opening of business on the ex-dividend date for the dividend or distribution.

              If any dividend or distribution described in this paragraph (iv) is declared but not so paid or made, the new base conversion rate shall be readjusted to the base conversion rate that would then be in effect if the dividend or distribution had not been declared.

  (v)
  If we or any of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock to the extent that the cash and value of any other consideration included in the payment per share of our common stock exceeds the average of the closing sale prices per share of our common stock over the 10 consecutive trading-day period commencing on, and including, the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the base conversion rate will be adjusted based on the following formula:

              CR1 = CR0 × (AC + (SP1 × OS1))/(OS0 × SP1)

    where

              CR0 = the base conversion rate in effect at the close of business on the last trading day of the 10 consecutive trading-day period commencing on, and including, the trading day next succeeding the date the tender or exchange offer expires;

              CR1 = the new base conversion rate in effect at the opening of business on first day following the last trading day of the 10 consecutive trading-day period commencing on, and including, the trading day next succeeding the date the tender or exchange offer expires;

              AC = the aggregate value of all cash and any other consideration (as determined by our board of directors) paid or payable for shares of our common stock purchased in the tender or exchange offer;

              OS0 = the number of shares of our common stock outstanding immediately prior to the date the tender or exchange offer expires;

              OS1 = the number of shares of our common stock outstanding immediately after the date the tender or exchange offer expires (after giving effect to the purchase or exchange of all shares accepted for purchase or exchange in the offer); and

              SP1 = the average of the closing sale prices of our common stock for the 10 consecutive trading-day period commencing on, and including, the trading day next succeeding the date the tender or exchange offer expires.

              Any adjustment made pursuant to this clause (v) will become effective immediately following the opening of business on first day following the last trading day of the 10 consecutive trading-day period commencing on, and including, the trading day next succeeding the date the tender or exchange offer expires; provided that in respect of any conversion during the 10 trading days following the date that any tender or exchange offer expires, references in this sub-paragraph to 10 trading days shall be deemed replaced with the lesser number of trading days as have elapsed between the date such tender or exchange offer expires and the conversion date in determining the adjustment to the applicable base conversion rate. If we are or one of our subsidiaries is obligated to purchase our common stock pursuant to any tender or exchange offer but we are or the relevant subsidiary is permanently prevented by applicable law from effecting a purchase or all purchases are rescinded, the new base conversion rate shall be readjusted to be the base conversion rate that would then be in effect if the tender or exchange offer had not been made.

              In addition to these adjustments, we may increase the base conversion rate as our board of directors deems advisable to avoid or diminish any income tax to holders of our capital stock resulting from any dividend or distribution of capital stock (or rights to acquire capital stock) or from any event treated as a dividend or distribution of capital stock or rights to acquire capital stock for income tax purposes. We may also, from time to time, to the extent permitted by applicable law, increase the base conversion rate by any amount for any period of at least 20 business days if our board of directors has determined that an increase would be in our best interests. If our board of directors makes a determination to increase the base conversion rate, it will be conclusive. We will give holders of notes at least 15 days' notice of an increase in the base conversion rate described in this paragraph.

              Notwithstanding the foregoing paragraphs (i) through (v) above, the base conversion rate shall not exceed the maximum conversion rate of 240.9638 shares per $1,000 principal amount of the notes, subject to adjustment in the manner set forth in paragraphs (i) through (v) above.

              If we adopt a rights plan while any notes remain outstanding, holders of notes will receive, upon conversion of notes in respect of which we are required to deliver shares of our common stock, in addition to the common stock, rights under the rights plan unless, prior to the conversion, the rights have expired, terminated or been redeemed or unless the rights have separated from our common stock, in which case the applicable base conversion rate will be adjusted at the time of separation as if we had distributed to all holders of our common stock capital stock, evidences of indebtedness, other assets or property or rights or warrants to acquire our common stock pursuant to paragraph (iii) above, subject to readjustment upon the subsequent expiration, termination or redemption of the rights.

              We will not make any adjustment to the base conversion rate in respect of any transaction described above if each holder of the notes participates in such transaction at the same time as holders of our common stock, without conversion, as if the holder held a number of shares equal to the base conversion rate in effect on the "ex-dividend date" or effective date, as the case may be, for such transaction multiplied by the principal amount (expressed in thousands) of notes held by the holder.

              The applicable base conversion rate will not be adjusted upon certain events, including but not limited to:

  •
  the issuance of any of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

  •
  the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan, employee agreement or arrangement or program of ours;

  •
  the issuance of any shares of our common stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security outstanding as of the date the notes were first issued;

  •
  a change in the par value of our common stock;

  •
  accumulated and unpaid dividends or distributions; or

  •
  as a result of a tender offer solely to holders of fewer than 100 shares of our common stock.

              No adjustment in the base conversion rate will be required unless the adjustment would require an increase or decrease of at least 1% in the base conversion rate. If the adjustment is not made because the adjustment does not change the base conversion rate by at least 1%, then the adjustment that is not made will be carried forward and taken into account in any future adjustment. All required calculations will be made to the nearest cent or 1/1000th of a share, as the case may be. Notwithstanding the foregoing, (i) upon any conversion of notes (solely with respect to the notes to be converted), (ii) on every one year anniversary from the original issue date of the notes and (iii) on the maturity date, we will give effect to all adjustments that we have otherwise deferred, and those adjustments will no longer be carried forward and taken into account in any future adjustment.

              If any adjustment is made to the base conversion rate pursuant to the provisions described above, the same proportional adjustment will be made to the maximum conversion rate and the incremental share factor.

              For a discussion of the U.S. federal income tax consequences of an adjustment to the base conversion rate of the notes, see "Material U.S. Federal Tax Considerations."

    Business Combinations

              In the case of the following events (each, a "business combination"):

  •
  any recapitalization, reclassification or change of our common stock, other than (a) a change in par value, or from par value to no par value, or from no par value to par value, or (b) as a result of a subdivision or combination;

  •
  any consolidation, merger or combination to which we are a party;

  •
  any sale, lease or other transfer to a third party of all or substantially all of the consolidated assets of ours and our subsidiaries; or

  •
  any statutory share exchange;

in each case as a result of which holders of our common stock are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for our common stock, then from and after the effective date of the business combination, the settlement of the conversion obligation will be based on, and each conversion share deliverable in respect of any such settlement will consist of, the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that holders of our common stock are entitled to receive in respect of each share of common stock upon the business combination. For purposes of the foregoing, where a business combination involves a transaction that causes our common stock to be converted into the right to receive more than a single type of consideration based upon any form of stockholder election, the consideration will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make an election. We may not become a party to any transaction of that type unless its terms are materially consistent with the preceding. None of the foregoing provisions shall affect the right of a holder of notes to convert its notes prior to the effective date of the business combination.

Determination of Make Whole Premium

              If, on or prior to April 1, 2013, a transaction described in clauses (1), (2) or (4) of the definition of change of control or a termination of trading (in each case determined after giving effect to any exceptions or exclusions to that definition, but without regard to the proviso in clause (2) of the definition of change of control, a "make whole fundamental change") occurs and a holder elects to convert its notes in connection with the make whole fundamental change, we will pay a make whole premium by increasing the applicable base conversion rate for the notes surrendered for conversion if and as required below. We will notify holders and the trustee as promptly as practicable following the effective date of any transaction described in the preceding sentence (but, in any event, within three business days after the effective date of the transaction). A conversion of notes will be deemed for these purposes to be "in connection with" the make whole fundamental change if the notice of conversion is received by the conversion agent from, and including, the effective date of the make whole fundamental change and prior to the close of business on the business day prior to the fundamental change purchase date as described under "—Purchase of Notes by Us for Cash at the Option of Holders Upon a Fundamental Change" (or, in the case of an event that would have been a fundamental change but for the proviso in clause (2) of the definition of change of control, the 30th calendar day immediately following the effective date of the make whole fundamental change). Any make whole premium will have the effect of increasing the amount of any cash, securities or other assets otherwise due to the holders of notes upon conversion.

              The number of additional shares by which the applicable base conversion rate will be increased will be determined by reference to the applicable table below and is based on the date on which the make whole fundamental change becomes effective (the "effective date") and the price (the "stock price") paid, or deemed paid, per share of our common stock in the make whole fundamental change, subject to adjustment as described below. If the holders of our common stock receive only cash in a make whole fundamental change, the stock price shall be the cash amount paid per share of our common stock. Otherwise, the stock price shall be the average of the closing sale prices of our common stock for each of the 10 consecutive trading days prior to, but excluding, the relevant effective date.

              The stock prices set forth in the first column of the Make Whole Table below will be adjusted as of any date on which the base conversion rate of the notes is adjusted as set forth under "—Conversion Rights—Base Conversion Rate Adjustments" above. The adjusted stock prices will equal the stock prices applicable immediately prior to the adjustment multiplied by a fraction, the numerator of which is the base conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the base conversion rate as so adjusted. The base conversion rate adjustment amounts set forth in the table below will be adjusted in the same manner as the base conversion rate as set forth above under "—Conversion Rights—Base Conversion Rate Adjustments."

    Make Whole Table

              The following table sets forth the amount, if any, by which the applicable base conversion rate will increase per $1,000 principal amount of the notes for each stock price and effective date set forth below:

	Effective Date Make Whole Premium (Increase in Applicable Base Conversion Rate)
Stock Price on Effective Date	April 15, 2008	April 1, 2009	April 1, 2010	April 1, 2011	April 1, 2012	April 1, 2013
$ 4.15	74.7818	74.7818	74.7818	74.7818	74.7818	74.7818
$ 5.00	74.7818	64.8342	51.4077	38.9804	29.2910	33.8180
$ 6.00	74.7818	63.9801	51.4158	38.2260	24.0003	0.4847
$ 7.00	63.9283	53.8295	42.6844	30.6779	17.2388	0.0000
$ 8.00	55.1934	46.3816	36.6610	26.0029	14.2808	0.0000
$ 10.00	42.8698	36.0342	28.5164	20.1806	11.0823	0.0000
$ 20.00	18.5313	15.7624	12.4774	8.8928	4.9445	0.0000
$ 30.00	10.5642	8.8990	7.1438	5.1356	2.8997	0.0000
$ 40.00	6.6227	5.5262	4.4811	3.2576	1.8772	0.0000
$ 50.00	4.1965	3.5475	2.8790	2.1317	1.2635	0.0000
$ 75.00	1.4038	1.1810	0.9358	0.6740	0.4466	0.0000
$100.00	0.4174	0.2992	0.1899	0.0985	0.0663	0.0000

              The actual stock price and effective date may not be set forth in the table above, in which case:

  •
  If the actual stock price on the effective date is between two stock prices in the table or the actual effective date is between two effective dates in the table, the amount of the base conversion rate adjustment will be determined by straight-line interpolation between the adjustment amounts set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day year;

  •
  If the actual stock price on the effective date exceeds $100.00 per share of our common stock (subject to adjustment as described above), no adjustment to the base conversion rate will be made; and

  •
  If the actual stock price on the effective date is less than $4.15 per share of our common stock (subject to adjustment as described above), no adjustment to the base conversion rate will be made.

              Notwithstanding the foregoing, the base conversion rate shall not exceed 240.9638 shares of our common stock per $1,000 principal amount of the notes, subject to adjustment in the same manner as the base conversion rate as set forth under "—Conversion Rights—Base Conversion Rate Adjustments" above.

              Our obligation to increase the base conversion rate as described above could be considered a penalty, in which case its enforceability would be subject to general principles of economic remedies.

              For a discussion of the U.S. federal income tax consequences of the payment of a make whole premium by way of an adjustment to the base conversion rate of the notes, see "Material U.S. Federal Tax Considerations."

Interest Make Whole Upon Conversion

              Holders who convert their notes prior to April 1, 2011 will receive, in addition to a number of shares of our common stock calculated at the applicable base conversion rate for the principal amount of the notes being converted, or cash in lieu of all or a portion of the shares, the cash proceeds, subject to the limitation described below, from sale by the escrow agent of the portion of government securities in the escrow account that are remaining with respect to any of the first six interest payments that have not been made on the notes being converted, which we refer to as the early conversion make whole amount; provided that if a holder converts notes after the close of business on any regular record date but prior to the next interest payment date, the government securities with respect to the notes being converted relating to the pro rata amount of interest payable on such interest payment date and that will mature immediately prior to the applicable interest payment date shall be excluded from such sale and from the early conversion make whole amount since the proceeds thereof will be paid to such holder on such interest payment date.

              Upon receipt by the conversion agent of a conversion notice, the trustee will instruct the escrow agent to liquidate a portion of the government securities in the escrow account, excluding, in the case of any conversion after the close of business on any regular record date but prior to the next interest payment date, government securities that will mature immediately prior to the applicable interest payment date, rounded down to the nearest whole multiple of the minimum denomination of such government securities, and release the cash proceeds thereof to the relevant converting holder. The percentage of the remaining government securities to be sold will be determined based on the aggregate principal amount of notes being converted as a percentage of the total principal amount of notes then outstanding.

Redemption of Notes at Our Option

              Prior to April 1, 2013, the notes will not be redeemable at our option. Beginning on April 1, 2013 and thereafter, we may redeem the notes for cash at any time as a whole, or from time to time in part. The redemption price of a note will be 100% of the principal amount of the note, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. Notwithstanding the preceding sentence, if the redemption date falls after the record date for the payment of an installment of interest and on or prior to the corresponding interest payment date, we will pay the full amount of accrued and unpaid interest, if any, on the interest payment date to the holder of record at the close of business on the corresponding record date (which may or may not be the same person to whom we will pay the redemption price), and the redemption price will equal 100% of the principal amount of the notes to be redeemed. We will give not less than 30 days nor more than 60 days notice of redemption by mail to holders of the notes. The notice of redemption will inform the holders of the percentage of the daily share amount that will be settled in cash, if any, with respect to any notes that may be converted in connection with the redemption at our option specified in any the notice of redemption. If the redemption notice is given and funds are deposited as required, then interest will cease to accrue on and after the redemption date on those notes or portions of notes called for redemption.

              We must make at least 10 semi-annual interest payments (including the interest payments on October 1, 2008 and April 1, 2013) in the full amount required by the indenture before redeeming any notes at our option.

              If we decide to redeem fewer than all of the outstanding notes, the trustee may select the notes to be redeemed by lot, pro rata, or by another method the trustee considers fair and appropriate.

              If the trustee selects a portion of your notes for partial redemption and you convert a portion of your notes, the converted portion will be deemed to be included in the portion selected for redemption.

              We will not redeem the notes on any date if the principal amount of the notes has been accelerated, and the acceleration has not been rescinded on or prior to such date.

Purchase of Notes by Us at the Option of the Holder

              Holders of the notes have the right to require us to purchase for cash all or any portion of their notes on each of April 1, 2013, April 1, 2018 and April 1, 2023. We will be required to purchase, at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the purchase date, any outstanding note for which a written purchase notice has been properly delivered by the holder to the paying agent (which will initially be the trustee) and not withdrawn, subject to certain additional conditions. Notwithstanding the preceding sentence, if a purchase date falls after a record date for the payment of an installment of interest and on or prior to the corresponding interest payment date, we will pay the full amount of accrued and unpaid interest, if any, on the interest payment date to the holder of record at the close of business on the corresponding record date (which may or may not be the same person to whom we will pay the purchase price) and the purchase price will equal 100% of the principal amount of the notes purchased. We may also add additional dates on which you may require us to purchase all or a portion of your notes, although we cannot assure you that we will do so. You may submit your purchase notice to the paying agent at any time from the opening of business on the date that is 20 business days prior to the relevant purchase date until the close of business on the business day immediately preceding the purchase date.

              We will be required to give notice on a date not less than 20 business days prior to the purchase date to all holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, stating among other things, the purchase price and the procedures that holders must follow to require us to purchase their notes.

              Your purchase notice electing to require us to purchase your notes must state:

  •
  if the notes are in certificated form, the note certificate numbers, or if not, any information that may be required under applicable DTC procedures;

  •
  the portion of the principal amount of notes to be purchased, in integral multiples of $1,000; and

  •
  that we are to purchase the notes pursuant to the applicable provisions of the notes and the indenture.

              You may withdraw any purchase notice by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day immediately preceding the purchase date. The notice of withdrawal must state:

  •
  the principal amount of the withdrawn notes, which must be $1,000 or an integral multiple of $1,000;

  •
  if certificated notes have been issued, the certificate numbers of the withdrawn notes, or if not, any information that may be required under applicable DTC procedures; and

  •
  the principal amount, if any, of notes that remain subject to your purchase notice.

              Our ability to purchase notes with cash may be limited by the terms of our then existing borrowing agreements. See "Risk Factors—Risks Relating to the Notes and the Offering—We may not have the ability to purchase the notes when required under the terms of the notes."

              A holder must either effect book-entry transfer or deliver the notes to be purchased, together with necessary endorsements, to the office of the paying agent after delivery of the purchase notice to receive payment of the purchase price. You will receive payment in cash on the later of the purchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds money or securities sufficient to pay the purchase price of the notes on the business day following the purchase date, then, immediately after the purchase date:

  •
  the notes will cease to be outstanding;

  •
  interest on the notes will cease to accrue; and

  •
  all other rights of the holder of the notes will terminate, except the right to receive the purchase price upon delivery of the notes.

              This will be the case whether or not book-entry transfer of the notes is made or whether or not the notes are delivered to the paying agent.

              We will comply with the provisions of any tender offer rules under the Exchange Act that may be applicable at the time. We will file Schedule TO or any other schedule under the Exchange Act required in connection with any offer by us to purchase the notes at your option.

              No notes may be purchased by us at the option of holders on April 1, 2013, April 1, 2018 or April 1, 2023 if the principal amount of the notes has been accelerated, and the acceleration has not been rescinded, on or prior to that date.

Purchase of Notes by Us for Cash at the Option of Holders Upon a Fundamental Change

              If a "fundamental change," as described below, occurs, each holder will have the right to require us to purchase for cash all or any portion of the holder's notes in integral multiples of $1,000 principal amount, at a price equal to 100% of the principal amount of the notes to be purchased, plus, except as described below, any accrued and unpaid interest to, but excluding, the "fundamental change purchase date," as described below (such purchase price, the "fundamental change purchase price"). If the fundamental change purchase date is after a record date and on or prior to the related interest payment date, however, then the interest payable on that date will be paid to the holder of record of the notes on the relevant record date (which may or may not be the same person to whom we will pay the fundamental change purchase price), and the fundamental change purchase price will equal 100% of the principal amount of the notes to be purchased.

              We must purchase the notes on a date of our choosing, which we refer to as the "fundamental change purchase date." However, the fundamental change purchase date must be no later than 35 days, and no earlier than 20 days, after the date we have mailed a notice of the fundamental change, as described below.

              Within 10 business days after the occurrence of a fundamental change, we are required to give notice to all holders of record of notes, as provided in the indenture, of the occurrence of the fundamental change and of the resulting purchase right (an "issuer fundamental change notice"). An issuer fundamental change notice will state, among other things, the fundamental change purchase date. We must also deliver a copy of the issuer fundamental change notice to the trustee and the paying agent.

              In order to exercise the purchase right upon a fundamental change, a holder must deliver by the close of business on the business day prior to the fundamental change purchase date a "fundamental change purchase notice" stating, among other things:

  •
  if the notes are in certificated form, the certificate numbers of the holder's notes to be delivered for purchase;

  •
  the portion of the principal amount of notes to be purchased, which must be $1,000 or an integral multiple of $1,000; and

  •
  that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

              If the notes are not in certificated form, a fundamental change purchase notice must comply with appropriate DTC procedures.

              A holder may withdraw any fundamental change purchase notice by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the fundamental change purchase date. If a holder of notes delivers a fundamental change purchase notice, it may not thereafter surrender those notes for conversion unless the fundamental change purchase notice is withdrawn. The notice of withdrawal shall state:

  •
  the principal amount being withdrawn, which must be $1,000 or an integral multiple of $1,000;

  •
  if the notes are in certificated form, the certificate numbers of the notes being withdrawn; and

  •
  the principal amount, if any, of the notes that remains subject to the fundamental change purchase notice.

If the notes are not in certificated form, a withdrawal notice must comply with appropriate DTC procedures.

              In connection with any purchase offer pursuant to a fundamental change purchase notice, we will, if required:

  •
  comply with the provisions of the tender offer rules under the Exchange Act that may then be applicable; and

  •
  file a Schedule TO, if required, or any other required schedule under the Exchange Act.

              Payment of the fundamental change purchase price for a note for which a fundamental change purchase notice has been delivered by a holder and not validly withdrawn is conditioned upon delivery of the note, together with necessary endorsements, to the paying agent at any time after delivery of the fundamental change purchase notice. Payment of the fundamental change purchase price for the note will be made promptly following the later of the fundamental change purchase date or the time of delivery of the note, together with necessary endorsements.

              If the paying agent holds funds sufficient to pay the fundamental change purchase price of the notes on the fundamental change purchase date in accordance with the terms of the indenture, then, immediately after the fundamental change purchase date, whether or not the notes are delivered to the paying agent by book-entry transfer or otherwise:

  •
  the notes will cease to be outstanding;

  •
  interest on the notes will cease to accrue; and

  •
  all rights of the holder of the notes will terminate except the right to receive the fundamental change purchase price upon delivery of the notes.

              A "fundamental change" means the occurrence of a change of control or a termination of trading, each as defined below.

              A "change of control" means the occurrence of any of the following events:

            (1)   any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have beneficial ownership of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of voting stock representing 50% or more (or, if such person is Thermo Capital Partners LLC, 70% or more) of the total voting power of all outstanding voting stock of the company; or

            (2)   the company consolidates with, or merges with or into, another person or the company sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person; provided, however, that any such transaction will not be a change of control if immediately after such transaction the person or persons that "beneficially owned" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) immediately prior to the transaction, directly or indirectly, voting stock representing a majority of the total voting power of all outstanding voting stock of the company, "beneficially own or owns" (as so determined), directly or indirectly, voting stock representing a majority of the total voting power of the outstanding voting stock of the surviving or transferee person; or

            (3)   the first day on which the continuing directors, as defined below, cease for any reason to constitute a majority of the board of directors of the company; or

            (4)   the adoption of a plan of liquidation or dissolution of the company.

              For purposes of this definition, "continuing directors" means, as of any date of determination, any member of the board of directors of the company who was (a) a member of such board of directors on the date of the indenture or (b) nominated for election or elected to such board of directors with the approval of a majority of the continuing directors who were members of the board at the time of such nomination or election.

              In determining the number of "outstanding voting stock of the company" for purposes of clause (1) of the definition of change of control above, we will include (without duplication) all shares of our common stock that any person has the right to acquire, whether the right is exercisable immediately or after the passage of time.

              Notwithstanding the foregoing, an event or transaction described in clause (2) above will not constitute a change of control if at least 90% of the consideration for our common stock (excluding cash payments for fractional shares and cash payments made in respect of dissenters' appraisal rights) in the transaction or transactions constituting the change of control consists of common stock and any associated rights listed on a United States national securities exchange or approved for quotation and trading on a national automated dealer quotation system or established automated over-the-counter trading market in the United States, or that will be so traded or quoted when issued or exchanged in connection with the change of control, and as a result of such transaction or transactions the notes become convertible solely into such common stock, subject in all respects to the provisions set forth above under the caption "—Conversion Rights—General."

              A "termination of trading" will be deemed to have occurred if our common stock (or other common stock into which the notes are then convertible) is not listed on a United States national securities exchange or approved for quotation and trading on a national automated dealer quotation system or established automated over-the-counter trading market in the United States.

              Clause (2) of the definition of change of control includes a phrase relating to the sale, assignment, conveyance, transfer, lease, or other disposition of "all or substantially all" of our assets. There is no precise established definition of the phrase "substantially all" under applicable law.

Accordingly, the ability of a holder of notes to require us to repurchase the notes as a result of a sale, assignment, conveyance, transfer, lease, or other disposition of less than all of our assets may be uncertain.

              In some circumstances, the fundamental change repurchase feature of the notes may make it more difficult or discourage a takeover of us and thus the removal of incumbent management. The fundamental change repurchase feature, however, is not the result of management's knowledge of any specific effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the fundamental change repurchase feature is the result of negotiations between us and the underwriters.

              We or our subsidiaries may, to the extent permitted by applicable law, at any time purchase any or all of the notes in the open market or by tender at any price or by private agreement. Any note purchased by us or any of our subsidiaries will be surrendered to the trustee for cancellation. Any notes surrendered to the trustee may not be reissued or resold and will be canceled promptly.

              The foregoing provisions would not necessarily protect holders of the notes if highly leveraged or other transactions involving us occur that may materially adversely affect holders. Our ability to repurchase notes upon the occurrence of a fundamental change is subject to important limitations. We cannot assure holders that we would have the financial resources, or would be able to arrange financing, to pay the fundamental change purchase price for all the notes that might be delivered by holders of notes seeking to exercise the fundamental change purchase right. Furthermore, payment of the fundamental change purchase price may violate or may be limited by the terms of our existing or future indebtedness. Any failure by us to purchase the notes when required would result in an event of default under the indenture. See "Risk Factors—Risks Related to the Notes and the Offering—We may not have the ability to purchase notes when required under the terms of the notes."

              No notes may be purchased by us at the option of the holders upon a fundamental change if the principal amount of the notes has been accelerated, and the acceleration has not been rescinded, on or prior to the relevant fundamental change purchase date.

Events of Default; Waiver and Notice

              In addition to those events of default described in the accompanying prospectus under the heading "Description of Debt Securities—Events of Default," the following are events of default under the indenture for the notes:

            (1)   failure to pay interest on any of the notes within five business days of an interest payment date through, and including, April 1, 2011;

            (2)   failure to convert any notes into shares of our common stock and/or cash in accordance with the indenture and, if applicable, our failure to deliver any early conversion make whole amount;

            (3)   failure to provide an issuer fundamental change notice or notice of an effective date of a make whole fundamental change as described above under the heading "—Determination of Make Whole Premium" within the time required to provide the notice;

            (4)   default by us or any of our subsidiaries in the payment of principal or interest on any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any of our indebtedness or indebtedness of our subsidiaries for money borrowed in excess of $10.0 million in the aggregate, whether the indebtedness exists or shall hereafter be created, resulting in the indebtedness becoming or being declared due and payable, and the acceleration shall not have been rescinded or annulled within 30 days after written notice of the acceleration has been received by us or the subsidiary;

            (5)   failure by us or any of our subsidiaries to pay final and non-appealable judgments, the aggregate uninsured portion of which is at least $10.0 million, if the judgments are not paid, discharged or fully bonded against within 60 days;

            (6)   the pledge and escrow agreement ceases to be in full force and effect, or enforceable, prior to its expiration in accordance with its terms.

              Prior to the declaration of the acceleration of the notes, the holders of a majority in aggregate principal amount of the notes may waive, on behalf of all of the holders of the notes, any default set forth above and its consequences, except an event of default described in paragraphs (1) and (2).

              Notwithstanding the foregoing or anything in the accompanying prospectus, the indenture will provide that, to the extent elected by us, the sole remedy for an event of default relating to the failure to comply with the reporting obligations described below under the caption "—Reports," and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act, will for the first 60 days after the occurrence of the event of default consist exclusively of the right to receive special interest on the notes at an annual rate equal to 0.50% of the principal amount of the notes. This special interest will be paid semi-annually in arrears, with the first semi-annual payment due on the first regular interest payment date following the date on which the special interest began to accrue on any notes. The special interest will accrue on all outstanding notes from and including the date on which an event of default relating to a failure to comply with the reporting obligations described below under the heading "—Reports," or a failure to comply with Section 314(a)(1) of the Trust Indenture Act first occurs to, but excluding, the 60th day thereafter (or any earlier date on which the event of default shall have been cured or waived). On such 60th day (or earlier, if the event of default relating to such reporting obligations and Section 314(a)(1) of the Trust Indenture Act is cured or waived prior to such 60th day), the special interest will cease to accrue and, if the event of default relating to the reporting obligations and Section 314(a)(1) of the Trust Indenture Act has not been cured or waived prior to the 60th day, the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders in the event of the occurrence of any other event of default. If we do not elect to pay special interest upon an event of default in accordance with this paragraph, the notes will be subject to acceleration as provided above.

              If we elect to pay special interest in connection with an event of default relating to the failure to comply with reporting obligations described below under "—Reports," and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act in accordance with the immediately preceding paragraph, we will notify all holders of notes and the trustee and paying agent of the election on or before the close of business on the date on which the event of default first occurs.

              We will furnish the trustee written notice of an event of default within 30 days after the occurrence of the event.

Modification of the Indenture

              Subject to certain exceptions, the indenture may be amended with the consent of the holders of at least a majority in principal amount of the notes then outstanding and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding. However, in addition to those provisions described in the accompanying prospectus in the first set of bullets under the heading "Description of Debt Securities—Modification and Waiver," the indenture may not be amended without the consent of each holder of an outstanding note affected to, among other things:

  •
  reduce any amount payable upon redemption or purchase of any note;

  •
  change our obligation to redeem any notes on a redemption date in a manner adverse to the holder;

  •
  change our obligation to purchase any note at the option of the holder in a manner adverse to the holder;

  •
  change our obligation to purchase any note upon a fundamental change in a manner adverse to the holder;

  •
  reduce the early conversion make whole amount or otherwise modify the provisions of the indenture related thereto in a manner adverse to the holder; and

  •
  impair the right of the holder to convert any note or reduce the amount of cash or the number of shares of our common stock (or any other property) receivable upon conversion.

              We and the trustee may, without the consent of the holders of the notes, enter into supplemental indentures for, among others, one or more of the following purposes:

  •
  to evidence the succession of another person to our company, and the assumption by the successor of our obligations under the indenture and the notes;

  •
  to add to our covenants, or surrender any of our rights, or add any rights for the benefit of the holders of the notes;

  •
  to secure our obligations in respect of the notes;

  •
  to establish the forms or terms of the notes;

  •
  to cure any ambiguity, omission, defect or inconsistency in the indenture, to correct or supplement any provision in the indenture, or to make any other provisions with respect to matters or questions arising under the indenture, so long as the interests of holders of notes are not adversely affected in any respect under the indenture;

  •
  to evidence and provide for the acceptance of the appointment of a successor trustee under the indenture;

  •
  to comply with the requirements of the SEC in order to maintain qualification of the indenture under the Trust Indenture Act, as contemplated by the indenture or otherwise;

  •
  to provide for conversion rights of holders if any reclassification or change of common stock or any consolidation, merger or sale of all or substantially all of our property and assets occurs or otherwise comply with the provisions of the indenture in the event of a merger, consolidation or transfer, sale, conveyance, lease or other disposition of all or substantially all of our property and assets; and

  •
  to make any change that does not adversely affect the rights of the holders of the notes in any material respect;

provided that any amendment described in the fifth bullet point above made solely to conform the provisions of the indenture to the description of the notes contained in this prospectus supplement will not be deemed to adversely affect the interests of holders of the notes.

              The holders of a majority in aggregate principal amount of the outstanding notes may on behalf of all the holders of the notes waive any past default or event of default set forth above under the heading "Events of Default; Waiver and Notice" above and its consequences, except a default or event of default in the obligation to (i) pay interest through, and including, April 1, 2011 and (ii) deliver amounts due upon conversion, with respect to any note.

Discharge

              We may satisfy and discharge our obligations under the indenture by delivering to the registrar for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at stated maturity, on any redemption date, on any purchase date, on any fundamental change purchase date, or upon conversion or otherwise, cash or shares of our common stock (in respect of conversions), if any, sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Reports

              We will be required to file with the trustee, within 15 days after we are required to file the same with the SEC, copies of our annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) which we file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. If we are at any time no longer subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, we will file all reports, if any, as may be required by the provisions of Section 314(a) of the Trust Indenture Act with the trustee.

Calculations in Respect of Notes

              We are responsible for making all calculations called for under the notes. We will make all these calculations in good faith and, absent manifest error, our calculations are final and binding on holders of notes. We will provide a schedule of our calculations to the trustee upon the trustee's request and the trustee is entitled to rely conclusively upon the accuracy of our calculations without independent verification.

Governing Law

              The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York.

Legal Defeasance and Covenant Defeasance

              The provisions of the indenture relating to legal defeasance and covenant defeasance, as described under the heading "Description of Debt Securities—Legal Defeasance and Covenant Defeasance" in the accompanying prospectus, shall not apply to the notes.

Information Concerning the Trustee

              U.S. Bank, National Association will be the trustee, registrar, paying agent and conversion agent under the indenture for the notes. The trustee or its affiliates may provide banking and other services to us in the ordinary course of their business.

              The indenture contains limitations on the rights of the trustee, if it or any of its affiliates is then our creditor, to obtain payment of claims in some cases or to realize on some property received on any claim as security or otherwise. The trustee and its affiliates will be permitted to engage in other transactions with us. However, if the trustee or any affiliate continues to have any conflicting interest and a default occurs with respect to the notes, the trustee must eliminate the conflict or resign.

Payment and Paying Agent

              We will maintain an office in the Borough of Manhattan, The City of New York, where we will pay the principal on the notes and you may present the notes for conversion, registration of transfer or exchange for other denominations, which shall initially be an office or agency of the trustee.

              We may pay interest by check mailed to your address as it appears in the note register; provided that if you are a holder with an aggregate principal amount in excess of $2.0 million, you will be paid, at your written election, by wire transfer in immediately available funds.

              However, payments to DTC will be made by wire transfer of immediately available funds to the account of DTC or its nominee.

Notices

              Except as otherwise described herein, notice to registered holders of the notes will be given by mail to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of the mailing.

Book-Entry System

              We will issue the notes initially in the form of one or more global securities as described under "Description of Debt Securities—Global Securities" in the accompanying prospectus. Each global security will be deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC. Except as set forth below, the global security may be transferred, in whole and not in part, only to DTC or another nominee of DTC. You will hold your beneficial interests in the applicable global security directly through DTC if you have an account with DTC or indirectly through organizations that have accounts with DTC. Notes in definitive certificated form (called "certificated securities") will be issued only in limited circumstances described below.

              DTC has advised us that it is:

  •
  a limited purpose trust company organized under the laws of the State of New York;

  •
  a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

  •
  a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

              DTC was created to hold securities for institutions that have accounts with DTC (called "participants") and to facilitate the clearance and settlement of securities transactions among its participants in the securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, which may include the underwriters, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's book-entry system is also available to others such as banks, brokers, dealers and trust companies (called, the "indirect participants") that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

              We expect that pursuant to procedures established by DTC upon the deposit of the global securities with DTC, DTC will credit, on its book-entry registration and transfer system, the principal amount of notes represented by the global securities to the accounts of participants. The accounts to be credited shall be designated by the underwriters. Ownership of beneficial interests in the global securities will be limited to participants or persons that may hold interests through participants.

Ownership of beneficial interests in the global securities will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants' interests), the participants and the indirect participants.

              The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global securities.

              Owners of beneficial interests in global securities who desire to convert their interests should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut off times, for submitting requests for conversion. So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global security for all purposes under the indenture and the notes. In addition, no owner of a beneficial interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC and the applicable procedures of its participants and indirect participants.

              Except as set forth below, as an owner of a beneficial interest in a global security, you will not be entitled to have the notes represented by the global security registered in your name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any notes under the global security. We understand that under existing industry practice, if an owner of a beneficial interest in a global security desires to take action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action. Additionally, in such case, the participants would authorize beneficial owners through such participants to take such action or would otherwise take such action upon the instructions of beneficial owners owning through them.

              We will make payments of principal of and interest on the notes represented by the global securities registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global securities. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global securities or for maintaining, supervising or reviewing any records relating to the beneficial interests.

              We expect that DTC or its nominee, upon receipt of any payment of principal of or interest on a global security, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in a global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of the participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in a global security for any note or for maintaining, supervising or reviewing any records relating to the beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between the participants or indirect participants and the owners of beneficial interests in a global security owning through the participants.

              Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

              DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in a global security is credited and only in respect of such portion of the aggregate principal amount of notes as to which the participant has or participants have given directions. However, if (a) DTC notifies us that it is unwilling to be a depositary for a global security, (b) ceases to be a clearing agency or (c) there is an event of default under the notes, DTC will exchange the global security for certificated securities in fully registered form which it will distribute to its participants. Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global securities among participants of DTC, it is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

DESCRIPTION OF OTHER INDEBTEDNESS

              On August 16, 2006, we entered into an amended and restated credit agreement with Wachovia Investment Holdings, LLC, as administrative agent and swingline lender, and Wachovia Bank, National Association, as issuing lender, which was subsequently amended on September 29 and October 26, 2006. On December 17, 2007, Thermo Funding Company, LLC, an affiliate of our principal stockholder, was assigned all the rights (except indemnification rights) and assumed all the obligations of the administrative agent and the lenders under the amended and restated credit agreement and the credit agreement was again amended and restated. The credit agreement as currently in effect provides for a $50.0 million revolving credit facility and a $100.0 million delayed draw term loan facility. The delayed draw term loan may be drawn after January 1, 2008 and prior to August 16, 2009. Since January 1, 2008, we have drawn an aggregate of $100.0 million of the delayed draw term loan. As of the date of this prospectus supplement, $50.0 million is outstanding under the revolving credit facility. In addition to the $150.0 million aggregate revolving and delayed draw term loan facilities, the amended and restated credit agreement permits us to incur additional term loans on an equally and ratably secured, pari passu, basis in an aggregate amount of up to $250.0 million (plus the amount of any reduction in the delayed draw term loan facility or prepayment of loans) from the lenders under the credit agreement or other banks, financial institutions or investment funds approved by us and the administrative agent. We have not sought commitments for these additional term loans. These additional term loans may be incurred only if no event of default then exists and if we are in pro forma compliance with all of the financial covenants of the credit agreement.

              The credit agreement limits the amount of our capital expenditures, requires us to maintain minimum liquidity of $5.0 million and provides that as of the end of the second full fiscal quarter after we place 24 of our second-generation satellites into service and at the end of each fiscal quarter thereafter, we must maintain a consolidated senior secured leverage ratio of not greater than 5.0 to 1.0. We were in compliance with these debt covenants at December 31, 2007.

              All loans will mature on December 31, 2012. Revolving credit loans bear interest at LIBOR plus 4.25% to 4.75% or the greater of the prime rate or the Federal Funds rate plus 3.25% to 3.75%. The delayed draw term loan bears interest at LIBOR plus 6.0% or the greater of the prime rate or the Federal Funds rate plus 5.0%. The revolving credit loan facility bears an annual commitment fee of 0.5% until drawn or terminated. Additional term loans will bear interest at rates to be negotiated. All loans under the facility are secured by a first lien on substantially all of our assets and the assets of our domestic subsidiaries except our FCC licenses. The loans may be prepaid without penalty at any time.

MATERIAL U.S. FEDERAL TAX CONSEQUENCES

In General

              The following is a summary of material U.S. federal income tax consequences (and, in the case of non-U.S. holders, estate tax consequences) to you of the ownership and disposition of the notes and common stock received upon conversion of the notes. This summary:

  •
  is aimed at initial holders of the notes and assumes that the notes are not issued with original issue discount as that term is defined in the Internal Revenue Code of 1986, as amended (the "Code") and the U.S. Treasury Regulations issued thereunder. Further, this summary also assumes that the notes are not issued at a premium;

  •
  is based on the Code, U.S. Treasury Regulations, administrative pronouncements, and judicial decisions, all as in effect on the date hereof and all of which are subject to change (possibly with retroactive effect) or to differing interpretations;

  •
  does not discuss the tax consequences to you if you do not hold the notes and any common stock received upon conversion of the notes as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment purposes);

  •
  does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances (such as the application of the alternative minimum tax) or that may be relevant to you because you are subject to special rules, such as rules applicable to financial institutions, tax-exempt entities, U.S. holders whose functional currency is not the U.S. dollar, insurance companies, traders or dealers in securities or foreign currencies, persons holding the notes as part of a hedge, straddle, constructive sale, conversion or integrated transaction, or former U.S. citizens or long-term residents subject to taxation as expatriates under Section 877 of the Code;

  •
  does not discuss the effect of any U.S. federal gift tax laws or any state, local, or foreign laws; and

  •
  does not discuss tax consequences to partnerships, S corporations, or other pass-through entities for U.S. federal income tax purposes.

              Please consult your own tax advisor regarding the application of U.S. federal income tax laws to your particular situation and the consequences of federal estate and gift tax laws, state, local, and foreign laws and any applicable tax treaties.

              As used in this section, a U.S. holder means a beneficial owner of a note (or common stock received upon conversion of a note) that is, for U.S. federal income tax purposes, a citizen or resident of the United States, a corporation or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia, an estate the income of which is subject to U.S. federal income taxation regardless of its source, or a trust if (1) the trust is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) a valid election is in place to treat the trust as a U.S. person. As used in this section, a non-U.S. holder means a beneficial owner of a note (or common stock received upon conversion of a note) that is not a U.S. holder and is not a partnership or an entity treated as a partnership for U.S. federal income tax purposes.

              If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of a note (or common stock received upon conversion of a note), the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership and partners in such a partnership should consult their tax advisors about the U.S. federal income tax consequences of the purchase, ownership and disposition of the notes (or our common stock received upon conversion of a note).

Tax Consequences to U.S. Holders

              This section applies to you if you are a U.S. holder.

Payments of Interest

              In general, you must report interest on the notes in accordance with your accounting method. If you are a cash method taxpayer, you must include interest on the notes as income when you receive it. If you are an accrual method taxpayer, you must include interest on the notes as income as it accrues.

Additional Interest

              We intend to treat the possibility that we will pay additional interest as described above under "Description of the Notes—Interest Make Whole Upon Conversion" and "Events of Default; Waiver and Notice" as a remote or incidental contingency, within the meaning of applicable Treasury Regulations. In the unlikely event that an additional amount becomes payable, we believe that it will be taxable to a U.S. holder as ordinary interest income at the time that it is paid or accrued in accordance with such holder's method of accounting for tax purposes. Our determination that there is a remote likelihood of paying additional interest on the notes is binding on each U.S. holder unless the U.S. holder explicitly discloses in the manner required by applicable Treasury Regulations that its determination is different from ours. The Internal Revenue Service (the "IRS"), however, may take a different position, which could affect the timing of a U.S. holder's income with respect to such additional interest. You should consult your own tax advisor with regard to the potential application of these rules.

Sale, Exchange, or Redemption of the Notes and Sale or Exchange of Common Stock

              On the sale, exchange (other than by conversion), or redemption of a note or common stock received on conversion of a note:

  •
  You will have taxable gain or loss equal to the difference between the amount received by you (in the case of notes, other than amounts representing accrued and unpaid interest) and your adjusted tax basis in the note or our common stock received on conversion of the note. Your tax basis is, in the case of a note, the cost of the note to you and, in the case of common stock, the basis as described below under "Conversion of Notes."

  •
  Your gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if you held the note, common stock received on conversion, or the combination of the note and the common stock, for more than one year. The deductibility of capital losses is subject to limitation.

  •
  If you sell the note between interest payment dates, a portion of the amount you receive will reflect interest that has accrued on the note but has not yet been paid by the sale date. That amount is treated as ordinary interest and not as sale proceeds, as discussed above.

Conversion of Notes

              Upon conversion of the notes, we may deliver solely shares of our common stock, solely cash, or a combination of cash and shares of our common stock, as described above under "Description of the Notes—Conversion Rights—General."

              A U.S. holder of notes generally will not recognize gain or loss on the conversion of the notes solely into shares of common stock, other than cash received in lieu of fractional shares, which will be treated as described below, and other than amounts attributable to accrued interest, which will be treated as such. The U.S. holder's tax basis in the shares of common stock received upon conversion of the notes (other than common stock attributable to accrued interest, the tax basis of which would equal the amount of accrued interest with respect to which the common stock was received) will be equal to the holder's aggregate tax basis in the notes converted, less any portion allocable to cash received in lieu of fractional shares. The holding period of the shares of common stock received by the holder upon conversion of notes generally will include the period during which the holder held the notes prior to the conversion, except that the holding period of any common stock received with respect to accrued interest would commence on the day after the date of receipt.

              Cash received in lieu of a fractional share of common stock will be treated as a payment in exchange for the fractional share and generally will result in capital gain or loss. Gain or loss recognized on the receipt of cash paid in lieu of fractional shares generally will equal the difference between the amount of cash received and the amount of tax basis allocable to the fractional share exchanged.

              If you surrender your notes for conversion, we will have the right, at our option, to deliver, in lieu of the shares of common stock otherwise issuable, solely cash or a combination of cash and common stock as described above under "Description of the Notes—Conversion Rights—General." If we deliver solely cash upon such a conversion, a U.S. holder's gain or loss will be determined in the same manner as if the U.S. holder disposed of the notes in a taxable disposition (as described above under "Tax Consequences to U.S. Holders—Sale, Exchange, or Redemption of the Notes and Sale or Exchange of Common Stock"). If we deliver common stock and cash upon such a conversion, the U.S. federal income tax treatment of the conversion is uncertain. U.S. holders should consult their tax advisors regarding the consequences of such a conversion. It is possible that the conversion may be treated as a recapitalization or as a partially taxable exchange, as briefly discussed below.

              Treatment as a Recapitalization.    If we pay a combination of cash and stock in exchange for notes upon conversion, we intend to take the position that the notes are securities for U.S. federal income tax purposes and that, as a result, the exchange would be treated as a recapitalization (although we cannot guarantee that the IRS will not challenge this conclusion). In such case, capital gain, but not loss, would be recognized equal to the excess of the sum of the fair market value of the common stock and cash received (other than amounts attributable to accrued interest, which will be treated as such) over a U.S. holder's adjusted tax basis in the notes, but in no event would the gain recognized exceed the amount of cash received (excluding amounts attributable to accrued interest and cash in lieu of fractional shares). The amount of capital gain or loss recognized on the receipt of cash in lieu of a fractional share would be equal to the difference between the amount of cash a U.S. holder would receive in respect of the fractional share and the portion of the U.S. holder's adjusted tax basis in the note that is allocable to the fractional share.

              The tax basis of the shares of common stock received upon a conversion (other than common stock attributable to accrued interest, the tax basis of which would equal its fair market value) would equal the adjusted tax basis of the note that was converted (excluding the portion of the tax basis that is allocable to any fractional share), reduced by the amount of any cash received (other than cash received in lieu of a fractional share or cash attributable to accrued interest), and increased by the amount of gain, if any, recognized (other than with respect to a fractional share). A U.S. holder's holding period for shares of common stock would include the period during which the U.S. holder held the notes, except that the holding period of any common stock received with respect to accrued interest would commence on the day after the date of receipt.

              Alternative Treatment as Part Conversion and Part Redemption.    If the conversion of a note into cash and common stock were not treated as a recapitalization, the cash payment received would generally be treated as proceeds from the sale of a portion of the note and taxed in the manner described under "Tax Consequences to U.S. Holders—Sale, Exchange, or Redemption or Other Taxable Disposition of the Notes and Sale or Exchange of Common Stock" above (or in the case of cash received in lieu of a fractional share, taxed as a disposition of a fractional share), and the common stock received would be treated as having been received upon a conversion of the note, which generally would not be taxable to a U.S. holder except to the extent of any common stock received with respect to accrued interest. In that case, the U.S. holder's tax basis in the note would generally be allocated pro rata among the common stock received (other than common stock received with respect to accrued interest), the fractional share that is treated as sold for cash and the portion of the note that is treated as sold for cash. The holding period for the common stock received in the conversion would include the holding period for the notes, except that the holding period of any common stock received with respect to accrued interest would commence on the day after the date of receipt.

Adjustment of Conversion Rate; Constructive Dividends

              The conversion rate of the notes will be adjusted in certain circumstances, as described in "Description of the Notes—Conversion Rights—General." Adjustments (or failures to make adjustments) that have the effect of increasing a U.S. holder's proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to a U.S. holder for U.S. federal income tax purposes. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that have the effect of preventing the dilution of the interest of the holders of the notes, however, will generally not be considered to result in a deemed distribution to a U.S. holder. Certain of the possible conversion rate adjustments provided in the notes may not qualify as being made pursuant to a bona fide reasonable adjustment formula. If an adjustment is made and it does not qualify, a U.S. holder generally will be deemed to have received a distribution even if the U.S. holder has not received any cash or property as a result of such adjustment. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the description below under "Dividends on our Common Stock." It is not clear whether a constructive dividend deemed paid to a U.S. holder would be eligible for the preferential rates of U.S. federal income tax applicable in respect of certain dividends received. It is also unclear whether corporate holders would be entitled to claim the dividends received deduction with respect to any such constructive dividends.

Dividends on Our Common Stock

              If, after you convert a note into our common stock, we make a distribution in respect of that stock, the distribution will be treated as a dividend, taxable to you as ordinary income, to the extent it is paid from our current or accumulated earnings and profits. Certain holders (including U.S. individuals) may qualify for preferential rates of U.S. federal income taxation in respect of dividend income. U.S. corporations may be eligible for a dividends received deduction with respect to dividend income. If the distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of capital up to your adjusted basis in the common stock. Any remaining excess will be treated as capital gain.

Backup Withholding and Information Reporting

              Certain noncorporate U.S. holders may be subject to IRS information reporting and backup withholding at the applicable rate (currently 28%) on payments of interest on the notes, dividends on common stock, and proceeds from the sale or other disposition of the notes or common stock. Backup withholding will only be imposed where the noncorporate U.S. holder:

  •
  fails to furnish its taxpayer identification number, referred to as a "TIN";

  •
  furnishes an incorrect TIN;

  •
  is notified by the IRS that he or she has failed to properly report payments of interest or dividends; or

  •
  under certain circumstances, fails to certify, under penalties of perjury, that he or she has furnished a correct TIN and has not been notified by the IRS that he or she is subject to backup withholding.

              The amount of any backup withholding from a payment to a U.S. holder will be allowed as a credit against the U.S. holder's federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the IRS.

Tax Consequences to Non-U.S. Holders

              This section applies to you if you are a non-U.S. holder and the interest and gain you receive is not effectively connected with your conduct of a U.S. trade or business. If the interest and gain you receive is effectively connected with your conduct of a U.S. trade or business, you generally will be subject to rules similar to those described above for U.S. holders and not subject to withholding if you satisfy certain certification requirements, generally by submitting an IRS Form W-8ECI or applicable successor form. In addition, a foreign corporation that is a holder of a note also may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable income tax treaty. However, these rules are complex, and you should consult your tax advisors. This section assumes that we are at no time a "United States real property holding corporation." We believe that we are not a United States real property holding corporation and do not expect to become such a corporation, although there can be no assurance that we will not become such a corporation. If we do become a United States real property holding corporation, there could be adverse tax consequences to a non-U.S. holder.

Payments of Interest

              Subject to the discussion below concerning backup withholding, payments of interest on the notes by us or any paying agent to you will not be subject to U.S. federal income or withholding tax, provided that:

  •
  you do not own, directly or indirectly, 10% or more of the combined voting power of all classes of our stock entitled to vote;

  •
  you are not a controlled foreign corporation (within the meaning of the Code) that is related, directly or indirectly, to us; and

  •
  you satisfy certain certification requirements.

              To satisfy the certification requirements referred to above, either (1) the beneficial owner of a note must certify, under penalties of perjury, to us or our paying agent, as the case may be, that such owner is a non-U.S. person and must provide such owner's name and address, and TIN, if any, or (2) a securities clearing organization, bank or other financial institution that holds customer securities in the ordinary course of its trade or business (a "Financial Institution") and holds the notes on behalf of the beneficial owner thereof must certify, under penalties of perjury, to us or our paying agent, as the case may be, that such certificate has been received from the beneficial owner and must furnish the payor with a copy thereof. Such requirement will be fulfilled if the beneficial owner of a note certifies on IRS Form W-8BEN (or applicable successor form), under penalties of perjury, that it is a non-U.S. person and provides its name and address or any Financial Institution holding the note on behalf of the beneficial owner files a statement with the withholding agent to the effect that it has received such a statement from the beneficial owner (and furnishes the withholding agent with a copy thereof). Special certification rules apply for notes held by foreign partnerships and other intermediaries.

              Payments of interest on the notes that do not meet the above-described requirements will be subject to a U.S. federal income tax of 30% (or such lower rate provided by an applicable income tax treaty if you establish that you qualify to receive the benefits of such treaty) collected by means of withholding.

Conversion of Notes

              A non-U.S. holder generally will not be subject to U.S. taxation on the conversion of notes solely into common stock. To the extent conversion of a note is treated as a sale or exchange, as described above under "Tax Consequences to U.S. Holders—Conversion of Notes," you generally will be subject to the rules described under "Tax Consequences to Non-U.S. Holders-Sale, Exchange or Redemption of the Notes and Sale or Exchange of Common Stock" below.

Constructive Dividends and Dividends on Our Common Stock

              In general, dividends, if any, received by you with respect to our common stock, and any deemed distributions resulting from certain adjustments, or failures to make certain adjustments, to the conversion price of the notes, as discussed in "—Tax Consequences to U.S. Holders-Adjustment of Conversion Rate; Constructive Dividends" above, will be subject to withholding of U.S. federal income tax at a 30% rate, unless such rate is reduced by an applicable U.S. income tax treaty. Because a constructive dividend deemed received by a non-U.S. holder would not give rise to any cash from which any applicable withholding tax could be satisfied, we may set-off any such withholding tax against cash payments of interest payable on the notes. Dividends that are effectively connected with your conduct of a trade or business in the U.S. are generally subject to U.S. federal income tax on a net income basis and are exempt from the 30% withholding tax, assuming compliance with certain certification requirements. Any such effectively connected dividends received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to the branch profits tax at a 30% rate or such lower rate as may be prescribed under an applicable U.S. income tax treaty.

              In order to claim the benefit of a U.S. income tax treaty or to claim exemption from withholding because dividends paid to you on our common stock are effectively connected with your conduct of a trade or business in the U.S., you must provide a properly executed IRS Form W-8BEN or W-8ECI, as applicable, or such successor form as the IRS designates, prior to the payment of dividends. These forms must be periodically updated. You may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund.

Sale, Exchange or Redemption of the Notes and Sale or Exchange of Common Stock

              Subject to the discussion of backup withholding below, you will not be subject to U.S. federal income tax on any gain realized on the sale, exchange or redemption of the notes or the sale or exchange of our common stock unless you are an individual, you are present in the United States for at least 183 days during the year in which you dispose of the note or common stock and other conditions are satisfied.

U.S. Federal Estate Tax

              A note held or beneficially owned by an individual who, for estate tax purposes, is not a citizen or resident of the United States at the time of death will not be includable in the decedent's gross estate for U.S. estate tax purposes, provided that (1) such holder or beneficial owner did not at the time of death actually or constructively own 10% or more of the combined voting power of all of our classes of stock entitled to vote and (2) at the time of death, payments with respect to such note would not have been effectively connected with the conduct by such holder of a trade or business in the United States.

              Common stock held or beneficially owned by an individual who, for estate tax purposes, is not a citizen or resident of the United States at the time of death will be included in the gross estate for the purpose of U.S. federal estate tax unless otherwise provided by an applicable estate tax treaty.

Backup Withholding and Information Reporting

              We must report annually to the IRS and to each non-U.S. holder the amount of interest or dividends paid to that holder and the tax withheld, if any, from those payments of interest or dividends. These reporting requirements apply regardless of whether withholding was reduced or eliminated by any applicable tax treaty. Copies of the information returns reporting those payments of interest or dividends and withholding, if any, may also be made available to the tax authorities in the country in which the non-U.S. holder is a resident under the provisions of a applicable income tax treaty or agreement.

              A non-U.S. holder generally will be subject to the additional information reporting or to backup withholding at the applicable rate (currently 28%) with respect to payments of interest on the notes or dividends on common stock or to information reporting or backup withholding with respect to proceeds from the sale or other disposition of the notes or common stock to or through a U.S. office of any broker, as long as the holder:

  •
  has furnished to the payor or broker a valid IRS Form W-8BEN certifying, under penalties of perjury, its status as a non-U.S. person;

  •
  has furnished to the payor or broker other documentation upon which it may rely to treat the payments as made to a non-U.S. person in accordance with Treasury Regulations; or

  •
  otherwise establishes an exemption.

              The payment of the proceeds from the sale or other disposition of the notes or common stock to or through a foreign office of a broker generally will be subject to information reporting or backup withholding. However, a sale or disposition of the notes or common stock will be subject to information reporting, but not backup withholding, if it is to or through a foreign office of a U.S. broker or a non-U.S. broker with certain enumerated connections with the United States, unless the documentation requirements described above are met or the holder otherwise establishes an exemption.

              Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be allowed as a credit against such holder's U.S. federal income tax liability, if any, or will otherwise be refundable, provided that the requisite procedures are followed and the proper information is filed with the IRS on a timely basis. Non-U.S. holders should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption, if applicable.

DESCRIPTION OF SHARE LENDING AGREEMENT

              Concurrently with this offering of the notes, we are offering, in a transaction registered under the Securities Act of 1933, as amended (the "Securities Act"), and by means of a separate prospectus supplement, up to 36,144,570 shares of our common stock, all of which are being borrowed by an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, the underwriter in the common stock offering. We will not receive any proceeds of that offering of common stock.

              To make the purchase of the notes offered pursuant to this prospectus supplement more attractive to prospective investors, we have entered into a share lending agreement (the "share lending agreement"), dated April 10, 2008, with Merrill Lynch, Pierce, Fenner & Smith Incorporated, as agent for its affiliate, Merrill Lynch International, which we refer to as MLI, as principal, under which we have agreed to loan to MLI up to 36,144,570 shares of our common stock (the "borrowed shares") during a period beginning on the date we entered into the share lending agreement and ending on April 1, 2028, or, if earlier, the date as of which we have notified MLI in writing of our intention to terminate the share lending agreement in accordance with its terms, including at any time after the entire principal amount of the notes ceases to be outstanding as the result of conversion, repurchase or redemption, which we refer to as the "loan availability period." We will receive a loan fee of $0.0001 per share for each share of our common stock that we loan to MLI.

              Under the share lending agreement, MLI is permitted to use the shares borrowed from us and offered in the common stock offering only for the purpose of directly or indirectly facilitating the sale of the notes and the hedging of the notes by holders as described below.

              The delivery of the borrowed shares under the share lending agreement is contingent upon the closing of this offering of the notes, and the closing of this offering is contingent upon the delivery of the borrowed shares pursuant to the share lending agreement.

              Share loans under the share lending agreement will terminate and the borrowed shares must be returned to us if this offering is not consummated or upon the termination of the loan availability period, as well as under the following circumstances:

  •
  MLI may terminate all or any portion of a loan at any time.

  •
  We may terminate any or all of the outstanding loans upon a default by MLI under the share lending agreement, including a breach by MLI of any of its representations and warranties, covenants or agreements under the share lending agreement, or the bankruptcy of MLI.

              In addition, upon the conversion of the notes, a number of shares of our common stock proportional to the conversion rate for such notes must be returned to us. Except in certain limited circumstances, any borrowed shares returned to us cannot be reborrowed.

              Any shares that we loan to MLI will be issued and outstanding for corporate law purposes, and accordingly, the holders of the borrowed shares will have all of the rights of a holder of our outstanding shares, including the right to vote the shares on all matters submitted to a vote of our stockholders and the right to receive any dividends or other distributions that we may pay or make on our outstanding shares of our common stock. However, under the share lending agreement, MLI has agreed:

  •
  to pay to us, within one business day after the relevant payment date, an amount equal to any cash dividends that we pay on the borrowed shares; and

  •
  to pay or deliver to us; upon termination of the loan of borrowed shares, any other distribution, in liquidation or otherwise, that we make on the borrowed shares.

              To the extent the borrowed shares we initially lend under the share lending agreement and offered in the common stock offering have not been sold or returned to us, MLI has agreed that it will not vote any such borrowed shares of which it is the record owner. MLI has also agreed under the share lending agreement that it will not transfer or dispose of any borrowed shares, other than to its affiliates, unless the transfer or disposition is pursuant to a registration statement that is effective under the Securities Act. However, investors that purchase the shares from MLI (and any subsequent transferees of such purchasers) will be entitled to the same voting rights with respect to those shares as any other holder of our common stock.

              In view of the contractual undertakings of Merrill Lynch, Pierce, Fenner & Smith Incorporated in the share lending agreement, which have the effect of substantially eliminating the economic dilution that otherwise would result from the issuance of the borrowed shares, we believe that under U.S. generally accepted accounting principles currently in effect, the borrowed shares will not be considered outstanding for the purpose of computing and reporting our earnings per share.

              We have been advised by MLI that it, or its affiliates, intend to use shares borrowed from us to facilitate the establishment by investors in our notes of hedged positions in the notes through purchases of our common stock from those investors in short sales transactions or the entry into privately negotiated derivative transactions with those investors. In addition, MLI and its affiliates may engage in these transactions at any time and from time to time during the term of the share lending agreement in share amounts to be determined by MLI and the affiliates. Further, MLI and its affiliates may from time to time purchase our shares in the market and use the shares to facilitate other similar transactions or other transactions in our common stock.

              The existence of the share lending agreement and the short positions established in connection with the sale of the notes could have the effect of causing the market price of our common stock to be lower over the term of the share lending agreement than it would have been had we not entered into the agreement. See "Risk Factors—Risks Related to the Notes—The effect of the issuance of our shares of common stock pursuant to the share lending agreement, which issuance is being made to facilitate transactions by which investors in the notes may hedge their investments in the notes, may be to lower the market price of our common stock." However, our board of directors has determined that the entry into the share lending agreement is in our best interests as it is a means to facilitate the offer and sale of the notes pursuant to this prospectus supplement on terms more favorable to us than we could have otherwise obtained.

UNDERWRITING

              Merrill Lynch, Pierce, Fenner & Smith Incorporated and Deutsche Bank Securities Inc. are acting as the underwriters in connection with this offering. Under the terms and subject to the conditions contained in an underwriting agreement to be filed as an exhibit relating to this prospectus supplement, we have agreed to sell to the underwriters, and the underwriters have severally agreed to purchase from us, the aggregate principal amount of the notes listed opposite their names below.

Underwriter	Principal Amount
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$84,375,000
Deutsche Bank Securities Inc.	50,625,000

Total	$135,000,000

              The underwriters have agreed to purchase all of the notes sold pursuant to the terms and conditions of the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

              We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

              The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

              Merrill Lynch, Pierce, Fenner & Smith Incorporated and Deutsche Bank Securities Inc. have advised us that they propose to offer the notes directly to the public at the public offering price on the cover page of this prospectus supplement and to selected dealers, which may include the underwriters, at such offering price less a selling concession not in excess of 1.8% of the principal amount of the notes. After the offering, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Deutsche Bank Securities Inc. may change the offering price and other selling terms.

              The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their overallotment option.

	Per Note	Without Option	With Option
Public offering price	100%	$135,000,000	$150,000,000
Underwriting discount	3%	$4,050,000	$4,500,000
Proceeds, before expenses, to us	97%	$130,950,000	$145,500,000

              The expenses of this offering and the concurrent offering of our common stock that are payable by us are estimated to be $300,000 (excluding underwriting discounts and commissions).

Overallotment Option

              We have granted the underwriters an option exercisable for 30 days after the date of this prospectus supplement, to purchase from time to time, in whole or in part, up to an aggregate of up to an additional $15 million principal amount of notes at the public offering price, less the underwriting discounts and commissions. This option may be exercised if the underwriters sell more than $135 million aggregate principal amount of notes in connection with this offering. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional notes based on the underwriter's percentage underwriting commitment in the offering as indicated in the table at the beginning of this "Underwriting" section.

Lock-Up Agreements

              We, and our Chief Executive Officer and directors and Thermo Capital Partners LLC and its affiliates, have each agreed not to (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock or (ii) enter into any swap or other arrangement that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of our common stock or any securities convertible into or exchange for our common stock, whether any such swap or transaction is to be settled by delivery of common stock or other securities in cash or otherwise, for a 90-day period from the date of this prospectus supplement, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Deutsche Bank Securities Inc. The foregoing restrictions do not apply to us with respect to the sale of the notes offered hereby and are subject to certain other exceptions.

Stabilization, Short Positions and Penalty Bids

              Until the distribution of the notes is completed, SEC rules may limit the underwriters and selling group members from bidding for and purchasing the notes and the common stock. However, the underwriters may engage in transactions that stabilize the price of the notes and the common stock such as bids or purchases to peg, fix or maintain the price of the these securities.

              If the underwriters create a short position in the notes or the common stock in connection with the offering, i.e., if they sell more notes than are listed on the cover page of this prospectus, the underwriters may reduce that short position by purchasing notes in the open market. The underwriters may also elect to reduce any short position by exercising all or part of the overallotment option described above. Purchases of a security to stabilize the price or to reduce a short position may cause the price of the security to be higher than it might be in the absence of such purchases.

              Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes or the common stock. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

NASDAQ Listing

              Our shares of common stock are listed on The NASDAQ Global Select Market under the symbol "GSAT."

New Issue of Notes

              The notes are a new issue of securities with no established market. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotations system. We have been advised by the underwriters that the underwriters intend to make a market in the notes but none of the underwriters is obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market, if any, for the notes.

Electronic Distribution

              A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations.

              Other than the prospectus in electronic format, the information on any underwriter's or selling group member's web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Other Relationships

              The underwriters and their respective affiliates have performed various financial advisory, investment banking and commercial banking services from time to time for us and our affiliates and may do so in the future.

Concurrent Offering and Share Lending Agreement

              Concurrently with this offering, we are offering, in a transaction registered under the Securities Act and by means of a prospectus supplement, up to 36,144,570 shares of our common stock that we have agreed to loan to Merrill Lynch International ("MLI"), an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, pursuant to a share lending agreement described in "Description of Share Lending Agreement." We have been advised by MLI that it or its affiliates intend to use the short sale of our common stock pursuant to that offering to facilitate transactions by which investors in the notes may hedge their investments in our common stock. See "Description of Share Lending Agreement." In connection with facilitating those transactions, MLI and its affiliates expect to receive customary, negotiated fees from investors in our notes.

LEGAL MATTERS

              The validity of the convertible senior notes offered hereby, and any shares of our common stock issued upon conversion thereof, will be passed upon for us by Taft Stettinius & Hollister LLP, Cincinnati, Ohio. Certain legal matters in connection with the offering will be passed upon for the underwriters by Davis Polk & Wardwell, New York, New York and Menlo Park, California.

EXPERTS

              The consolidated financial statements of Globalstar, Inc. as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007, and Globalstar, Inc.'s effectiveness of internal control over financial reporting as of December 31, 2007 have been incorporated by reference herein and in the registration statement in reliance upon the reports of Crowe Chizek and Company LLP, independent registered public accounting firm, as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

              The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to documents previously filed with the SEC. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information. The following documents we filed with the SEC pursuant to the Exchange Act are incorporated herein by reference:

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and an amendment thereto on Form 10K/A filed with the SEC on March 17, 2008;

  •
  our definitive proxy statement for the 2008 Annual Meeting of Stockholders filed with the SEC on March 31, 2008;

  •
  the description of our common stock contained in our registration statement on Form 8-A dated October 30, 2006, including any amendment to that form that we may have filed in the past, or may file in the future, for the purpose of updating the description of our common stock.

              All documents filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K) after the date of this prospectus supplement and prior to the time that all the securities have been issued as described in this prospectus supplement shall be deemed to be incorporated in this prospectus supplement by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

              You may request a copy of these filings at no cost by writing or telephoning us at the following address and telephone number:

Globalstar, Inc.
Attention: Investor Relations
461 South Milpitas Blvd.
Milpitas, California 95035
(408) 933-4000

WHERE YOU CAN FIND MORE INFORMATION

              We file annual, quarterly and current reports and other information with the SEC (File No. l-33117) pursuant to the Exchange Act. You may read and copy any documents that are filed at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates from the Public Reference Room of the SEC at its Washington address. Please call the SEC at 1-800-SEC-0330 for further information.

              Our filings are also available to the public through the SEC's website at http://www.sec.gov.

PROSPECTUS

GLOBALSTAR, INC.

Debt Securities
Preferred Stock
Common Stock
Depositary Shares
Warrants

        We may offer and sell the securities listed above from time to time in one or more offerings and in one or more classes or series. We will offer the securities in amounts, at prices and on terms to be determined by market conditions at the time of the offerings. The securities may be offered separately or together in any combination or as a separate series.

        This prospectus provides you with a general description of the securities that may be offered. Each time securities are offered, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain more specific information about the offering and the terms of the securities being offered. The supplement may also add, update or change information contained in this prospectus. This prospectus may not be used to offer or sell securities without a prospectus supplement describing the method and terms of the offering.

        We may sell these securities directly or through agents, underwriters or dealers, or through a combination of these methods. See "Plan of Distribution." The prospectus supplement will list any agents, underwriters or dealers that may be involved, the compensation they will receive and the nature of any underwriting agreement. The prospectus supplement will also show you the total amount of money that we will receive from selling the securities being offered, after the expenses of the offering, and the price per share or unit of the securities being offered. You should read carefully this prospectus and any accompanying prospectus supplement, together with the documents we incorporate by reference, before you invest in any of our securities.

        Investing in any of our securities involves risk. Please read carefully the section entitled "Risk Factors" beginning on page 8 of this prospectus.

        Our common stock is listed on The NASDAQ Global Select Market under the symbol "GSAT." On March 31, 2008, the last reported sale price of our common stock on The NASDAQ Global Select Market was $7.29.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

This prospectus is dated April 1, 2008.

        You should rely only on the information contained in or incorporated by reference into this prospectus and any prospectus supplement. We have not authorized any dealer, salesman or other person to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus and any prospectus supplement are not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate and are not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

THE COMPANY

        The following is only a summary. We urge you to read this entire prospectus, including the more detailed consolidated financial statements, notes to the consolidated financial statements and other information incorporated by reference from our other filings with the Securities and Exchange Commission, or SEC.

        Globalstar, Inc. is a leading provider of mobile voice and data communications services via satellite. By providing wireless services in areas not served or underserved by terrestrial wireless and wireline networks, we seek to address our customers' increasing desire for connectivity. Using, at any given time, approximately 48 in-orbit satellites and 25 ground stations, which we refer to as gateways, we offer voice and data communications services in over 120 countries. Thirteen of these gateways are operated by unaffiliated companies, which we refer to as independent gateway operators and which purchase communications services from us on a wholesale basis for resale to their customers.

        Our network, originally owned by Globalstar, L.P., or Old Globalstar, was designed, built and launched in the late 1990s by a technology partnership led by Loral Space and Communications and Qualcomm Incorporated, or QUALCOMM. On February 15, 2002, Old Globalstar and three of its subsidiaries filed voluntary petitions under Chapter 11 of the United States Bankruptcy Code. In 2004, we completed the second stage of a two stage acquisition of the business and assets of Old Globalstar. The first stage was completed on December 5, 2003, when Thermo Capital Partners LLC was deemed to obtain operational control of the business, as well as certain ownership rights and risks. The second stage was completed in 2004 when we received final approval from the U.S. Federal Communications Commission, or the FCC. Thermo Capital Partners, LLC which owns and operates companies in diverse business sectors and is referred to in this prospectus, together with its affiliates, as "Thermo," became our principal owner in that transaction. We refer to that transaction as the "Reorganization."

        We were formed as a Delaware limited liability company in November 2003, and were converted into a Delaware corporation on March 17, 2006. Unless we specifically state otherwise, all information in this prospectus is presented as if we were a corporation throughout the relevant periods.

        In anticipation of our initial public offering, which was completed on November 2, 2006, our certificate of incorporation was amended on October 25, 2006 to combine our three series of common stock into one class and our Board of Directors approved a six-for-one stock split. Unless we specifically state otherwise, all information in this prospectus is presented as if these corporate events had occurred at the beginning of the relevant periods.

        We currently provide the following telecommunications services:

  •
  two-way voice communication between mobile or fixed handsets or user terminals and other mobile and fixed devices;

  •
  two-way data transmissions (which we call Duplex) between mobile and fixed data modems; and

  •
  one-way data transmissions (which we call Simplex) between a mobile or fixed device that transmits its location or other telemetry information and a central monitoring station.

        In most of the world, we have authority to operate a wireless communications network via satellite over 27.85 MHz of radio spectrum, which is comprised of two blocks of contiguous global radio frequencies. In the United States, the FCC has authorized us to use 25.225 MHz. We refer to our licensed radio frequencies as our "spectrum." We are also licensed by the FCC to use 11MHz of our spectrum to provide an ancillary terrestrial component, known as ATC, in the United States in combination with our existing satellite communications service. On November 9, 2007, the FCC requested comment on whether we should be authorized to provide ATC service over an aggregate 19.275 MHz (an additional 8.275 MHz), of our licensed spectrum. ATC services enable the integration of a satellite-based service with terrestrial wireless service, resulting in a hybrid network designed to provide customers with advanced service and broad coverage.

        Our services are available only with equipment designed to work on our network. The equipment we offer to our customers consists principally of:

  •
  mobile telephones;

  •
  fixed telephones;

  •
  telephone accessories, such as car kits and chargers; and

  •
  data modems.

        At December 31, 2007, we served approximately 284,000 subscribers. We increased our net subscribers by approximately 8% from December 31, 2006 to December 31, 2007. We count "subscribers" based on the number of devices that are subject to agreements which entitle them to use our voice or data communications services rather than the number of persons or entities who own or lease those devices.

        Our satellite constellation was launched in the late 1990s. To supplement our existing satellite constellation, we launched eight spare satellites in 2007. We expect these newly-launched satellites to provide two-way communications service through the deployment of our second-generation constellation. A number of our satellites have experienced various anomalies over time, one of which is a degradation in the performance of the solid-state power amplifiers of the S-band communications antenna subsystem. The S-band antenna provides the downlink from the satellite to a subscriber's phone or data terminal. Degraded performance of an S-band antenna amplifier reduces the availability of two-way voice and data communication between the affected satellite and the subscriber. If the S-band antenna on a satellite ceases to function, two-way communication is impossible over that satellite, but not necessarily over the constellation as a whole. Subscriber service will continue to be available as long as some satellites are functional, but at certain times in any given location two-way communications service may not be available, it may take longer to establish calls and the average duration of calls may be reduced. We believe that if the degradation of the S-band antenna amplifiers continues at the current rate or further accelerates, and if we are unsuccessful in developing additional technical solutions, interruptions of two-way communications services will increase, and by some time in 2008 substantially all of our in-orbit satellites launched prior to 2007 will cease to be able to support two-way communications services. See "Risk Factors—Our satellites have a limited life and some have failed, which causes our network to be compromised and which materially and adversely affects our business, prospects and profitability."

        This S-band antenna amplifier degradation does not adversely affect our one-way Simplex data transmission services, which use only the L-band uplink from a subscriber's Simplex terminal to our satellites. We intend to exploit our ability to provide uninterrupted Simplex services with the introduction of new products and services, including the introduction of a consumer-oriented, hand-held tracking and emergency messaging device, the SPOT™ satellite messenger, made commercially available in November 2007. The SPOT satellite messenger uses both the GPS satellite network to determine a customer's location and the SPOT network to transmit that information to friends, family or an emergency service center.

        On November 30, 2006, we and Thales Alenia Space entered into a contract for the construction of 48 low-earth-orbit satellites for our second-generation satellite constellation, which we expect to extend the life of our network until at least 2025. The contract requires Thales Alenia Space to commence delivery of the satellites in the third quarter of 2009. At our request, Thales Alenia Space has presented a four-part sequential plan for accelerating delivery of the initial 24 satellites by up to four months. We have accepted the first two portions of this plan. We cannot assure you that any or all of this acceleration will occur. On September 5, 2007, we entered into a contract with Arianespace, our "Launch Provider," for the launch of our second-generation satellites and certain pre- and post-launch services. Pursuant to the contract, our Launch Provider will make four launches of six satellites each, and we have the option to require our Launch Provider to make four additional launches of six satellites each. The total contract price for the procurement of our second-generation satellite constellation and related launch services is approximately $1.16 billion (the majority of which is denominated in Euros).

        Our revenue for the years ended December 31, 2007, 2006 and 2005 was $98.4 million, $136.7 million and $127.1 million, respectively. Our net income (loss) for the years ended December 31, 2007, 2006 and 2005 was $(27.9) million, $23.6 million and $18.7 million, respectively.

        Our principal executive offices are located at 461 South Milpitas Blvd., Milpitas, California 95035 and our telephone number at that address is (408) 933-4000.

        Unless the context requires otherwise or unless otherwise noted, all references in this prospectus or any accompanying prospectus supplement to the "Company," "Globalstar," "we" or "our" are to Globalstar, Inc. and its subsidiaries.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the SEC, using a "shelf" registration process. Under this shelf registration process, we may offer and sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the offering and the offered securities. A prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information." Please see "Incorporation of Certain Information by Reference."

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports and other information with the SEC (File No. 1-33117) pursuant to the Securities Exchange Act of 1934, as amended, or the Exchange Act. You may read and copy any documents that are filed at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates from the Public Reference Room of the SEC at its Washington address. Please call the SEC at l-800-SEC-0330 for further information.

        Our filings are also available to the public through the SEC's website at http://www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to documents previously filed with the SEC. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. The following documents we filed with the SEC pursuant to the Exchange Act are incorporated herein by reference:

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and an amendment thereto on Form 10-K/A filed on March 17, 2008;

  •
  our definitive proxy statement for the 2008 Annual Meeting of stockholders filed with the SEC on March 31, 2008; and

  •
  the description of our common stock contained in our registration statement on Form 8-A dated October 30, 2006, including any amendment to that form that we may have filed in the past, or may file in the future, for the purpose of updating the description of our common stock.

        All documents filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K) after the date of the initial registration statement and prior to the effectiveness of the registration statement and after the date of this prospectus and prior to the time that all the securities have been issued as described in this prospectus shall be deemed to be incorporated in this prospectus by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        You may request a copy of these filings at no cost by writing or telephoning us at the following address and telephone number:

Globalstar, Inc.
461 South Milpitas Blvd.
Milpitas, California 95035
(408) 933-4000

        We also maintain a website at http://www.globalstar.com. However, the information on our website is not part of this prospectus or any accompanying prospectus supplement.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

        Certain statements contained in or incorporated by reference into this prospectus, our filings with the SEC and our public releases, other than purely historical information, including, but not limited to, estimates, projections, statements relating to our business plans, objectives and expected operating results, and the assumptions upon which those statements are based, are forward-looking statements within the meaning of Section 27A(i) of the Securities Act of 1933, or the Securities Act, and Section 21E(i) of the Exchange Act. These forward-looking statements generally are identified by the words "believe," "project," "expect," "anticipate," "estimate," "intend," "strategy," "plan," "may," "should," "will," "would," "will be," "will continue," "will likely result," and similar expressions, although not all forward-looking statements contain these identifying words. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Forward-looking statements, such as the statements regarding our ability to develop and expand our business, our ability to manage costs, our ability to exploit and respond to technological innovation, the effects of laws and regulations (including tax laws and regulations) and legal and regulatory changes, the opportunities for strategic business combinations and the effects of consolidation in our industry on us and our competitors, our anticipated future revenues, our anticipated capital spending (including for future satellite procurements and launches), our anticipated financial resources, our expectations about the future operational performance of our satellites (including their projected operational lives), the expected strength of and growth prospects for our existing customers and the markets that we serve, and other statements contained in this report regarding matters that are not historical facts, involve predictions. Risks and uncertainties that could cause or contribute to such differences include, without limitation, those discussed in the section entitled "Risk Factors" included in this prospectus and elsewhere in or incorporated by reference into this prospectus, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, our subsequent SEC filings and those factors summarized below.

        Although we believe that the forward-looking statements contained in this prospectus are based upon reasonable assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur, and actual results could differ materially from those anticipated or implied in the forward-looking statements. The following listing represents some, but not necessarily all, of the factors that may cause actual results to differ from those anticipated or predicted:

  •
  our ability to maintain our customer base for two-way communications service and reduce erosion of retail average revenue per unit, or ARPU, until the launch of our second-generation satellite constellation and thereafter;

  •
  our ability to generate increased revenues from our one-way data communications services, including our one-way data communication, or Simplex, and our new SPOT™ satellite messenger products and services;

  •
  the level and type of demand for our products and services, including the extent to which changes in demand and our competitive position, as a result of the degradation of our satellites' ability to maintain two-way communications service or otherwise, may result in changes to our future products and services and in pricing pressure in the markets in which we compete;

  •
  problems with respect to the construction, launch or in-orbit performance of our existing and future satellites, including possible future losses on the launch of satellites that are not fully covered by insurance, with the performance of the ground-based facilities operated by us or by the independent gateway operators, or with the performance of our system as a whole;

  •
  our ability to attract sufficient additional funding to meet our future capital requirements, in particular the funding of our second-generation satellite constellation;

  •
  competition and our competitiveness vis-à-vis other providers of satellite and ground-based products and services;

  •
  the pace and effects of industry consolidation;

  •
  the continued availability of launch insurance on commercially reasonable terms, and the effects of any insurance exclusions;

  •
  changes in technology;

  •
  changes in our business strategy or development plans;

  •
  our ability to attract and retain qualified personnel;

  •
  worldwide economic, geopolitical and business conditions and risks associated with doing business on a global basis;

  •
  control by our controlling stockholder; and

  •
  legal, regulatory and tax developments, including changes in domestic and international government regulation.

        New risk factors emerge from time to time, and it is not possible for us to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We undertake no obligation to update publicly or revise any forward-looking statements. You should not rely upon forward-looking statements as predictions of future events or performance. We cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

RISK FACTORS

        Your investment in our securities involves risks. You should carefully consider, in addition to the other information contained in, or incorporated by reference into, this prospectus and any accompanying prospectus supplement the risks described below before deciding whether an investment in our securities is appropriate for you. Additional risks and uncertainties that are not yet identified or that we currently deem immaterial may also materially harm our business, operating results and financial condition.

Risks Related to Our Business

We have a short operating history. Our predecessor incurred substantial losses. Our operating results have fluctuated and may continue to do so.

        We acquired the assets of Old Globalstar in December 2003 in a proceeding under the Bankruptcy Code. Prior to that time, Old Globalstar incurred substantial losses, including operating losses of $260.7 million in 2003. Since our acquisition of the Globalstar business, we incurred an operating loss of $3.5 million in 2004, had operating profits of $21.9 million and $15.7 million in 2005 and 2006, respectively, and, largely as a result of problems with our two-way communications services, incurred an operating loss of $24.6 million in 2007. We expect that our operating results will continue to be volatile, at least until we have deployed and placed into service our second-generation satellite constellation.

Our satellites have a limited life and some have failed, which causes our network to be compromised and which materially and adversely affects our business, prospects and profitability.

        Since the first Old Globalstar satellites were launched in 1998, ten satellites have failed in orbit and we expect others to fail in the future. Eight of these satellite failures have been attributed to anomalies of the S-band antenna. The ninth satellite's failure was attributed to an anomaly of the satellite command receiver. The tenth satellite's failure was attributed to a failure of one of its two solar array wings and a failure in a branch module in the flight computer. In-orbit failure may result from various causes, including component failure, loss of power or fuel, inability to control positioning of the satellite, solar or other astronomical events, including solar radiation and flares, and space debris. We consider a satellite "failed" only when it can no longer provide any communications service, and we do not intend to undertake any further efforts to return it to service. Other factors that could affect the useful lives of our satellites include the quality of construction, gradual degradation of solar panels and the durability of components. Radiation induced failure of satellite components may result in damage to or loss of a satellite before the end of its currently expected life.

        As a result of the issues described above, some of our in-orbit satellites may not be fully functioning at any given time. As discussed below, substantially all of our current satellites launched before 2007 have experienced partial failures and degraded performance of their S-band downlink communications capabilities, and we currently believe that by the end of 2008 none of these satellites will be able to support two-way communication services. However, this will not impair their ability to continue to support Simplex data transmissions in the L-band, and accordingly, we do not classify them as "failed."

        As our constellation has aged, the ability of our satellites to carry two-way communications has diminished, and is continuing to diminish, adversely affecting the availability of our two-way communications service, which has adversely affected our results of operations, cash flow and financial condition. Although we do not incur any direct cash costs related to the failure of a satellite, if a satellite fails, we record an impairment charge reflecting its net book value. There are some remote tools we use to remedy certain types of problems affecting the performance of our satellites, but the physical repair of satellites in space is not feasible. We do not insure our satellites against in-orbit failures, whether such failures are caused by internal or external factors.

  S-band Antenna Amplifier Degradation

        As described further below, the degradation of the S-band antenna amplifier in our satellites launched prior to 2007, previously disclosed in February 2007, has recently slowed but is expected to continue. The S-band antenna provides the downlink from the satellite to a subscriber's phone or data terminal. Degraded performance of the S-band antenna reduces the call completion rate for two-way voice and data communication between the affected satellites and the subscriber and may reduce the duration of a call. If the S-band antenna on a satellite ceases to be commercially functional, two-way communication is impossible over that satellite, but not necessarily over the constellation as a whole. The root cause of the degradation in performance of the S-band antenna amplifiers is unknown, although we believe it may result from irradiation of the satellites in orbit. The S-band antenna amplifier degradation does not affect adversely our one-way Simplex data transmission services, which utilize only the L-band uplink from a subscriber's Simplex terminal to the satellites.

        To date, we have managed the degradation of the S-band antenna amplifiers in various technical ways, as well as by launching our spare satellites, placing into service spare satellites already in orbit and moving less impaired satellites to key orbital positions. To address the quality and capacity of our service in light of this problem and to prepare for the integration of our eight spare satellites launched in 2007 (four of which were launched in May 2007 and the remaining four in October 2007), on February 2, 2007, we completed the reconfiguration of our satellite constellation to combine two different "Walker" configurations, which continue to operate as a single constellation of 48 satellites plus in-orbit spares. This reconfiguration was done to maintain, to the extent possible, the capacity and quality of service as well as to insert the spare satellites into the constellation. The eight spare satellites launched will be utilized to augment our existing satellite constellation and later will be integrated into our second-generation satellite constellation. On October 4, 2007, we completed another reconfiguration of our satellite constellation into two further different "Walker" configurations. This reconfiguration was done to improve service given the current operating status of our old satellite constellation and the newly launched eight satellites. We currently expect to launch our second-generation satellites beginning no later than the second-half of 2009.

        In early 2006, we engaged an expert third-party to undertake a comprehensive review of the S-band antenna amplifier degradation and its likely impact on the performance of the constellation as a whole. At that time, based in part on the third-party report, we concluded that, although there was risk, with the addition of the eight spare satellites in 2007, the constellation would continue to provide commercially viable two-way communication services until the next generation satellites begin to be launched in 2009. However, based on data collected in 2007 from satellite operations, we concluded in February 2007 that the degradation of the S-band functionality for two-way communications service is occurring at a faster rate than previously experienced and anticipated. In response, in consultation with outside experts, we have implemented innovative methods, and plan to continue to research additional measures, to attempt to ameliorate this problem, including modifying the configuration of our constellation as described above, changing the way our gateways operate with the satellites and experimenting with new antennas on our phones, thereby attempting to extend the life of the two-way communication capacity of the constellation. We have forecasted the time and duration of two-way service coverage at any particular location in our service area, and we have made this information available without charge to our customers and service providers, including our wholly owned operating subsidiaries, so that they may work with their subscribers to reduce the impact of the service interruptions in their respective service areas. Nonetheless, we expect the S-band antenna amplifier degradation to continue as the satellites age in orbit.

        We believe that if the degradation of the S-band antenna amplifiers continues at the current rate or further accelerates, and if we are unsuccessful in developing additional technical solutions, interruptions of two-way communications services will increase, and by some time in 2008 substantially all of our in-orbit satellites launched prior to 2007 will cease to be able to support two-way communications services. As the number of in-orbit satellites (other than the eight spare satellites launched in 2007) with properly functioning S-band antenna amplifiers decreases, even with optimized placement in orbit of the eight spare satellites, increasingly larger coverage gaps will occur over areas in which we currently provide two-way communications service. Two-way communications service will continue to be available, but at certain times in any given location it will take substantially longer to establish calls and the average duration of calls will be impacted adversely. This has materially adversely affected our ability to attract new subscribers and maintain our existing subscribers for our two-way communications services, equipment sales of two-way communication devices, ARPU and our results of operations and is likely to have a further material adverse effect on each of these in the future. If our subscriber base declines, our ability to attract and retain subscribers at higher rates when our second- generation constellation is placed in service may be affected adversely.

        During the year ended December 31, 2007, our retail average revenue per unit, or ARPU, decreased by 21% to $46.26 from $58.91 in 2006. In addition, our service revenue declined from $92.0 million to $78.3 million and our subscriber equipment sales declined from $44.6 million to $20.1 million. We believe that customer reaction to the S-band antenna amplifier degradation and our related price reductions have been the primary cause of these reductions. If we are unable to maintain our customer base for two-way communications service, our business and profitability may be further materially and adversely affected. In addition, after our second-generation satellite constellation becomes operational, we may face challenges in maintaining our current subscriber base for two-way communications service because we plan then to increase prices, consistent with market conditions, to reflect our improved two-way service and coverage.

Our business plan includes exploiting our ATC license in the United States by combining ATC services with our existing business. If we are unable to accomplish this effectively, our anticipated future revenues and profitability will be reduced and we will lose our investment in developing ATC services.

        We are licensed by the FCC to use a portion of our spectrum to provide ATC services in the United States in combination with our existing communication services. If we can integrate ATC services with our existing business, which will require us to make satisfactory arrangements with terrestrial wireless or other communications service providers, we will be able to use the spectrum currently licensed to us to provide an integrated telecommunications offering incorporating both our satellite and ground station system and a terrestrial-based cellular-like system. If successful, this will allow us to address a broader market for our products and services, thereby increasing our revenue and profitability and the value of our business. However, neither we nor any other company has yet successfully integrated a commercial ATC service with satellite services, and we may be unable to do so.

        Northern Sky Research estimates that development of an independent terrestrial network to provide ATC services could cost $2.5 to $3.0 billion in the United States alone. We do not expect to have sufficient capital resources to develop independently the terrestrial component of an ATC network. Therefore, in the foreseeable future full exploitation of our ATC opportunity will require us to lease portions of our ATC-licensed spectrum to, or form satisfactory partnerships, service contracts, joint ventures or other arrangements with, other telecommunications or spectrum-based service providers.

        Although we have entered into an agreement with Open Range Communications, Inc., or Open Range, that will permit Open Range to deploy service in certain rural geographic markets in the United States under our ATC authority, the agreement is contingent on receiving authority from the FCC to use an expanded portion of our spectrum for ATC services and any other FCC approval of the agreement which may be required and Open Range's completion of its equity and debt financing. We can give no assurance that these conditions will be satisfied, that FCC approval will be received or that the Open Range agreement will improve our revenues and profitability.

        We may not be able to establish other arrangements at all or on favorable terms and, if such arrangements are established, the other parties may not fulfill their obligations. If we are unable to form a suitable partnership or enter into service contract, joint venture agreement or additional leases, we may not be able to realize our plan to offer ATC services, which would limit our ability to expand our business and reduce our revenues and profitability, and adversely affect the value of our ATC license. In addition, in such event we will lose any resources we have invested in developing ATC services, which may be substantial.

        The FCC rules governing ATC are relatively new and are subject to interpretation. The scope of ATC services that we will be permitted and required to provide under our existing FCC license is unclear and we may be required to seek amendments to our ATC license to execute our business plan. The FCC's rules require ATC service providers to demonstrate that their mobile satellite and ATC services satisfy certain gating criteria, such as constituting an "integrated service offering," and maintain at least one in-orbit spare satellite. The FCC reserves the right to rescind ATC authority if the FCC determines that a licensee has failed to provide an "integrated service offering" or to comply with other gating criteria. It is therefore possible that we could lose our existing or future ATC authority, in which case we could lose all or much of our investment in developing ATC services, as well as future revenues from such services.

        On November 9, 2007, the FCC released a Notice of Proposed Rulemaking requesting comments on whether we should be authorized to provide ATC services in the portion of the S-band between 2483.5 and 2495 MHz and in the portion of the L-band that we do not share with Iridium. If the FCC fails to adopt all or a substantial portion of the proposed rule, our ATC strategy may be affected adversely and we may not realize some or all of the value we had hoped to receive from our ATC license.

        The development and operation of our ATC system may also infringe on unknown and unidentified intellectual property rights of other persons, which could require us to modify our business plan, thereby increasing our development costs and slowing our time to market. If we are unable to meet the regulatory requirements applicable to ATC services or develop or acquire the required technology, we may not be able to realize our plan to offer ATC services, which would decrease our revenues and profitability.

Implementation of our business plan depends on increased demand for wireless communications services via satellite, both for our existing services and products and for new services and products. If this increased demand does not occur, our revenues and profitability may not increase as we expect.

        Demand for wireless communication services via satellite may not grow, or may even shrink, either generally or in particular geographic markets, for particular types of services or during particular time periods. A lack of demand could impair our ability to sell our services and to develop and successfully market new services, or could exert downward pressure on prices, or both. This, in turn, could decrease our revenues and profitability and adversely affect our ability to increase our revenues and profitability over time.

        The success of our business plan will depend on a number of factors, including:

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  the level of market acceptance and demand for all of our services;

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  our ability to introduce new products and services that meet this market demand;

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  our ability to retain our existing voice and duplex data customers until we have launched our second-generation satellite constellation;

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  our ability to obtain additional business using our existing spectrum resources both in the United States and internationally;

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  our ability to control the costs of developing an integrated network providing related products and services;

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  our ability to market successfully our new Simplex products and services, especially our SPOT products and services;

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  our ability to develop and deploy innovative network management techniques to permit mobile devices to transition between satellite and terrestrial modes;

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  our ability to limit the effects of further degradation of, and to maintain the capacity and control of, our existing satellite network;

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  our ability to sell the equipment inventory on hand and under commitment to purchase from QUALCOMM;

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  our ability to complete the construction, delivery and launch of our second-generation satellites and, once launched, our ability to maintain their health, capacity and control; and

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  the effectiveness of our competitors in developing and offering similar products and services and in persuading our customers to switch service providers.

The implementation of our business plan and our ability to return to profitability assumes that we are able to continue to generate revenue and positive cash flow as our existing satellite constellation continues to age, and to deploy successfully our second-generation satellite constellation, both of which are contingent on a number of factors.

        As our existing satellite constellation has aged, our customers' ability to access our two-way communications service at all times and places has diminished and is continuing to diminish. Specifically, the degradation of the S-band antenna amplifier in our satellites launched prior to 2007, has continued although at a slower rate than we predicted in February 2007. Our ability to generate revenue and positive cash flow, at least until our second-generation satellite constellation is deployed and begins to generate revenue, will depend upon several factors, including whether:

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  we can maintain our existing two-way communications service customers;

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  the rate of S-band antenna amplifier degradation accelerates;

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  we can introduce successfully new product and service offerings;

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  we can continue to compete successfully against other mobile satellite service providers; and

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  the FCC or a regulatory body outside the United States takes actions that reduce the quantity or utility of our spectrum or limit our ability to use it as we wish.

        Our ability to generate revenue and cash flow has been adversely impacted by our need to reduce our prices for two-way communications services to seek to maintain our customer base despite issues affecting the performance of our network. Further, our business plan and our ability to return to profitability assume that we will be able to deploy successfully our second-generation satellite constellation. In order to do so, we are dependent on third parties, such as Thales Alenia Space and our Launch Provider, to build and launch our satellites. The construction of these satellites is technically complex and subject to construction and delivery delays that could result from a variety of causes, including the failure of third-party vendors to perform as anticipated and changes in the technical specifications of the satellites. Although we have entered into contracts with Thales Alenia Space that anticipate launch of our second-generation satellites beginning in the second-half of 2009, and we have arranged with Thales Alenia Space for acceleration of a portion of the initial 24 satellites by up to four months, there can be no assurance that the delivery of these satellites will be timely. We have not arranged an alternative source if Thales Alenia Space is unable or unwilling to fulfill these contracts. If Thales Alenia Space fails to deliver these initial satellites in a timely manner, our ability to meet our projected launch schedule would be materially adversely affected, and our operations and business plan, which assume a functioning second-generation satellite constellation by 2010, would be materially adversely affected.

        The launch of our second-generation satellite constellation is also subject to FCC approval. There could be a delay in obtaining this approval, caused by factors outside of our control, such as third-party opposition to our application. In addition, there is a remote possibility that the FCC could refuse to grant this approval.

        During any period of delay, we would not be generating the cash flow expected from our new constellation to fund its completion (including procuring replacement satellites) by 2014, and we may be unable to obtain additional financing on favorable terms, or at all, during periods of delay. A delay could also require rescheduling of the anticipated launch dates, and alternative launch slots may not be available within a reasonable period of time, which would also have a material adverse affect on our operations and financial condition.

We depend in large part on the efforts of third parties for the retail sale of our services and products. The inability of these third parties to sell our services and products successfully may decrease our revenue and profitability.

        For each of the years ended December 31, 2007 and 2006, approximately 90% of our revenue was derived from products and services sold through independent agents, dealers and resellers, including, outside the United States, independent gateway operators. If these third parties are unable to market our products and services successfully, our revenue and profitability may decrease.

We depend on independent gateway operators to market our services in important regions around the world. If the independent gateway operators are unable to do this successfully, we will not be able to grow our business in those areas as rapidly as we expect.

        Although we derive most of our revenue from retail sales to end users in the United States, Canada, a portion of Western Europe, Central America and the northern portion of South America, either directly or through agents, dealers and resellers, we depend on independent gateway operators to purchase, install, operate and maintain gateway equipment, to sell phones and data user terminals, and to market our services in other regions where these independent gateway operators hold exclusive or non-exclusive rights. Not all of the independent gateway operators have been successful and, in some regions, they have not initiated service or sold as much usage as originally anticipated. Some of the independent gateway operators are not earning revenues sufficient to fund their operating costs. If they are unable to continue in business, we will lose the revenue we receive for selling equipment to them and providing services to their customers. Although we have implemented a strategy for the acquisition of certain independent gateway operators when circumstances permit, we may not be able to continue to implement this strategy on favorable terms and may not be able to realize the additional efficiencies that we anticipate from this strategy. In some regions it is impracticable to acquire the independent gateway operators either because local regulatory requirements or business or cultural norms do not permit an acquisition, because the expected revenue increase from an acquisition would be insufficient to justify the transaction, or because the independent gateway operator will not sell at a price acceptable to us. In those regions, our revenue and profits may be adversely affected if those independent gateway operators do not fulfill their own business plans to increase substantially their sales of services and products.

        Our success in generating sufficient cash from operations to fund a portion of the cost of our second-generation satellite constellation will depend in part on the market acceptance and success of our new SPOT satellite messenger and other Simplex products and services, which may not occur.

        In 2007, we launched new products to expand the scope of our Simplex services. On November 1, 2007, we introduced the SPOT satellite messenger, aimed at both recreational and commercial customers who require personal tracking, emergency location and messaging solutions that operate beyond the range of traditional terrestrial and wireless communications.

        The market for our SPOT satellite messenger is new and untested. We cannot predict with certainty the potential demand for the services we plan to offer or the extent to which we will be able to meet that demand. Although a survey has assessed the potential addressable market for SPOT products and services in North America at 50 million units, the actual size of the market is unknown and subject to significant uncertainty. Our objective is to capture 2-3% of that market by the end of 2010, but we cannot assure you that we will reach that goal. Demand for our Simplex offerings in general, in particular geographic markets, for particular types of services or during particular time periods may not enable us to generate sufficient positive cash flow to fund a portion of the cost of our second-generation satellite constellation. Among other things, end user acceptance of our Simplex offerings will depend upon:

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  the actual size of the addressable market;

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  our ability to provide attractive service offerings at competitive prices to our target markets;

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  the cost and availability of user equipment, including the data modems that operate on our network;

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  the effectiveness of our competitors in developing and offering alternate technologies or lower priced services; and

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  general and local economic conditions.

        Our business plan assumes a rapidly growing subscriber base for Simplex products. If we cannot implement this business plan successfully and gain market acceptance for these planned Simplex products and services, our business, financial condition, results of operations and liquidity could be materially and adversely affected.

        Because SPOT products and services will be used in isolated and, in some cases, dangerous locations, we cannot predict whether users of the device who suffer injury or death may seek to assert claims against us alleging failure of the device to facilitate timely emergency response. Although we will seek to limit our exposure to any such claims through appropriate disclaimers and liability insurance coverage, we cannot assure investors that the disclaimers will be effective, claims will not arise or insurance coverage will be sufficient.

We have incurred substantial obligations to purchase equipment and services.

        As of December 31, 2007, we had outstanding purchase obligations of over $1.12 billion (a majority of which is denominated in Euros) related to the procurement and deployment of our second-generation satellite constellation and related ground installations, the purchase of mobile phones and related equipment and other contractual obligations. The nature of these purchases requires us to enter into long-term fixed price contracts. We could cancel some of these purchase commitments, subject to the incurrence of specified cancellation penalties. We do not currently have and have not arranged all of the funds necessary to fulfill these purchase commitments and may not be able to obtain them.

        In addition, our cost of services is comprised primarily of network operating costs, which are generally fixed in nature. Accordingly, we are generally unable to adjust our operating costs or capital expenditures to match fluctuations in our revenue.

We must generate significant cash from operations and have to raise additional capital in order to complete our second-generation satellite constellation.

        We estimate the total capital costs of procuring and deploying our second-generation satellite constellation and related upgrades to be approximately $1.25 billion (including certain discretionary ground segment upgrades). As of December 31, 2007, we had incurred approximately $221.1 million (excluding internal costs, capitalized interest but including $74.7 million which is held in escrow pursuant to the contract for the procurement of our second-generation satellite constellation to secure our payment obligations under that contract) of this amount. We estimate approximately $633.4 million (excluding estimated costs of ground infrastructure upgrades and initial payments related to the second batch of 24 satellites) will be incurred from January 1, 2008 through the third quarter of 2010, when we anticipate the launching of 24 second-generation satellites will be complete. We plan to fund approximately $118.4 million of this amount from cash on hand (including our restricted funds held in escrow as described above), $150.0 million ($50.0 million of which was drawn at December 31, 2007) from our credit facility, and approximately $415.0 million with cash from operations and from other sources of funding including but not limited to the sale of debt, equity or a combination of both. Our cash needs could increase depending on, for example, our operational requirements and continued declines in the value of the U.S. dollar against the Euro.

        Our ability to generate a portion of the required $415.0 million from operations by late 2010 depends on our ability to generate substantial earnings from our new SPOT satellite messenger and other Simplex products and to maintain our current level of revenue from subscribers for two-way communications service. We introduced SPOT products and services to consumers in November 2007; accordingly the commercial success of this product is uncertain. After 2010, our ability to generate sufficient cash from operations to complete construction of our second- generation satellite constellation is based on the continued success of these Simplex product offerings, and assumes that we are able to transition our then-existing two-way subscriber base to significantly increased ARPU through, and add new two-way subscribers at, higher priced service offerings consistent with expected prevailing market prices and the enhanced capabilities, increased service quality and broader coverage area we expect following the deployment of our second-generation satellite constellation.

        To meet the cost requirements for completing the procurement and deployment of our second-generation satellite constellation, we expect that we will need to obtain substantial funding from third-party sources. This funding may not be available to us on acceptable terms, or at all, if our future revenues or cash flow are below our expectations, whether as a result of the impact on our two-way subscriber base from degradation of our existing constellation, our failure to generate sufficient revenue from our new SPOT satellite messenger and other Simplex products or for any other reason. If we are unable to generate sufficient cash from operations and from additional capital sources and are therefore unable to fund the procurement and deployment of our second- generation satellite constellation in the time period described above, our results of operations, financial condition and liquidity would be materially and adversely affected.

        Moreover, if for any other reason we are unable to deploy our second-generation satellite constellation before our current constellation ceases to provide commercially viable service, we are likely to lose subscribers, and will incur a further decline in revenues and profitability as our ability to provide commercially viable service declines.

We currently are unable to offer service in important regions of the world due to the absence of gateways in those areas, which is limiting our growth and our ability to compete.

        Our objective is to establish a worldwide service network, either directly or through independent gateway operators, but to date we have been unable to do so in certain areas of the world and we may not succeed in doing so in the future. We have been unable to find capable independent gateway operators for several important regions and countries, including Eastern and Southern Africa, India, and certain parts of Southeast Asia. In addition to the lack of global service availability, cost-effective roaming is not yet available in certain countries because the independent gateway operators have been unable to reach business arrangements with one another. This could reduce overall demand for our products and services and undermine our value for potential users who require service in these areas.

Rapid and significant technological changes in the satellite communications industry may impair our competitive position and require us to make significant additional capital expenditures.

        The hardware and software utilized in operating our gateways were designed and manufactured over 10 years ago and portions are becoming obsolete. As they continue to age, they may become less reliable and will be more difficult and expensive to service. Although we maintain inventories of spare parts, it nonetheless may be difficult or impossible to obtain all necessary replacement parts for the hardware. Our business plan contemplates updating or replacing this hardware and software, and we are negotiating with manufacturers to upgrade our gateways for our second-generation constellation, but we may not be successful in these efforts, and the cost may exceed our estimates. We expect to face competition in the future from companies using new technologies and new satellite systems. The space and communications industries are subject to rapid advances and innovations in technology. New technology could render our system obsolete or less competitive by satisfying consumer demand in more attractive ways or through the introduction of incompatible standards. Particular technological developments that could adversely affect us include the deployment by our competitors of new satellites with greater power, greater flexibility, greater efficiency or greater capabilities, as well as continuing improvements in terrestrial wireless technologies. For us to keep up with technological changes and remain competitive, we will need to make significant capital expenditures. Customer acceptance of the services and products that we offer will continually be affected by technology-based differences in our product and service offerings. New technologies may be protected by patents or other intellectual property laws and therefore may not be available to us.

A natural disaster could diminish our ability to provide communications service.

        Natural disasters could damage or destroy our ground stations resulting in a disruption of service to our customers. In addition, the collateral effects of such disasters such as flooding may impair the functioning of our ground equipment. If a natural disaster were to impair or destroy any of our ground facilities, we might be unable to provide service to our customers in the affected area for a period of time. Even if our gateways are not affected by natural disasters, our service could be disrupted if a natural disaster damages the public switch telephone network or terrestrial wireless networks or our ability to connect to the public switch telephone network or terrestrial wireless networks. Such failure or service disruptions could harm our business and results of operations.

We may not be able to launch our satellites successfully. Loss of a satellite during launch could delay or impair our ability to offer our services or reduce our revenues and launch insurance will not fully cover this risk.

        We have in the past insured the launch of our satellites, but we do not insure our existing satellites during their remaining in-orbit operational lives. Insurance proceeds would likely be available in the event of a launch failure, but acquiring replacements for any of the satellites will cause a delay in the deployment of our second-generation constellation and any insurance proceeds would not cover lost revenue.

        We anticipate our launch failure insurance policy to include specified exclusions, deductibles and material change limitations. Some (but not all) exclusions could include damage arising from acts of war, anti-satellite devices and other similar potential risks for which exclusions were customary in the industry at the time the policy was written.

        If launch insurance rates were to rise substantially, our future launch costs would increase. In addition, in light of increasing costs, the scope of insurance exclusions and limitations on the nature of the losses for which we can obtain insurance, or other business reasons, we may conclude that it does not make business sense to obtain third-party insurance and may decide to pursue other strategies for mitigating the risk of a satellite launch failure, such as purchasing additional spare satellites or obtaining relaunch guaranties from the launch provider. It is also possible that insurance could become unavailable, either generally or for a specific launch vehicle, or that new insurance could be subject to broader exclusions on coverage, in which event we would bear the risk of launch failures.

An FCC decision to license a second CDMA operator in our band, or to take other steps that would reduce our existing spectrum allocation or impose additional spectrum sharing agreements on us, could adversely affect our services and operations.

        Under the FCC's plan for mobile satellite services in our frequency bands, we must share frequencies in the United States with other licensed mobile satellite services operators. To date, there are no other authorized CDMA-based mobile satellite services operators and no pending applications for authorization. However, there is a potential German CDMA system called Courier which may be built and which may use our frequencies. We may be required to share spectrum with this system or other systems that are not currently licensed by the U.S. or any other jurisdiction.

Spectrum values historically have been volatile, which could cause the value of our company to fluctuate.

        Our business plan is evolving and it may include forming strategic partnerships to maximize value for our spectrum, network assets and combined service offerings in the United States and internationally. Value that we may be able to realize from such partnerships will depend in part on the value ascribed to our spectrum. Valuations of spectrum in other frequency bands historically have been volatile, and we cannot predict at what amount a future partner may be willing to value our spectrum and other assets. In addition, to the extent that the FCC takes action that makes additional spectrum available or promotes the more flexible use or greater availability (e.g., via spectrum leasing or new spectrum sales) of existing satellite or terrestrial spectrum allocations, the availability of such additional spectrum could reduce the value of our spectrum authorizations and business.

We face intense competition in all of our markets, which could result in a loss of customers and lower revenues and make it more difficult for us to enter new markets.

  Satellite-based Competitors

        There are currently five other satellite operators providing services similar to ours on a global or regional basis: Iridium, Inmarsat, MSV, Thuraya Satellite Telecommunications Company and Asia Cellular Satellite. In addition, ICO Global Communications (Holdings) Limited and TerreStar Corporation plan to launch their new satellite systems within the next few years and MSV plans to launch a new high-capacity satellite in 2009. The provision of satellite-based products and services is subject to downward price pressure when the capacity exceeds demand.

        Although we believe there is currently no commercially available product comparable to our new SPOT satellite messenger product, other providers of satellite—based products could introduce their own similar products if the SPOT product is successful, which may materially adversely affect our business plan. In addition, we may face competition from new competitors or new technologies. With so many companies targeting many of the same customers, we may not be able to retain successfully our existing customers and attract new customers and as a result may not grow our customer base and revenue.

  Terrestrial Competitors

        In addition to our satellite-based competitors, terrestrial wireless voice and data service providers are expanding into rural and remote areas and providing the same general types of services and products that we provide through our satellite-based system. Many of these companies have greater resources, greater name recognition and newer technologies than we do. Industry consolidation could adversely affect us by increasing the scale or scope of our competitors and thereby making it more difficult for us to compete. We could lose market share and revenue as a result of increasing competition from the extension of land-based communication services.

        Although satellite communications services and ground-based communications services are not perfect substitutes, the two compete in certain markets and for certain services. Consumers generally perceive wireless voice communication products and services as cheaper and more convenient than satellite-based ones.

        Additionally, the extension of terrestrial telecommunications services to regions previously underserved or not served by wireline or wireless services may reduce demand for our service in those regions. These land-based telecommunications services have been built quickly; therefore, demand for our products and services may decline in these areas more rapidly than we assumed in formulating our business plan. This development has led, in part, to our efforts to identify and sell into geographically remote markets and further the deployment of user terminals and data products in these markets. If we are unable to attract new customers in these regions, our customer base may decrease, which could have a material adverse effect on our business prospects, financial condition and results of operations.

  ATC Competitors

        We also expect to compete with a number of other existing and future wireless providers that may develop ATC integrated networks. For example, MSV has received a license from the FCC to operate an ATC network, and Terrestar filed an application for ATC authority in September 2007. Other competitors are expected to seek approval from the FCC to operate ATC services. Any of these competitors could offer an integrated satellite and terrestrial network before we do, could combine with terrestrial networks that provide them with greater financial or operational flexibility than we have, or could offer an ATC network that customers prefer over ours.

The loss of customers, particularly our large customers, may reduce our future revenues.

        We may lose customers due to competition, consolidation, regulatory developments, business developments affecting our customers or their customers, the anticipated constellation degradation or a more rapid than anticipated degradation of our constellation or for other reasons. Our top 10 customers for the years ended December 31, 2007 and 2006 accounted for, in the aggregate, approximately 16% and 22% of our total revenues of $98.4 million and $136.7 million, respectively. For the years ended December 31, 2007 and 2006, revenues from our largest customer were $6.2 million or 6%, and $5.4 million or 4% of our total revenues, respectively. If we fail to maintain our relationships with our major customers, if we lose them and fail to replace them with other similar customers, or if we experience reduced demand from our major customers, our profitability could be significantly reduced through the loss of these revenues. In addition, we may be required to record additional costs to the extent that amounts due from these customers become uncollectible. More generally, our customers may fail to renew or may cancel their service contracts with us, which could negatively affect future revenues and profitability. After our second-generation satellite constellation becomes operational, we may face challenge in maintaining our existing subscriber base for two-way communications service because we plan then to increase prices, consistent with market conditions, to reflect our improved two-way service and coverage.

        Our customers include multiple agencies of the U.S. government. Service sales to U.S. government agencies constituted approximately 11% and 10% of our total service revenue for the years ended December 31, 2007 and 2006, respectively. Government sales are made pursuant to individual purchase orders placed from time to time by the governmental agencies and are not related to long-term contracts. U.S. government agencies may terminate their business with us at any time without penalty and are subject to changes in government budgets and appropriations.

Our business is subject to extensive government regulation, which mandates how we may operate our business and may increase our cost of providing services, slow our expansion into new markets and subject our services to additional competitive pressures.

        Our ownership and operation of wireless communication systems are subject to significant regulation in the United States by the FCC and in foreign jurisdictions by similar local authorities. The rules and regulations of the FCC or these foreign authorities may change and may not continue to permit our operations as presently conducted or as we plan to conduct them. For example, the FCC has cancelled and refused to date to reinstate our license for spectrum in the 2 GHz band and has since licensed this spectrum to other entities for their mobile satellite service systems.

        Failure to provide services in accordance with the terms of our licenses or failure to operate our satellites, ground stations, or other terrestrial facilities (including those necessary to provide ATC services) as required by our licenses and applicable government regulations could result in the imposition of government sanctions against us, up to and including cancellation of our licenses.

        The FCC may require us to obtain separate authorization to launch and operate replacement satellites if it concludes that these satellites are not "technically identical" to those authorized by our existing license. Although we believe that our replacement satellites will be "technically identical" in this fashion, we cannot assure you that the FCC will reach a similar conclusion. If the FCC reaches a different conclusion, we may need to obtain a separate FCC authority prior to launching or operating these replacement satellites, which authority may not be obtained.

        Our system must be authorized in each of the markets in which we or the independent gateway operators provide service. We and the independent gateway operators may not be able to obtain or retain all regulatory approvals needed for operations. For example, the company with which Old Globalstar contracted to establish an independent gateway operation in South Africa was unable to obtain an operating license from the Republic of South Africa and abandoned the business in 2001. Regulatory changes, such as those resulting from judicial decisions or adoption of treaties, legislation or regulation in countries where we operate or intend to operate, may also significantly affect our business. Because regulations in each country are different, we may not be aware if some of the independent gateway operators and/or persons with which we or they do business do not hold the requisite licenses and approvals.

        Our current regulatory approvals could now be, or could become, insufficient in the view of foreign regulatory authorities. Furthermore, any additional necessary approvals may not be granted on a timely basis, or at all, in all jurisdictions in which we wish to offer services, and applicable restrictions in those jurisdictions could become unduly burdensome.

        Our operations are subject to certain regulations of the United States State Department's Directorate of Defense Trade Controls (i.e., the export of satellites and related technical data), United States Treasury Department's Office of Foreign Assets Control (i.e., financial transactions) and the United States Commerce Department's Bureau of Industry and Security (i.e., our gateways and phones). These regulations may limit or delay our ability to operate in a particular country. As new laws and regulations are issued, we may be required to modify our business plans or operations. If we fail to comply with these regulations in any country, we could be subject to sanctions that could affect, materially and adversely, our ability to operate in that country. Failure to obtain the authorizations necessary to use our assigned radio frequency spectrum and to distribute our products in certain countries could have a material adverse effect on our ability to generate revenue and on our overall competitive position.

If we do not develop, acquire and maintain proprietary information and intellectual property rights, it could limit the growth of our business and reduce our market share.

        Our business depends on technical knowledge, and we believe that our future success is based, in part, on our ability to keep up with new technological developments and incorporate them in our products and services. We own or have the right to use our patents, work products, inventions, designs, software, systems and similar know-how. Although we have taken diligent steps to protect that information, the information may be disclosed to others or others may independently develop similar information, systems and know-how. Protection of our information, systems and know-how may result in litigation, the cost of which could be substantial. Third parties may assert claims that our products or services infringe on their proprietary rights. Any such claims, if made, may prevent or limit our sales of products or services or increase our costs of sales. Although no third party has filed a lawsuit or asserted a written claim against us for allegedly infringing on its proprietary rights, such claims could be made in the future.

        Much of the software we require to support critical gateway operations is licensed from third parties, including QUALCOMM and Space Systems/Loral Inc., and was developed or customized specifically for our use. Software to support customer service functions, such as billing, is also licensed from third parties and was developed or customized specifically for our use. If the third party licensors were to cease to support and service the software, or the licenses were to no longer be available on commercially reasonable terms, it may be difficult, expensive or impossible to obtain such services from alternative vendors. Replacing such software could be difficult, time consuming and expensive, and might require us to obtain substitute technology with lower quality or performance standards or at a greater cost.

We face special risks by doing business in developing markets, including currency and expropriation risks, which could increase our costs or reduce our revenues in these areas.

        Although our most economically important geographic markets currently are the United States and Canada, we have substantial markets for our mobile satellite services in, and our business plan includes, developing countries or regions that are underserved by existing telecommunications systems, such as rural Venezuela and Central America. Developing countries are more likely than industrialized countries to experience market, currency and interest rate fluctuations and may have higher inflation. In addition, these countries present risks relating to government policy, price, wage and exchange controls, social instability, expropriation and other adverse economic, political and diplomatic conditions.

        Although a majority of our revenues are received in U.S. dollars, and our independent gateway operators are required to pay us in U.S. dollars, limited availability of U.S. currency in some local markets or governmental controls on the export of currency may prevent an independent gateway operator from making payments in U.S. dollars or delay the availability of payment due to foreign bank currency processing and approval. In addition, exchange rate fluctuations may affect our ability to control the prices charged for the independent gateway operators' services.

Fluctuations in currency exchange rates may adversely impact our financial results.

        Our operations involve transactions in a variety of currencies. Sales denominated in foreign currencies primarily involve the Canadian dollar and the Euro. A substantial majority of our obligations, including the funds held in escrow to secure our payment obligations, under the contract for construction of our second-generation satellite constellation are denominated in Euros. Accordingly, our operating results may be significantly affected by fluctuations in the exchange rates for these currencies, and increases in the value of the Euro compared to the U.S. dollar have effectively substantially increased the Euro-denominated costs of procuring our second-generation satellite constellation and related ground facilities. Further declines in the dollar will exacerbate this problem. A 1% decline in the dollar vis-à-vis the Euro would increase our committed purchase obligations by approximately $7.4 million. Approximately 37% and 33% of our total sales were to retail customers in Canada, Europe and Venezuela during the years ended December 31, 2007 and 2006, respectively. Our results of operations for the years ended December 31, 2007 and 2006 reflected income of $8.2 million and a loss of $4.0 million, respectively, on foreign currency transactions. Our exposure to fluctuations in currency exchange rates has increased significantly as a result of our satellite contracts. We may be unable to offset unfavorable currency movements as they adversely effect our revenue and expenses or to hedge them effectively. Our inability to do so could have a substantial negative impact on our operating results and cash flows.

If we become subject to unanticipated foreign tax liabilities, it could materially increase our costs.

        We operate in various foreign tax jurisdictions. We believe that we have complied in all material respects with our obligations to pay taxes in these jurisdictions. However, our position is subject to review and possible challenge by the taxing authorities of these jurisdictions. If the applicable taxing authorities were to challenge successfully our current tax positions, or if there were changes in the manner in which we conduct our activities, we could become subject to material unanticipated tax liabilities. We may also become subject to additional tax liabilities as a result of changes in tax laws, which could in certain circumstances have a retroactive effect.

We rely on a limited number of key vendors for timely supply of equipment and services. If our key vendors fail to provide equipment and services to us, we may face difficulties in finding alternative sources and may not be able to operate our business successfully.

        We depend on QUALCOMM for gateway hardware and software, and also as the exclusive manufacturer of phones using the IS 41 CDMA North American standard, which incorporates QUALCOMM proprietary technology. Ericsson OMC Limited and Telit, which until 2000 manufactured phones and other products for us, have discontinued manufacturing these products, and QUALCOMM may choose to terminate its business relationship with us when its current contractual obligations are completed in approximately three years. In addition, we currently have a maintenance and support contract with QUALCOMM that we must negotiate annually. If QUALCOMM terminates any one of these relationships, we may not be able to find a replacement supplier. Although the QUALCOMM relationship might be replaced, there could be a substantial period of time in which our products or services are not available and any new relationship may involve a significantly different cost structure, development schedule and delivery times.

        We depend on Axonn L.L.C. to produce and sell the data modems through which we provide our Simplex service, including our new SPOT satellite messenger products, which incorporate Axonn proprietary technology. Axonn is currently our sole source for obtaining these data modems. If Axonn were to cease producing and selling these data modems, in order to continue to expand our Simplex service, we would either have to acquire from Axonn the right to have the modems manufactured by another vendor or develop a modem that did not rely on Axonn's proprietary technology. We have no long-term contract with Axonn for the production and sale of these data modems.

Pursuing strategic transactions may cause us to incur additional risks.

        We may pursue acquisitions, joint ventures or other strategic transactions on an opportunistic basis, although no such transactions that would be financially significant to us are probable at this time. We may face costs and risks arising from any such transactions, including integrating a new business into our business or managing a joint venture. These may include legal, organizational, financial and other costs and risks.

        In addition, if we were to choose to engage in any major business combination or similar strategic transaction, we may require significant external financing in connection with the transaction. Depending on market conditions, investor perceptions of us and other factors, we may not be able to obtain capital on acceptable terms, in acceptable amounts or at appropriate times to implement any such transaction. Any such financing, if obtained, may further dilute our existing stockholders.

Our indebtedness could impair our ability to react to changes in our business and may limit our ability to use debt to fund future capital needs.

        Our indebtedness could adversely affect our financial condition. If the $150.0 million in committed facilities under our restated and amended credit agreement had been drawn fully at December 31, 2007, our indebtedness would have been $150.0 million. This would have resulted in annual interest expense of approximately $16.5 million, assuming an interest rate of 11.0%. In addition, we anticipate incurring additional indebtedness in connection with our future business plans. Our indebtedness could:

  •
  require us to dedicate a substantial portion of our cash flow from operations to principal payments on our debt in years when the debt matures, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate expenditures;

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  result in an event of default if we fail to comply with the restrictive covenants contained in our credit agreement, which event of default could result in all of our debt becoming immediately due and payable;

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  increase our vulnerability to adverse general economic or industry conditions because our debt could mature at a time when those conditions make it difficult to refinance and our cash flow is insufficient to repay the debt in full, forcing us to sell assets at disadvantageous prices or to default on the debt;

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  limit our flexibility in planning for, or reacting to, competition and/or changes in our business or our industry by limiting our ability to incur additional debt, to make acquisitions and divestitures or to engage in transactions that could be beneficial to us;

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  restrict us from making strategic acquisitions, introducing new products or services or exploiting business opportunities; and

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  place us at a competitive disadvantage relative to competitors that have less debt or greater financial resources.

        Furthermore, if an event of default were to occur with respect to our credit agreement or other indebtedness, our creditors could accelerate the maturity of our indebtedness. Our indebtedness under our credit agreement is secured by a lien on substantially all of our assets and the assets of our domestic subsidiaries and the lenders could foreclose on these assets to repay the indebtedness.

        Our ability to make scheduled payments on or to refinance indebtedness obligations depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We may not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness. If our cash flows and capital resources are insufficient to fund our debt service obligations, we could face substantial liquidity problems and could be forced to sell assets, seek additional capital or seek to restructure or refinance our indebtedness. These alternative measures may not be successful or feasible. Our credit agreement restricts our ability to sell assets. Even if we could consummate those sales, the proceeds that we realize from them may not be adequate to meet any debt service obligations then due.

We plan to incur additional indebtedness or other obligations in the future, which would exacerbate the risks discussed above.

        Our credit agreement permits us to incur, in addition to the $150.0 million of revolving credit and delayed draw term loans that Thermo Funding Company LLC, or Thermo Funding, has advanced under the credit agreement, other indebtedness under certain conditions, including up to $250.0 million of additional equally and ratably secured, pari passu, term loans, up to $200.0 million of unsecured debt and up to $25.0 million of purchase money indebtedness or capitalized leases. We may incur this additional indebtedness only if no event of default under our credit agreement then exists and if we are in pro forma compliance with all of the financial covenants of our credit agreement. Our credit agreement also permits us to incur obligations that do not constitute "indebtedness" as defined in the credit agreement, including obligations to satellite vendors that are not evidenced by a note and not secured by assets other than those purchased with such obligations. To the extent additional debt or other obligations are added to our currently anticipated debt levels, the substantial indebtedness risks described above would increase.

        We may not be able to generate sufficient cash to service all of our indebtedness and may be forced to take other actions to satisfy our obligations under such indebtedness, which may not be successful.

A decrease in interest rates will cause us to incur a further loss on our derivative instrument.

        We utilize a derivative instrument in the form of an interest rate swap agreement to minimize our risk from interest rate fluctuations relating to our variable rate credit agreement. The swap agreement does not qualify for hedge accounting treatment. Accordingly, changes in the fair value of the agreement must be recognized as "Interest rate derivative gain (loss)" over the life of the agreement. In 2007 and 2006, we recognized losses of $3.2 million and $2.7 million, respectively, on this agreement. Further decreases in market interest rates will result in us incurring further losses.

Restrictive covenants in our credit agreement impose restrictions that may limit our operating and financial flexibility.

        Our credit agreement contains a number of significant restrictions and covenants that limit our ability to:

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  incur or guarantee additional indebtedness;

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  pay dividends or make distributions to our stockholders;

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  make investments, acquisitions or capital expenditures;

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  repurchase or redeem capital stock or subordinated indebtedness;

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  grant liens on our assets;

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  incur restrictions on the ability of our subsidiaries to pay dividends or to make other payments to us;

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  enter into transactions with our affiliates;

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  incur obligations to vendors of satellites;

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  merge or consolidate with other entities or transfer all or substantially all of our assets; and

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  transfer or sell assets.

        Complying with these restrictive covenants, as well as those that may be contained in any agreements governing future indebtedness, including any Debt Securities, may impair our ability to finance our operations or capital needs or to take advantage of other favorable business opportunities. Our ability to comply with these restrictive covenants will depend on our future performance, which may be affected by events beyond our control. If we violate any of these covenants and are unable to obtain waivers, we would be in default under the agreement and payment of the indebtedness could be accelerated. The acceleration of our indebtedness under one agreement may permit acceleration of indebtedness under other agreements that contain cross-default or cross-acceleration provisions. If our indebtedness is accelerated, we may not be able to repay our indebtedness or borrow sufficient funds to refinance it. Even if we are able to obtain new financing, it may not be on commercially reasonable terms or on terms that are acceptable to us. If our indebtedness is in default for any reason, our business, financial condition and results of operations could be materially and adversely affected. In addition, complying with these covenants may also cause us to take actions that are not favorable to holders of the common stock and may make it more difficult for us to successfully execute our business plan and compete against companies who are not subject to such restrictions. Furthermore, our ability to draw on our credit facility is subject to conditions, including the absence of a material adverse change after September 30, 2007 in our business or financial condition, other than a change resulting from existing and future first-generation satellite constellation degradation or failure issues.

We are a defendant in a shareholder class action lawsuit arising out of our initial public offering in 2006 and consumer class action lawsuits and we may be involved in additional litigation in the future.

        On February 9, 2007, the first of three purported class action lawsuits was filed against us, our Chief Executive Officer ("CEO") and our Chief Financial Officer ("CFO") in the United States District Court for the Southern District of New York alleging that our registration statement related to our initial public offering ("IPO") in November 2006 contained material misstatements and omissions. The Court consolidated the three cases as Ladmen Partners, Inc. v. Globalstar, Inc., et al., Case No. 1:07-CV-0976 (LAP), and appointed Connecticut Laborers' Pension Fund as lead plaintiff. On August 15, 2007, the lead plaintiff filed its Securities Class Action Consolidated Amended Complaint. The Amended Complaint reasserts claims against us and our CEO and CFO, and adds as defendants the three co-lead underwriters of the IPO, Wachovia Capital Markets, LLC, JPMorgan Securities, Inc. and Jefferies & Company, Inc. It cites a drop in the trading price of our common stock that followed our filing, on February 5, 2007, of a Current Report of Form 8-K relating in part to changes in the condition of our satellite constellation. It seeks, on behalf of a class of purchasers of our common stock who purchased shares in the IPO, recovery of damages under Sections 11 and 15 of the Securities Act of 1933 and rescission under Section 12(a)(2) of the Securities Act of 1933. On November 15, 2007, plaintiffs filed their Second Amended Complaint. Defendants' response and motion to dismiss was filed on February 15, 2008. The Plaintiff's response to these motions is due April 15, 2008 in accordance with the Court's scheduling order. We intend to continue to defend the matter vigorously.

        On April 7, 2007, Kenneth Stickrath and Sharan Stickrath filed a purported class action complaint against us in the U.S. District Court for the Northern District of California (Case No: 07-CV-01941 THE). The complaint is based on alleged violations of California Business & Professions Code § 17200 and California Civil Code § 1750, et seq., the Consumers' Legal Remedies Act. Plaintiffs allege that members of the proposed class suffered damages from March 2003 to the present because we did not perform according to our representations with respect to coverage and reliability. Plaintiffs claim that the amount in controversy exceeds $5.0 million but do not allege any particular actual damages incurred. Plaintiffs amended their complaint on June 29, 2007, and we filed a motion to dismiss the complaint on July 6, 2007. On September 25, 2007, the court issued an order granting in part and denying in part our motion. Subsequently, on October 17, 2007, the plaintiffs filed their Second Amended Complaint, and we filed our Objections to Plaintiffs' First Set of Requests for Production of Documents. A hearing on our motion to dismiss the Second Amended Compliant was held on February 5, 2008. On February 6, 2008, the judge granted our motion in part and denied it in part. Discovery related solely to the issue of certification of the class is ongoing.

        On April 24, 2007, Mr. Jean-Pierre Barrette filed a motion for Authorization to Institute a Class Action in Quebec, Canada, Superior Court against Globalstar Canada. Mr. Barrette asserts claims based on Quebec law related to his alleged problems with Globalstar Canada's service. We moved to disqualify Mr. Barrette because of his association with the law firm representing plaintiffs and to transfer the case to the district of Montreal. The court recently granted our motion for a change of venue, and plaintiff's counsel substituted a new designated representative of the purported class. The case is now known as Steve Poisson v. Globalstar Canada Satellite Co., No. 500-06-000417-077. Plaintiff has not specified what remedies he is seeking.

        We cannot assure you that we will prevail in these lawsuits. Failure to prevail in any or all actions could have a material adverse effect on our consolidated financial position, results of operations and cash flows in the future.

        In addition, in the past, we have, and may in the future, become subject to other types of litigation. Litigation is often expensive and diverts management's attention and resources, which could materially and adversely affect our business.

Risks Related to Our Common Stock

We do not expect to pay dividends on our common stock in the foreseeable future.

        We do not expect to pay cash dividends on our common stock, including any common stock offered. Any future dividend payments are within the discretion of our board of directors and will depend on, among other things, our results of operations, working capital requirements, capital expenditure requirements, financial condition, contractual restrictions, business opportunities, anticipated cash needs, provisions of applicable law and other factors that our board of directors may deem relevant. We may not generate sufficient cash from operations in the future to pay dividends on our common stock. Our credit agreement currently prohibits the payment of cash dividends.

The market price of our common stock is volatile and there is a limited market for our shares.

        The trading price of our common stock is subject to wide fluctuations. Factors affecting the trading price of our common stock may include:

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  actual or anticipated variations in our operating results;

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  further failure in the performance of our current or future satellites or a delay in the launch of our second-generation satellites;

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  failure to obtain adequate financing in a timely manner;

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  changes in financial estimates by research analysts, or any failure by us to meet or exceed any such estimates, or changes in the recommendations of any research analysts that elect to follow our common stock or the common stock of our competitors;

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  actual or anticipated changes in economic, political or market conditions, such as recessions or international currency fluctuations;

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  actual or anticipated changes in the regulatory environment affecting our industry;

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  actual or anticipated sales of common stock by our controlling stockholder;

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  changes in the market valuations of our industry peers; and

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  announcements by us or our competitors of significant acquisitions, strategic partnerships, divestitures, joint ventures or other strategic initiatives.

        The trading price of our common stock might also decline in reaction to events that affect other companies in our industry even if these events do not directly affect us. You may be unable to resell your shares of our common stock at or above the initial purchase price. Additionally, because we are a controlled company there is a limited market for our common stock and we cannot assure you that a trading market will develop further or be maintained.

        Trading volume for our common stock historically has been low. Sales of significant amounts of shares of our common stock in the public market could lower the market price of our stock.

The future issuance of additional shares of our common stock could cause dilution of ownership interests and adversely affect our stock price.

        We may in the future issue our previously authorized and unissued securities, resulting in the dilution of the ownership interests of our current stockholders. We are currently authorized to issue 800 million shares of common stock, of which approximately 83.7 million were issued and outstanding as of December 31, 2007 and 716.3 million were available for future issuance. The potential issuance of such additional shares of common stock, whether directly or pursuant to any conversion right of any convertible securities, may create downward pressure on the trading price of our common stock. We may also issue additional shares of our common stock or other securities that are convertible into or exercisable for common stock for capital raising or other business purposes. Future sales of substantial amounts of common stock, or the perception that sales could occur, could have a material adverse effect on the price of our common stock. Holders of Debt Securities sold pursuant to this prospectus will be preferred in right of payment to the holder of our preferred and common stock.

We may issue shares of preferred stock or debt securities with greater rights than our common stock.

        Subject to the rules of The NASDAQ Global Select Market, our certificate of incorporation authorizes our board of directors to issue one or more series of preferred stock and set the terms of the preferred stock without seeking any further approval from holders of our common stock. Currently, there are 100 million shares of preferred stock authorized but none issued. Any preferred stock that is issued may rank ahead of our common stock in terms of dividends, priority and liquidation premiums and may have greater voting rights than holders of our common stock.

If persons engage in short sales of our common stock, the price of our common stock may decline.

        Selling short is a technique used by a stockholder to take advantage of an anticipated decline in the price of a security. A significant number of short sales or a large volume of other sales within a relatively short period of time can create downward pressure on the market price of a security. Further sales of common stock could cause even greater declines in the price of our common stock due to the number of additional shares available in the market, which could encourage short sales that could further undermine the value of our common stock. Holders of our securities could, therefore, experience a decline in the value of their investment as a result of short sales of our common stock.

Provisions in our charter documents and credit agreement and provisions of Delaware law may discourage takeovers, which could affect the rights of holders of our common stock.

        Provisions of Delaware law and our amended and restated certificate of incorporation, amended and restated bylaws and our credit agreement could hamper a third party's acquisition of us or discourage a third party from attempting to acquire control of us. These provisions include:

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  the absence of cumulative voting in the election of our directors, which means that the holders of a majority of our common stock may elect all of the directors standing for election;

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  the ability of our board of directors to issue preferred stock with voting rights or with rights senior to those of the common stock without any further vote or action by the holders of our common stock;

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  the division of our board of directors into three separate classes serving staggered three-year terms;

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  the ability of our stockholders, at such time when Thermo does not own a majority of our outstanding capital stock entitled to vote in the election of directors, to remove our directors only for cause and only by the vote of at least 66 2/3% of the outstanding shares of capital stock entitled to vote in the election of directors;

  •
  prohibitions, at such time when Thermo does not own a majority of our outstanding capital stock entitled to vote in the election of directors, on our stockholders acting by written consent;

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  prohibitions on our stockholders calling special meetings of stockholders or filling vacancies on our board of directors;

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  the requirement, at such time when Thermo does not own a majority of our outstanding capital stock entitled to vote in the election of directors, that our stockholders must obtain a super-majority vote to amend or repeal our amended and restated certificate of incorporation or bylaws;

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  change of control provisions in our credit agreement, which provide that a change of control will constitute an event of default and, unless waived by the lenders, will result in the acceleration of the maturity of all indebtedness under the credit agreement; and

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  change of control provisions in our 2006 Equity Incentive Plan, which provide that a change of control may accelerate the vesting of all outstanding stock options, stock appreciation rights and restricted stock.

        We also are subject to Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prohibits us from engaging in any business combination with any interested stockholder, as defined in that section, for a period of three years following the date on which that stockholder became an interested stockholder. This provision does not apply to Thermo, which became our principal stockholder prior to our initial public offering.

        These provisions also could make it more difficult for you and our other stockholders to elect directors and take other corporate actions, and could limit the price that investors might be willing to pay in the future for shares of our common stock.

We are controlled by Thermo, whose interests may conflict with yours.

        As of December 31, 2007, Thermo owned approximately 62% of our outstanding common stock. Thermo is able to control the election of all of the members of our board of directors and the vote on substantially all other matters, including significant corporate transactions such as the approval of a merger or other transaction involving our sale.

        We have depended substantially on Thermo to provide capital to finance our business. In 2006 and 2007, Thermo Funding purchased an aggregate of $200 million of our common stock at prices substantially above market. On December 17, 2007, Thermo Funding assumed all of the obligations and was assigned all of the rights (other than indemnification rights) of the administrative agent and the lenders under our amended and restated credit agreement. As of December 31, 2007, we were indebted to Thermo Funding under this credit agreement in the amount of $50 million, and we borrowed the remaining $100 million available under this credit agreement in January and February, 2008. These loans are secured by a first lien on the assets of Globalstar and its domestic subsidiaries, other than our FCC licenses. Thermo is not obligated to provide any additional capital to us.

        Thermo is controlled by James Monroe III, our chairman and chief executive officer. Through Thermo, Mr. Monroe holds equity interests in, and serves as an executive officer or director of, a diverse group of privately-owned businesses not otherwise related to us. Although Mr. Monroe receives no compensation from us, he has advised us that he intends to devote whatever portion of his time is necessary to perform his duties as our chairman and chief executive officer. We do reimburse Thermo and Mr. Monroe for certain expenses they incur in connection with our business.

        The interests of Thermo may conflict with the interests of our other stockholders. Thermo may take actions it believes will benefit its equity investment in us or loans to us even though such actions might not be in your best interests as a holder of our common stock.

As a "controlled company," as defined in the NASDAQ Marketplace Rules, we qualify for, and rely on, exemptions from certain corporate governance requirements.

        Thermo owns common stock representing more than a majority of the voting power in election of our directors. As a result, we are considered a "controlled company" within the meaning of the corporate governance standards in the NASDAQ Marketplace Rules. Under these rules, a "controlled company" may elect not to comply with certain corporate governance requirements, including the requirement that a majority of its board of directors consist of independent directors, the requirement that it have a nominating/corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities and the requirement that it have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities. We have elected to be treated as a controlled company and thus utilize these exemptions. As a result, we do not have a majority of independent directors nor so we have compensation and nominating/corporate governance committees consisting entirely of independent directors. Accordingly, you do not have the same protection afforded to stockholders of companies that are subject to all of the NASDAQ Marketplace corporate governance requirements.

Our pre-emptive rights offering, which we intend to commence in the future, is not in strict compliance with the technical requirements of our prior certificate of incorporation.

        Our certificate of incorporation as in effect when we entered into the irrevocable standby stock purchase agreement with Thermo Funding provided that stockholders who are accredited investors (as defined under the Securities Act) were entitled to pre-emptive rights with respect to the transaction with Thermo Funding. We intend to offer our stockholders as of June 15, 2006 who are accredited investors the opportunity to participate in the transaction contemplated by the irrevocable standby stock purchase agreement with Thermo Funding on a pro rata basis on substantially the same terms as Thermo Funding. Some of our stockholders could allege that the offering does not comply fully with the terms of our prior certificate of incorporation. Although we believe any variance from the requirements of our former certificate of incorporation is immaterial and that we had valid reasons for delaying the pre-emptive rights offering until after our initial public offering, a court may not agree with our position if these stockholders allege that we have violated their pre-emptive rights. In that case, we can not predict the type of remedy the court could award such stockholders.

The pre-emptive rights offering, which we are required to make to our existing stockholders, will be done on a registered basis, and may negatively affect the trading price of our stock.

        The pre-emptive rights offering will be made pursuant to a registration statement filed with, and potentially reviewed by, the SEC. After giving effect to waivers that we have already received, up to 785,328 shares of our common stock may be purchased if the pre-emptive rights offering is fully subscribed. Such shares may be purchased at approximately $16.17 per share, regardless of the trading price of our common stock. The nature of the pre-emptive rights offering may negatively affect the trading price of our common stock.

Risks Related to Debt Securities

If an active trading market does not develop for a series of Debt Securities sold pursuant to this prospectus, you may be unable to sell any such Debt Securities or to sell any such Debt Securities at a price that you deem sufficient.

        Unless otherwise specified in an accompanying prospectus supplement, any Debt Securities sold pursuant to this prospectus will be new securities for which there currently is no established trading market. We may elect not to list any Debt Securities sold pursuant to this prospectus on a national securities exchange. While the underwriters of a particular offering of Debt Securities may advise us that they intend to make a market in those Debt Securities, the underwriters will not be obligated to do so and may stop their market making at any time. No assurance can be given:

  •
  that a market for any series of Debt Securities will develop or continue;

  •
  as to the liquidity of any market that does develop; or

  •
  as to your ability to sell any Debt Securities you may own or the price at which you may be able to sell your Debt Securities.

Holders of any Debt Securities sold pursuant to this prospectus may be effectively subordinated to all of our secured indebtedness.

        Holders of our secured indebtedness, including the indebtedness under our secured credit facility, have claims with respect to all or virtually all of our assets constituting collateral for their indebtedness. These claims will be prior to the claims of any Debt Securities sold pursuant to this prospectus. In the event of a default on any Debt Securities or our bankruptcy, liquidation or reorganization, those assets would be available to satisfy obligations with respect to the indebtedness secured thereby before any payment could be made on Debt Securities sold pursuant to this prospectus. Accordingly, the secured indebtedness would effectively be senior to any series of Debt Securities to the extent of the value of the collateral securing the indebtedness. To the extent the value of the collateral is not sufficient to satisfy the secured indebtedness, the holders of that indebtedness would be entitled to share with the holders of the Debt Securities issued pursuant to this prospectus and the holders of other claims against us with respect to our other assets.

USE OF PROCEEDS

        Except as may be stated in the applicable prospectus supplement, we intend to use the net proceeds we receive from any sales of securities by us under this prospectus to pursue our business strategy and for general corporate purposes, which may include capital expenditures relating to procuring and deploying our second-generation satellite constellation and related ground facilities, acquiring independent gateway operators and increasing our working capital. We have not determined the amount of net proceeds from the sale of any of the securities that may be offered pursuant to this prospectus and any prospectus supplement that we will use for each of these purposes. Pending the application of the net proceeds, we expect to invest the proceeds in short-term, investment grade, interest bearing securities.

RATIOS OF EARNINGS TO FIXED CHARGES

        The following table contains our consolidated ratios of earnings to fixed charges for the periods indicated.

Years Ended December 31,
2003	2004	2005	2006	2007
*	*	51.65	6.38	*

*
Ratio of earnings to fixed charges is less than 1:1. The excess of fixed charges over earnings for those years was as follows: 2003—$266.3 million, 2004—$3.9 million and 2007—$25.3 million

        The ratios were computed by dividing earnings by fixed charges. For this purpose:

•
The term "fixed charges" means the sum of the following: (a) interest expensed and capitalized, (b) amortized premiums, discounts and capitalized expenses related to indebtedness and (c) an estimate of the interest within rental expense.

•
The term "earnings" is the amount resulting from adding and subtracting the following items. Add the following: (a) pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees, (b) fixed charges, (c) amortization of capitalized interest, (d) distributed income of equity investees, and (e) the company's share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges. From the total of the added items, subtract the following: (a) interest capitalized and (b) the minority interest in pre-tax income of subsidiaries that have not incurred fixed charges. Equity investees are investments that the Company accounts for using the equity method of accounting.

DESCRIPTION OF DEBT SECURITIES

        The Debt Securities will be either our senior debt securities ("Senior Debt Securities") or our subordinated debt securities ("Subordinated Debt Securities"). The Senior Debt Securities and the Subordinated Debt Securities will be issued under separate Indentures between us and U.S. Bank, National Association (the "Trustee"). Senior Debt Securities will be issued under a "Senior Indenture" and Subordinated Debt Securities will be issued under a "Subordinated Indenture." Together, the Senior Indenture and the Subordinated Indenture are called "Indentures."

        The Debt Securities may be issued from time to time in one or more series. The particular terms of each series that are offered by a prospectus supplement will be described in the prospectus supplement.

        Unless the Debt Securities are guaranteed by our subsidiaries, the rights of Globalstar and our creditors, including holders of the Debt Securities, to participate in the assets of any subsidiary upon the latter's liquidation or reorganization, will be subject to the prior claims of the subsidiaries' creditors, except to the extent that we may be a creditor with recognized claims against such subsidiary.

        We have summarized selected provisions of the Indentures we will enter into below. The summary is not complete and is qualified in its entirety by reference to all the provisions of the Indentures and any supplemental indenture to a particular series of Debt Securities. The Indentures will be qualified under the Trust Indenture Act of 1939, as amended. The form of each Indenture has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part or with the prospectus supplement under which the Debt Securities are issued, and you should read the Indentures for provisions that may be important to you. Capitalized terms used in the summary have the meanings specified in the Indentures.

        Words and phrases capitalized but not defined under "Description of Debt Securities" have the respective meanings ascribed to them in the Indentures.

General

        The Indentures will provide that Debt Securities in separate series may be issued thereunder from time to time without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the Debt Securities of any series. We will determine the terms and conditions of the Debt Securities, including the maturity, principal and interest, but those terms must be consistent with the Indenture. The Debt Securities will be our unsecured obligations.

        The Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of all of our Senior Debt as described under "—Subordination of Subordinated Debt Securities" and in the prospectus supplement applicable to any Subordinated Debt Securities. If the prospectus supplement so indicates, the Debt Securities will be convertible into our common stock.

        The applicable prospectus supplement will set forth the price or prices at which the Debt Securities to be offered will be issued and will describe the following terms of such Debt Securities:

(1)
the title of the Debt Securities;

(2)
whether the Debt Securities are Senior Debt Securities or Subordinated Debt Securities and, if Subordinated Debt Securities, the related subordination terms;

(3)
any limit on the aggregate principal amount of the Debt Securities;

(4)
the dates on which the principal of the Debt Securities will be payable;

(5)
the interest rate that the Debt Securities will bear and the interest payment dates for the Debt Securities;

(6)
the places where payments on the Debt Securities will be payable;

(7)
any terms upon which the Debt Securities may be redeemed, in whole or in part, at our option;

(8)
any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the Debt Securities;

(9)
the portion of the principal amount, if less than all, of the Debt Securities that will be payable upon declaration of acceleration of the Maturity of the Debt Securities;

(10)
whether the Debt Securities are defeasible;

(11)
any addition to or change in the Events of Default;

(12)
whether the Debt Securities are convertible into our common stock and, if so, the terms and conditions upon which conversion will be effected, including the initial conversion price or conversion rate and any adjustments thereto and the conversion period;

(13)
any addition to or change in the covenants in the Indenture applicable to the Debt Securities; and

(14)
any other terms of the Debt Securities not inconsistent with the provisions of the Indenture (as it may be supplemented or amended from time to time),

        Debt Securities, including any Debt Securities which provide for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the Maturity thereof ("Original Issue Discount Securities"), may be sold at a substantial discount below their principal amount. Special United States federal income tax considerations applicable to Debt Securities sold at an original issue discount may be described in the applicable prospectus supplement. In addition, special United States federal income tax or other considerations applicable to any Debt Securities that are denominated in a currency or currency unit other than United States dollars may be described in the applicable prospectus supplement.

Subordination of Subordinated Debt Securities

        The indebtedness evidenced by the Subordinated Debt Securities will, to the extent set forth in the Subordinated Indenture with respect to each series of Subordinated Debt Securities, be subordinate in right of payment to the prior payment in full of all of our Senior Debt, including the Senior Debt Securities, and it may also be senior in right of payment to all of our subordinated debt. The prospectus supplement relating to any Subordinated Debt Securities will summarize the subordination provisions of the Subordinated Indenture applicable to that series including:

  •
  the applicability and effect of such provisions upon any payment or distribution with respect to that series following any liquidation, dissolution or other winding-up, or any assignment for the benefit of creditors or other marshaling of assets or any bankruptcy, insolvency or similar proceedings;

  •
  the applicability and effect of such provisions in the event of specified defaults with respect to any Senior Debt, including the circumstances under which and the periods in which we will be prohibited from making payments on the Subordinated Debt Securities; and

  •
  the definition of Senior Debt applicable to the Subordinated Debt Securities of that series and, if the series is issued on a senior subordinated basis, the definition of Subordinated Debt applicable to that series.

        The prospectus supplement will also describe as of a recent date the approximate amount of Senior Debt to which the Subordinated Debt Securities of that series will be subordinated.

        The failure to make any payment on any of the Subordinated Debt Securities by reason of the subordination provisions of the Subordinated Indenture described in the prospectus supplement will not be construed as preventing the occurrence of an Event of Default with respect to the Subordinated Debt Securities arising from any such failure to make payment.

        The subordination provisions described above will not be applicable to payments in respect of the Subordinated Debt Securities from a defeasance trust established in connection with any legal defeasance or covenant defeasance of the Subordinated Debt Securities as described under "—Legal Defeasance and Covenant Defeasance."

Conversion or Exchange Rights

        The terms, if any, on which a series of Debt Securities may be convertible into or exchangeable for common stock or other securities will be detailed in the prospectus supplement relating thereto. Such terms will include provisions as to whether conversion or exchange is mandatory, at the option of Holders, or at our option, the conversion price and the conversion period, and may include provisions pursuant to which the number of shares of our common stock or other securities to be received by Holders of such series of Debt Securities would be subject to adjustment.

Form, Exchange and Transfer

        The Debt Securities of each series will be issuable only in fully registered form, without coupons, and, unless otherwise specified in the applicable prospectus supplement, only in denominations of $1,000 and integral multiples thereof.

        At the option of the Holder, subject to the terms of the applicable Indenture and the limitations applicable to Global Securities, Debt Securities of each series will be exchangeable for other Debt Securities of the same series of any authorized denomination and of a like tenor and aggregate principal amount.

        Subject to the terms of the applicable Indenture and the limitations applicable to Global Securities, Debt Securities may be presented for exchange as provided above or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed) at the office of the Security Registrar or at the office of any transfer agent designated by us for such purpose. No service charge will be made for any registration of transfer or exchange of Debt Securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in that connection. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. The Security Registrar and any other transfer agent initially designated by us for any Debt Securities will be named in the applicable prospectus supplement. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each Place of Payment for the Debt Securities of each series.

        If the Debt Securities of any series (or of any series and specified tenor) are to be redeemed in part, we will not be required to (1) issue, register the transfer of or exchange any Debt Security of that series (or of that series and specified tenor, as the case may be) during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such Debt Security that may be selected for redemption and ending at the close of business on the day of such mailing or (2) register the transfer of or exchange any Debt Security so selected for redemption, in whole or in part, except the unredeemed portion of any such Debt Security being redeemed in part.

Global Securities

        Some or all of the Debt Securities of any series may be represented, in whole or in part, by one or more Global Securities that will have an aggregate principal amount equal to that of the Debt Securities they represent. Each Global Security will be registered in the name of a Depositary or its nominee identified in the applicable prospectus supplement, will be deposited with such Depositary or nominee or its custodian and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof referred to below and any such other matters as may be provided for pursuant to the applicable Indenture.

        Notwithstanding any provision of the Indentures or any Debt Security described in this prospectus, no Global Security may be exchanged in whole or in part for Debt Securities registered, and no transfer of a Global Security in whole or in part may be registered, in the name of any person other than the Depositary for such Global Security or any nominee of such Depositary unless:

(1)
the Depositary has notified us that it is unwilling or unable to continue as Depositary for such Global Security or has ceased to be qualified to act as such as required by the applicable Indenture, and in either case we fail to appoint a successor Depositary within 90 days;

(2)
we determine in our sole discretion that the Debt Securities of any series issued in the form of one or more Global Securities shall no longer be represented by a Global Security or Securities; or

(3)
other circumstances exist, in addition to or in lieu of those described above, as may be described in the applicable prospectus supplement.

        All certificated Debt Securities issued in exchange for a Global Security or any portion thereof will be registered in such names as the Depositary may direct.

        As long as the Depositary, or its nominee, is the registered holder of a Global Security, the Depositary or such nominee, as the case may be, will be considered the sole owner and holder of such Global Security and the Debt Securities that it represents for all purposes under the Debt Securities and the applicable Indenture. Except in the limited circumstances referred to above, owners of beneficial interests in a Global Security will not be entitled to have such Global Security or any Debt Securities that it represents registered in their names, will not receive or be entitled to receive physical delivery of certificated Debt Securities in exchange for those interests and will not be considered to be the owners or Holders of such Global Security or any Debt Securities that it represents for any purpose under the Debt Securities or the applicable Indenture. All payments on a Global Security will be made to the Depositary or its nominee, as the case may be, as the Holder of the security. The laws of some jurisdictions require that some purchasers of Debt Securities take physical delivery of such Debt Securities in certificated form. These laws may impair the ability to transfer beneficial interests in a Global Security.

        Ownership of beneficial interests in a Global Security will be limited to institutions that have accounts with the Depositary or its nominee ("participants") and to persons that may hold beneficial interests through participants. In connection with the issuance of any Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of Debt Securities represented by the Global Security to the accounts of its participants. Ownership of beneficial interests in a Global Security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary (with respect to participants' interests) or any such participant (with respect to interests of persons held by such participants on their behalf). Payments, transfers, exchanges and other matters relating to beneficial interests in a Global Security may be subject to various policies and procedures adopted by the Depositary from time to time. None of us, the Trustees or our respective agents will have any responsibility or liability for any aspect of the Depositary's or any participant's records relating to, or for payments made on account of, beneficial interests in a Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Payment and Paying Agents

        Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a Debt Security on any Interest Payment Date will be made to the Person in whose name such Debt Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest.

        Unless otherwise indicated in the applicable prospectus supplement, principal of and any premium and interest on the Debt Securities of a particular series will be payable at the office of such Paying Agent or Paying Agents as we may designate for such purpose from time to time, except that at our option payment of any interest on Debt Securities in certificated loan may be made by check mailed to the address of the Person entitled thereto as such address appears in the Security Register. Unless otherwise indicated in the applicable prospectus supplement, the corporate trust office of the Trustee under the Senior Indenture in The City of New York will be designated as sole Paying Agent for payments with respect to Senior Debt Securities of each series, and the corporate trust office of the Trustee under the Subordinated Indenture in The City of New York will be designated as the sole Paying Agent for payment with respect to Subordinated Debt Securities of each series. Any other Paying Agents initially designated by us for the Debt Securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that we will be required to maintain a Paying Agent in each Place of Payment for the Debt Securities of a particular series.

        All money paid by us to a Paying Agent for the payment of the principal of or any premium or interest on any Debt Security which remain unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the Holder of such Debt Security thereafter may look only to us for payment.

Consolidation, Merger and Sale of Assets

        Unless otherwise specified in the prospectus supplement, we may not consolidate with or merge into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of our properties and assets to, any Person, and shall not permit any other Person to consolidate with or merge into us, unless:

(1)
either: (i) we are the surviving corporation or (ii) the Person formed by or surviving any consolidation, amalgamation or merger or resulting from such conversion (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made, is a corporation, limited liability company or limited partnership organized and validly existing under the laws of the United States, any state of the United States or the District of Columbia and assumes our obligations under the Debt Securities and under the Indentures pursuant to agreements reasonably satisfactory to the Trustee;

(2)
immediately before and after giving pro forma effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, has occurred and is continuing; and

(3)
several other conditions, including any additional conditions with respect to any particular Debt Securities specified in the applicable prospectus supplement, are met.

Events of Default

        Unless otherwise specified in the prospectus supplement, it is anticipated that each of the following will constitute an Event of Default under the applicable Indenture with respect to Debt Securities of any series:

(1)
failure to pay principal of or any premium on any Debt Security of that series when due, whether or not, in the case of Subordinated Debt Securities, such payment is prohibited by the subordination provisions of the Subordinated Indenture;

(2)
failure to pay any interest on any Debt Securities of that series when due, continued for 30 days, whether or not, in the case of Subordinated Debt Securities, such payment is prohibited by the subordination provisions of the Subordinated Indenture;

(3)
failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series, whether or not, in the case of Subordinated Debt Securities, such deposit is prohibited by the subordination provisions of the Subordinated Indenture;

(4)
failure to perform or comply with the provisions described under "—Consolidation, Merger and Sale of Assets";

(5)
failure to perform any of our other covenants in such Indenture (other than a covenant included in such Indenture solely for the benefit of a series other than that series), continued for 60 days after written notice has been given to us by the applicable Trustee, or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series, as provided in such Indenture; and

(6)
certain events of bankruptcy, insolvency or reorganization affecting us or any Significant Subsidiary.

        If an Event of Default (other than an Event of Default with respect to Globalstar, Inc. described in clause (6) above) with respect to the Debt Securities of any series at the time Outstanding occurs and is continuing, either the applicable Trustee or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series by notice as provided in the applicable Indenture may declare the principal amount of the Debt Securities of that series (or, in the case of any Debt Security that is an Original Issue Discount Debt Security, such portion of the principal amount of such Debt Security as may be specified in the terms of such Debt Security) to be due and payable immediately, together with any accrued and unpaid interest thereon. If an Event of Default with respect to Globalstar, Inc. described in clause (6) above with respect to the Debt Securities of any series at the time Outstanding occurs, the principal amount of all the Debt Securities of that series (or, in the case of any such Original Issue Discount Security, such specified amount) will automatically, and without any action by the applicable Trustee or any Holder, become immediately due and payable, together with any accrued and unpaid interest thereon. After any such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in principal amount of the Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal (or other specified amount), have been cured or waived as provided in the applicable Indenture. For information as to waiver of defaults, see "—Modification and Waiver" below.

        Subject to the provisions in the Indentures relating to the duties of the Trustees in case an Event of Default has occurred and is continuing, each Trustee will be under no obligation to exercise any of its rights or powers under the applicable Indenture at the request or direction of any of the Holders, unless such Holders have offered to such Trustee reasonable security or indemnity. Subject to such provisions for the indemnification of the Trustees, the Holders of a majority in principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of that series.

        No Holder of a Debt Security of any series will have any right to institute any proceeding with respect to the applicable Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless:

(1)
such Holder has previously given to the Trustee under the applicable Indenture written notice of a continuing Event of Default with respect to the Debt Securities of that series;

(2)
the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of that series have made written request, and such Holder or Holders have offered reasonable indemnity, to the Trustee to institute such proceeding as trustee; and

(3)
the Trustee has failed to institute such proceeding, and has not received from the Holders of a majority in principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer.

        However, such limitations do not apply to a suit instituted by a Holder of a Debt Security for the enforcement of payment of the principal of or any premium or interest on such Debt Security on or after the applicable due date specified in such Debt Security.

        We will be required to furnish to each Trustee annually, within 150 days after the end of each fiscal year, a certificate by certain of our officers as to whether or not we, to their knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the applicable Indenture and, if so, specifying all such known defaults.

Modification and Waiver

        Unless otherwise specified in the prospectus supplement, modifications and amendments of an Indenture may be made by us and the applicable Trustee with the consent of the Holders of a majority in principal amount of the Outstanding Debt Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby:

(1)
change the Stated Maturity of the principal of, or time for payment of any installment of principal of or interest on, any Debt Security;

(2)
reduce the principal amount of, or any premium or the rate of interest on, any Debt Security;

(3)
reduce the amount of principal of an Original Issue Discount Security or any other Debt Security payable upon acceleration of the Maturity thereof:

(4)
change the place or the coin or currency of payment of principal of, or any premium or interest on, any Debt Security;

(5)
impair the right to institute suit for the enforcement of any payment due on any Debt Security;

(6)
modify the subordination provisions in the case of Subordinated Debt Securities;

(7)
reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture;

(8)
reduce the percentage in principal amount of Outstanding Debt Securities of any series necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults; or

(9)
modify such provisions with respect to modification, amendment or waiver, except to increase any such percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each Outstanding Debt Security affected thereby.

        The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may waive compliance by us with certain restrictive provisions of the applicable Indenture. The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may waive any past default under the applicable Indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of the Holder of each Outstanding Debt Security of such series.

        Each of the Indentures provides that in determining whether the Holders of the requisite principal amount of the Outstanding Debt Securities have given or taken any direction, notice, consent, waiver or other action under such Indenture as of any date:

(1)
the principal amount of an Original Issue Discount Security that will be deemed to be Outstanding will be the amount of the principal that would be due and payable as of such date upon acceleration of maturity to such date;

(2)
the principal amount of a Debt Security denominated in one or more foreign currencies or currency units that will he deemed to be Outstanding will be the United States-dollar equivalent, determined as of such date in the manner prescribed for such Debt Security, of the principal amount of such Debt Security (or, in the case of a Debt Security described in clause (1) or (2) above, of the amount described in such clause); and

(3)
certain Debt Securities, including those owned by us or any of our other Affiliates, will not be deemed to be Outstanding.

        Except in certain limited circumstances, we will be entitled to set any day as a record date for the purpose of determining the holders of Outstanding Debt Securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the applicable Indenture, in the manner and subject to the limitations provided in the Indenture. In certain limited circumstances, the Trustee will be entitled to set a record date for action by Holders. If a record date is set for any action to be taken by Holders of a particular series, only persons who are Holders of Outstanding Debt Securities of that series on the record date may take such action.

Satisfaction and Discharge

        Each Indenture will be discharged and will cease to be of further effect as to all outstanding Debt Securities of any series issued thereunder, when:

(1)
either:

(a)
all outstanding Debt Securities of that series that have been authenticated (except lost, stolen or destroyed Debt Securities that have been replaced or paid and Debt Securities for whose payment money has theretofore been deposited in trust and thereafter repaid to us or discharged from such trust) have been delivered to the Trustee for cancellation; or

(b)
all outstanding Debt Securities of that series that have not been delivered to the Trustee for cancellation have become due and payable or will become due and payable at their Stated Maturity within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee;

  and in either case we have irrevocably deposited with the Trustee as trust funds for such purpose money in an amount sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness of such Debt Securities not delivered to the Trustee for cancellation, for principal, premium, if any, and accrued interest to the date of such deposit (in the case of Debt Securities that have become due and payable) or to the Stated Maturity or redemption date;

(2)
we have paid or caused to be paid all other sums payable by us under the Indenture with respect to the Debt Securities of that series; and

(3)
we have delivered an Officer's Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge of the Indenture with respect to the Debt Securities of that series have been complied with.

Legal Defeasance and Covenant Defeasance

        If and to the extent indicated in the applicable prospectus supplement, we may elect, at our option at any time, to have provisions of the Indentures relating to defeasance and discharge of indebtedness, which we call "legal defeasance," relating to defeasance of certain restrictive covenants applied to the Debt Securities of any series, or to any specified part of a series, which we call "covenant defeasance."

        Legal Defeasance.    The Indentures provide that, upon our exercise of our option (if any) to have the provisions relating to legal defeasance applied to any Debt Securities, we will be discharged from all our obligations, and, if such Debt Securities are Subordinated Debt Securities, the provisions of the Subordinated Indenture relating to subordination will cease to be effective, with respect to such Debt Securities (except for certain obligations to convert, exchange or register the transfer of Debt Securities, to replace stolen, lost or mutilated Debt Securities, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit in trust for the benefit of the Holders of such Debt Securities of money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the applicable Indenture and such Debt Securities. Such defeasance or discharge may occur only if, among other things:

(1)
we have delivered to the applicable Trustee an Opinion of Counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and legal defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and legal defeasance were not to occur;

(2)
no Event of Default or event that with the passing of time or the giving of notice, or both, shall constitute an Event of Default shall have occurred and be continuing at the time of such deposit;

(3)
such deposit and legal defeasance will not result in a breach or violation of, or constitute a default under, any agreement or instrument (other than the applicable Indenture) to which we are a party or by which we are bound;

(4)
we must deliver to the Trustee an Officer's Certificate stating that the deposit was not made by us with the intent of preferring the Holders of the Debt Securities over any of our other creditors or with the intent of defeating, hindering, delaying or defrauding any of our other creditors or others;

(5)
we must deliver to the Trustee an Officer's Certificate stating that all conditions precedent set forth in (1), (2), (3), (4) or (6), as applicable, have been complied with;

(6)
in the case of Subordinated Debt Securities, at the time of such deposit, no default in the payment of all or a portion of principal of (or premium, if any) or interest on any of our Senior Debt shall have occurred and be continuing, no event of default shall have resulted in the acceleration of any of our Senior Debt and no other event of default with respect to any of our Senior Debt shall have occurred and be continuing permitting after notice or the lapse of time, or both, the acceleration thereof: and

(7)
we have delivered to the Trustee an Opinion of Counsel to the effect that all conditions precedent set forth in (1), (3) or (4) above have been complied with.

        Covenant Defeasance.    The Indentures provide that, upon our exercise of our option (if any) to have the covenant defeasance provisions applied to any Debt Securities, we may omit to comply with certain restrictive covenants (but not to conversion, if applicable), including those that may be described in the applicable prospectus supplement, the occurrence of certain Events of Default, which are described above in clause (5) under "Events of Default" and any that may be described in the applicable prospectus supplement, will not be deemed to either be or result in an Event of Default and, if such Debt Securities are Subordinated Debt Securities, the provisions of the Subordinated Indenture relating to subordination will cease to be effective, in each case with respect to such Debt Securities. In order to exercise such option, we must deposit, in trust for the benefit of the Holders of such Debt Securities, money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the applicable Indenture and such Debt Securities. Such covenant defeasance may occur only if we have delivered to the applicable Trustee an Opinion of Counsel that in effect says that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and covenant defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and covenant defeasance were not to occur, and the requirements set forth in clauses (2), (3), (4), (5), (6) and (7) above are satisfied. If we exercise this option with respect to any Debt Securities and such Debt Securities were declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations so deposited in trust would he sufficient to pay amounts due on such Debt Securities at the time of their respective Stated Maturities but may not be sufficient to pay amounts due on such Debt Securities upon any acceleration resulting from such Event of Default. in such case, we would remain liable for such payments.

Notices

        Notices to Holders of Debt Securities will be given by mail to the addresses of such Holders as they may appear in the Security Register.

Title

        We, the Trustees and any of our respective agents may treat the Person in whose name a Debt Security is registered as the absolute owner of the Debt Security (whether or not such Debt Security may be overdue) for the purpose of making payment and for all other purposes.

Governing Law

        The Indentures and the Debt Securities will be governed by, and construed in accordance with, the law of the State of New York.

DESCRIPTION OF CAPITAL STOCK

        The following summary of certain provisions of our capital stock does not purport to be complete and is subject to and is qualified in its entirety by our certificate of incorporation which is incorporated in this prospectus by reference to our registration statement on Form S-1, Amendment No. 5 filed October 27, 2006, and by our bylaws which are incorporated in this prospectus by reference to our quarterly report on Form 10-Q for the quarter ended September 31, 2006.

        Until March 17, 2006, we operated as a Delaware limited liability company. As such the rights of our members were governed by the Delaware Limited Liability Company Act and the provisions of our limited liability company agreement which reflected various negotiations and agreements among Thermo, the creditors of Old Globalstar and others. The limited liability company agreement expressly permitted our conversion into a Delaware corporation provided that various provisions of the limited liability company agreement, including those dealing with election of directors, voting rights, preemptive rights and "tag along" rights, were incorporated into our certificate of incorporation. On March 17, 2006, we converted into a Delaware corporation. Our certificate of incorporation authorized the issuance of three series of common stock consisting of 300 million shares of Series A common stock, 20 million shares of Series B common stock and 480 million shares of Series C common stock. Each series of common stock had equivalent dividend and liquidation rights, but differing voting rights with respect to the election of directors, amendments to the certificate of incorporation and approval of certain transactions. Thermo held all of the Series C common stock, which entitled it to elect a majority of our directors. As required by our limited liability company agreement, our certificate of incorporation also restricted transfer of our common stock without approval of our board, granted all stockholders who were accredited investors pre-emptive rights to purchase shares of common stock if we issued additional shares of common stock, subject to certain exceptions, and entitled minority stockholders to participate in certain sales of a majority interest in our stock. The certificate also required that our stock be registered under the Exchange Act by October 13, 2006, which date subsequently was extended until December 31, 2006.

Amendment and Restatement of Certificate of Incorporation and Bylaws

        In October 2006, our stockholders adopted an amended and restated certificate of incorporation and amended and restated bylaws which became effective on October 25, 2006. Pursuant to our amended and restated certificate of incorporation:

  •
  all shares of our common stock of each series were combined into one series of common stock;

  •
  each outstanding share of common stock of each series was converted automatically into one share of common stock;

  •
  all special voting rights pertaining to any series of common stock as described above were abolished;

  •
  pre-emptive rights and other special provisions described above terminated, except for the rights under the pre-emptive rights offering to stockholders as of June 15, 2006 in connection with the irrevocable standby stock purchase agreement with Thermo Funding; and

  •
  in addition to 800 million shares of common stock, we became authorized to issue up to 100 million shares of preferred stock of one or more classes or series, as described below.

        Additionally, immediately after the filing of our amended and restated certificate of incorporation, a stock dividend affecting the six-for-one split of our common stock, which had been pre-approved by our board of directors, became effective.

        The following summary of the material terms and provisions of our capital stock is qualified in its entirety by reference to the forms of our amended and restated certificate of incorporation and bylaws, copies of which may be obtained upon request. See "Where You Can Find Additional Information."

Common Stock

        General.    We are authorized to issue 800 million shares of common stock, par value $0.0001 per share. All outstanding shares of common stock are, and all shares of common stock to be issued upon exercise of any warrants offered hereby will be, fully-paid and nonassessable. As of March 4, 2008, we had 294 stockholders of record.

        Dividends.    Subject to preferences that may be granted to holders of any preferred stock and restrictions under our credit agreement, the holders of our common stock will be entitled to dividends as may be declared from time to time by the board of directors from funds available therefor.

        Voting Rights.    Each share of common stock entitles its holder to one vote on all matters to be voted on by the stockholders. Our certificate of incorporation does not provide for cumulative voting in the election of directors. Generally, all matters to be voted on by the stockholders must be approved by a majority or, in the case of the election of directors, by a plurality, of the votes present in person or by proxy and entitled to vote.

        Preemptive Rights.    Holders of common stock do not have preemptive rights with respect to the issuance and sale by the company of additional shares of common stock or other equity securities of the company.

        Liquidation Rights.    Upon dissolution, liquidation or winding-up, the holders of shares of common stock will be entitled to receive our assets available for distribution proportionate to their pro rata ownership of the outstanding shares of common stock.

Preferred Stock

        Our board of directors has the authority, without further action of our stockholders, to issue up to 100 million shares of preferred stock, par value $0.0001 per share, in one or more series, to determine the number of shares constituting and the designation of each series and to fix the powers, preferences, rights and qualifications, limitations or restrictions thereof, which may include dividend rights, conversion rights, voting rights, terms of redemption, and liquidation preferences.

        There are no restrictions on the repurchase or redemption of preferred stock by the Company in the event of any arrearage in the payment of dividends or sinking fund installments.

        The issuance of preferred stock could adversely affect the holders of common stock. The potential issuance of preferred stock may discourage bids for shares of our common stock at a premium over the market price of our common stock, may adversely affect the market price of shares of our common stock and may discourage, delay or prevent a change of control.

        No shares of our preferred stock are outstanding. We have no current plans to issue any shares of preferred stock.

Anti-takeover Effects of Certain Provisions of Our Amended and Restated Certificate of Incorporation and Bylaws and of Delaware General Corporation Law

        The provisions of the Delaware General Corporation Law and our amended and restated certificate of incorporation and bylaws summarized below may have the effect of discouraging, delaying or preventing a hostile takeover, including one that might result in a premium being paid over the market price of our common stock, and discouraging, delaying or preventing changes in the control or management of the Company.

  Certificate of Incorporation and Bylaws

        Our certificate of incorporation and bylaws provide that:

  •
  if Thermo does not own a majority of our outstanding capital stock entitled to vote in the election of directors, no action can be taken by stockholders except at an annual or special meeting of the stockholders called in accordance with our bylaws, and stockholders may not act by written consent;

  •
  if Thermo does not own a majority of our outstanding capital stock entitled to vote in the election of directors, the approval of holders of 66 2/3% of the shares then entitled to vote in the election of directors will be required to adopt, amend or repeal our amended and restated certificate of incorporation or bylaws;

  •
  our board of directors is expressly authorized to make, alter or repeal our bylaws;

  •
  stockholders may not call special meetings of the stockholders or fill vacancies on the board of directors;

  •
  our board of directors are divided into three classes of service with staggered three-year terms, meaning that only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective terms;

  •
  our board of directors is authorized to issue preferred stock without stockholder approval;

  •
  if Thermo does not own a majority of our outstanding capital stock entitled to vote in the election of directors, directors may only be removed for cause by the holders of 66 2/3% of the shares then entitled to vote in the election of directors; and

  •
  we will indemnify directors and certain officers against losses they may incur in connection with investigations and legal proceedings resulting from their service to us, which may include services in connection with takeover defense measures.

        The anti-takeover and other provisions of our certificate of incorporation and by-laws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.

  Delaware General Corporation Law

        We are subject to Section 203 of the Delaware General Corporation Law regulating corporate takeovers, which prohibits a Delaware corporation from engaging in any business combination with an "interested stockholder" for three years after the person becomes an interested stockholder unless:

  •
  prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

  •
  the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  •
  on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

        Except as otherwise specified in Section 203, an "interested stockholder" is defined to include (a) any person that is the owner of 15% or more of the outstanding voting securities of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination and (b) the affiliates and associates of any such person. Thermo is not an "interested stockholder" because it acquired more than 15% of our outstanding stock prior to the completion of our IPO.

        For purposes of Section 203, the term "business combinations" includes mergers, consolidations, asset sales or other transactions that result in a financial benefit to the interested stockholder and transactions that would increase the interested stockholder's proportionate share ownership of our company.

        Under some circumstances, Section 203 makes it more difficult for an interested stockholder to effect various business combinations with us. Although our stockholders have the right to exclude us from the restrictions imposed by Section 203, they have not done so. Section 203 may encourage companies interested in acquiring us to negotiate in advance with the board of directors, because the requirement stated above regarding stockholder approval would be avoided if a majority of the directors approves, prior to the time the party became an interested stockholder, either the business combination or the transaction which results in the stockholder becoming an interested stockholder.

Limitation of Liability of Directors

        Our certificate of incorporation provides that no director shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability as follows:

  •
  for any breach of the director's duty of loyalty to us or our stockholders;

  •
  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; and

  •
  for any transaction from which the director derived an improper personal benefit.

Listing

        Our common stock is listed on The NASDAQ Global Select Market under the trading symbol "GSAT."

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is Computershare Investor Services LLC.

DESCRIPTION OF DEPOSITARY SHARES

General

        We may offer fractional shares of preferred stock, rather than full shares of preferred stock. If we decide to offer fractional shares of preferred stock, we will issue receipts for depositary shares. Each depositary share will represent a fraction of a share of a particular series of preferred stock. The prospectus supplement will indicate that fraction. The shares of preferred stock represented by depositary shares will be deposited under a depositary agreement between us and a bank or trust company that meets certain requirements and is selected by us (the "Bank Depositary"). Each owner of a depositary share will be entitled to all the rights and preferences of the preferred stock represented by the depositary share. The depositary shares will be evidenced by depositary receipts issued pursuant to the depositary agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the offering.

        We have summarized selected provisions of a depositary agreement and the related depositary receipts. The summary is not complete. The forms of the depositary agreement and the depositary receipts relating to any particular issue of depositary shares will be filed with the SEC via a Current Report on Form 8-K prior to our offering of the depositary shares, and you should read such documents for provisions that may be important to you.

Dividends and Other Distributions

        If we pay a cash distribution or dividend on a series of preferred stock represented by depositary shares, the Bank Depositary will distribute such dividends to the record holders of such depositary shares. If the distributions are in property other than cash, the Bank Depositary will distribute the property to the record holders of the depositary shares. However, if the Bank Depositary determines that it is not feasible to make the distribution of property, the Bank Depositary may, with our approval, sell such property and distribute the net proceeds from such sale to the record holders of the depositary shares.

Redemption of Depositary Shares

        If we redeem a series of preferred stock represented by depositary shares, the Bank Depositary will redeem the depositary shares from the proceeds received by the Bank Depositary in connection with the redemption. The redemption price per depositary share will equal the applicable fraction of the redemption price per share of the preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the Bank Depositary may determine.

Voting the Preferred Stock

        Upon receipt of notice of any meeting at which the holders of the preferred stock represented by depositary shares are entitled to vote, the Bank Depositary will mail the notice to the record holders of the depositary shares relating to such preferred stock. Each record holder of these depositary shares on the record date (which will be the same date as the record date for the preferred stock) may instruct the Bank Depositary as to how to vote the preferred stock represented by such holder's depositary shares. The Bank Depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with such instructions, and we will take all action which the Bank Depositary deems necessary in order to enable the Bank Depositary to do so. The Bank Depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred stock.

Amendment and Termination of the Depositary Agreement

        The form of depositary receipt evidencing the depositary shares and any provision of the depositary agreement may be amended by agreement between the Bank Depositary and us. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The depositary agreement may be terminated by the Bank Depositary or us only if (1) all outstanding depositary shares have been redeemed or (2) there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution or winding up of our company and such distribution has been distributed to the holders of depositary receipts.

Charges of Bank Depositary

        We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the Bank Depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and any other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the depositary agreement to be for their accounts.

Withdrawal of Preferred Stock

        Upon surrender of depositary receipts at the principal office of the Bank Depositary, subject to the terms of the depositary agreement, the owner of the depositary shares may demand delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the Bank Depositary will deliver to such holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of preferred stock thus withdrawn may not thereafter deposit those shares under the depositary agreement or receive depositary receipts evidencing depositary shares therefor.

Miscellaneous

        The Bank Depositary will forward to holders of depositary receipts all reports and communications from us that are delivered to the Bank Depositary and that we are required to furnish to the holders of the preferred stock.

        Neither the Bank Depositary nor we will be liable if we are prevented or delayed by law or any circumstance beyond our control in performing our obligations under the depositary agreement. The obligations of the Bank Depositary and us under the depositary agreement will be limited to performance in good faith of our duties thereunder, and neither of us will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. Further, both of us may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Bank Depositary

        The Bank Depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the Bank Depositary. Any such resignation or removal will take effect upon the appointment of a successor Bank Depositary and its acceptance of such appointment. Such successor Bank Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

DESCRIPTION OF WARRANTS

        We may issue warrants for the purchase of our common stock. Warrants may be issued independently or together with Debt Securities, preferred stock or common stock offered by any prospectus supplement and may be attached to or separate from any such offered securities, Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as set forth in the prospectus supplement relating to the particular issue of warrants. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants. The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the warrant agreements.

        You should refer to the prospectus supplement relating to a particular issue of warrants for the terms of and information relating to the warrants, including, where applicable:

  (1)
  the number of shares of common stock purchasable upon exercise of the warrants and the price at which such number of shares of common stock may be purchased upon exercise of the warrants;

  (2)
  the date on which the right to exercise the warrants commences and the date on which such right expires (the "Expiration Date");

  (3)
  United States federal income tax consequences applicable to the warrants;

  (4)
  the amount of the warrants outstanding as of the most recent practicable date; and

  (5)
  any other terms of the warrants.

        Warrants will be offered and exercisable for United States dollars only. Warrants will be issued in registered form only. Each warrant will entitle its holder to purchase such number of shares of common stock at such exercise price as is in each case set forth in, or calculable from, the prospectus supplement relating to the warrants. The exercise price may be subject to adjustment upon the occurrence of events described in such prospectus supplement. After the close of business on the Expiration Date (or such later date to which we may extend such Expiration Date), unexercised warrants will become void. The place or places where, and the manner in which, warrants may be exercised will be specified in the prospectus supplement relating to such warrants.

        Prior to the exercise of any warrants, holders of the warrants will not have any of the rights of holders of common stock, including the right to receive payments of any dividends on the common stock purchasable upon exercise of the warrants, or to exercise any applicable right to vote.

PLAN OF DISTRIBUTION

        We may sell or distribute the securities included in this prospectus through underwriters, through agents, dealers, in private transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

        In addition, we may sell some or all of the securities included in this prospectus through:

  •
  a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

  •
  purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

  •
  ordinary brokerage transactions and transactions in which a broker solicits purchasers.

        In addition, we may enter into option or other types of transactions that require us to deliver common shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus. We may enter into hedging transactions with respect to our securities. For example, we may:

  •
  enter into transactions involving short sales of the common shares by broker-dealers;

  •
  sell common shares short themselves and deliver the shares to close out short positions;

  •
  enter into option or other types of transactions that require us to deliver common shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus; or

  •
  loan or pledge the common shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

        We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

        There is currently no market for any of the securities, other than the shares of common stock listed on The NASDAQ Global Select Market. If the securities are traded after their initial issuance, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities and other factors. While it is possible that an underwriter could inform us that it intends to make a market in the securities, such underwriter would not be obligated to do so, and any such market making could he discontinued at any time without notice. Therefore, we cannot assure you as to whether an active trading market will develop for these other securities. We have no current plans for listing the Debt Securities on any securities exchange or on the National Association of Securities Dealers, Inc. automated quotation system; any such listing with respect to any particular Debt Securities will be described in the applicable prospectus supplement.

        Any broker-dealers or other persons acting on our behalf that participate with us in the distribution of the shares may be deemed to be underwriters and any commissions received or profit realized by them on the resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act. As of the date of this prospectus, we are not a party to any agreement, arrangement or understanding between any broker or dealer and us with respect to the offer or sale of the securities pursuant to this prospectus.

        We may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them or their controlling persons against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.

        At the time that any particular offering of securities is made, to the extent required by the Securities Act, a prospectus supplement will be distributed setting forth the terms of the offering, including the aggregate number of securities being offered, the purchase price of the securities, the initial offering price of the securities, the names of and the respective amounts underwritten by any underwriters, dealers or agents, nature of the underwriters' obligation to purchase the securities, any discounts, commissions and other items constituting compensation from us and any discounts, commissions or concessions allowed or reallowed or paid to dealers. The nature and amount of discounts and commissions to underwriters for each security and in total will be provided in tabular format.

        Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an "at the market" offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through The NASDAQ Global Select Market, the existing trading market for our common shares, or sales made to or through a market maker other than on an exchange.

        Securities may also be sold directly by us. In this case, no underwriters or agents would be involved.

        If a prospectus supplement so indicates, underwriters, brokers or dealers, in compliance with applicable law, may engage in transactions that stabilize or maintain the market price of the securities at levels above those that might otherwise prevail in the open market.

        Pursuant to a requirement by the Financial Industry Regulatory Authority, or FINRA, the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than eight percent (8%) of the gross proceeds received by us for the sale of any securities being registered pursuant to SEC Rule 415 under the Securities Act.

        If more than 10% of the net proceeds of any offering of securities made under this prospectus will be received by FINRA members participating in the offering or affiliates or associated persons of such FINRA members, the offering, will be conducted in accordance with NASD Conduct Rule 2710(h).

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

LEGAL MATTERS

        Our legal counsel, Taft Stettinius & Hollister LLP, Cincinnati, Ohio, will pass upon certain legal matters in connection with certain of the offered securities.

EXPERTS

        The consolidated financial statements of Globalstar, Inc. as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007, and Globalstar, Inc.'s effectiveness of internal control over financial reporting as of December 31, 2007 have been incorporated by reference herein and in the registration statement in reliance upon the reports of Crowe Chizek and Company LLP, independent registered public accounting firm, as experts in accounting and auditing.

$135,000,000

Globalstar, Inc.

5.75% Convertible Senior Notes due 2028

P R O S P E C T U S  S U P P L E M E N T

Merrill Lynch & Co.	Deutsche Bank Securities

April 10, 2008

QuickLinks

ABOUT THIS PROSPECTUS SUPPLEMENT
SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION
PROSPECTUS SUPPLEMENT SUMMARY
THE OFFERING
SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION
RISK FACTORS
USE OF PROCEEDS
PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY
CAPITALIZATION
DESCRIPTION OF THE NOTES
DESCRIPTION OF OTHER INDEBTEDNESS
MATERIAL U.S. FEDERAL TAX CONSEQUENCES
DESCRIPTION OF SHARE LENDING AGREEMENT
UNDERWRITING
LEGAL MATTERS
EXPERTS
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
WHERE YOU CAN FIND MORE INFORMATION

THE COMPANY
ABOUT THIS PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS
RISK FACTORS
USE OF PROCEEDS
RATIOS OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF CAPITAL STOCK
DESCRIPTION OF DEPOSITARY SHARES
DESCRIPTION OF WARRANTS
PLAN OF DISTRIBUTION
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
LEGAL MATTERS
EXPERTS